Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

Index to Consolidated Financial Statements

		Page
Report of Independent Registered Public Accounting Firm		2
Consolidated Statements of Operations for the years ended October 31, 2012, 2011, and 2010		3
Consolidated Statements of Comprehensive Income (Loss) for the years ended October 31, 2012, 2011, and 2010		4
Consolidated Balance Sheets as of October 31, 2012 and 2011		5
Consolidated Statements of Cash Flows for the years ended October 31, 2012, 2011, and 2010		6
Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended October 31, 2012, 2011, and 2010		7

Notes to Consolidated Financial Statements
1	Summary of Significant Accounting Policies	8
2	Restructurings and Impairments	18
3	Finance Receivables	21
4	Allowance for Doubtful Accounts	23
5	Inventories	24
6	Property and Equipment, Net	24
7	Goodwill and other Intangible Assets, Net	27
8	Investments in Non-consolidated Affiliates	28
9	Debt	30
10	Postretirement Benefits	36
11	Income Taxes	44
12	Fair Value Measurements	47
13	Financial Instruments and Commodity Contracts	51
14	Commitments and Contingencies	53
15	Segment Reporting	59
16	Stockholders’ Equity (Deficit)	62
17	Earnings Per Share	64
18	Stock-based Compensation Plans	65
19	Supplemental Cash Flow Information	68
20	Condensed Consolidating Guarantor and Non-guarantor Financial Information	69
21	Selected Quarterly Financial Data (Unaudited)	76
22	Discontinued Operations	77

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Stockholders of Navistar International Corporation:

We have audited the accompanying Consolidated Balance Sheets of Navistar International Corporation and subsidiaries (the Company) as of October 31, 2012 and 2011, and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders’ Equity (Deficit), and Consolidated Statements of Cash Flows for each of the years in the three-year period ended October 31, 2012. We also have audited Navistar International Corporation’s internal control over financial reporting as of October 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A(c) of the Company’s October 31, 2012 annual report on Form 10-K. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navistar International Corporation and subsidiaries as of October 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company has maintained, in all material respects, effective internal control over financial reporting as of October 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by COSO.

/s/ KPMG LLP

Chicago, Illinois

December 19, 2012 except as it relates to the effects of the change in presentation related to discontinued operations discussed in Note 22, which is as of March 25, 2013

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended October 31,
(in millions, except per share data)	2012	2011	2010
Sales and revenues
Sales of manufactured products, net	$12,527	$13,441	$11,648
Finance revenues	168	200	219

Sales and revenues, net	12,695	13,641	11,867

Costs and expenses
Costs of products sold	11,401	10,937	9,458
Restructuring charges (benefits)	107	82	(15)
Impairment of property and equipment and intangible assets	16	13	—
Selling, general and administrative expenses	1,419	1,407	1,381
Engineering and product development costs	532	520	455
Interest expense	259	247	253
Other expense (income), net	43	(71)	(53)

Total costs and expenses	13,777	13,135	11,479
Equity in loss of non-consolidated affiliates	(29)	(71)	(50)

Income (loss) from continuing operations before income taxes	(1,111)	435	338
Income tax benefit (expense)	(1,780)	1,417	(23)

Income (loss) from continuing operations	(2,891)	1,852	315
Loss from discontinued operations, net of tax	(71)	(74)	(48)

Net income (loss)	(2,962)	1,778	267
Less: Net income attributable to non-controlling interests	48	55	44

Net income (loss) attributable to Navistar International Corporation	$(3,010)	$1,723	$223

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$(2,939)	$1,797	$271
Loss from discontinued operations, net of tax	(71)	(74)	(48)

Net income (loss)	$(3,010)	$1,723	$223

Income (loss) per share:
Basic:
Continuing operations	$(42.53)	$24.68	$3.78
Discontinued operations	(1.03)	(1.02)	(0.67)

	$(43.56)	$23.66	$3.11

Diluted:
Continuing operations	$(42.53)	$23.61	$3.70
Discontinued operations	(1.03)	(0.97)	(0.65)

	$(43.56)	$22.64	$3.05

Weighted average shares outstanding:
Basic	69.1	72.8	71.7
Diluted	69.1	76.1	73.2

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended October 31,
(in millions)	2012	2011	2010
Net income (loss) attributable to Navistar International Corporation	$(3,010)	$1,723	$223
Other comprehensive income (loss):
Foreign currency translation adjustment	(125)	(19)	22
Defined benefit plans (net of tax of $14, $430, and $0, respectively)	(256)	(729)	472

Total other comprehensive income (loss)	(381)	(748)	494

Total comprehensive income (loss) attributable to Navistar International Corporation	$(3,391)	$975	$717

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$1,087	$539
Restricted cash	—	100
Marketable securities	466	718
Trade and other receivables, net	749	1,219
Finance receivables, net	1,663	2,198
Inventories	1,537	1,714
Deferred taxes, net	74	474
Other current assets	261	273

Total current assets	5,837	7,235
Restricted cash	161	227
Trade and other receivables, net	94	122
Finance receivables, net	486	715
Investments in non-consolidated affiliates	62	60
Property and equipment, net	1,660	1,570
Goodwill	280	319
Intangible assets, net	171	234
Deferred taxes, net	189	1,583
Other noncurrent assets	162	226

Total assets	$9,102	$12,291

LIABILITIES and STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,205	$1,379
Accounts payable	1,686	2,122
Other current liabilities	1,462	1,297

Total current liabilities	4,353	4,798
Long-term debt	3,566	3,477
Postretirement benefits liabilities	3,405	3,210
Deferred taxes, net	42	59
Other noncurrent liabilities	996	719

Total liabilities	12,362	12,263
Redeemable equity securities	5	5
Stockholders’ equity (deficit)
Series D convertible junior preference stock	3	3
Common stock (86.0 and 75.4 shares issued, respectively; and $.10 par value per share and 220.0 shares authorized at both dates)	9	7
Additional paid in capital	2,440	2,253
Accumulated deficit	(3,165)	(155)
Accumulated other comprehensive loss	(2,325)	(1,944)
Common stock held in treasury, at cost (6.8 and 4.9 shares, respectively)	(272)	(191)

Total stockholders’ deficit attributable to Navistar International Corporation	(3,310)	(27)
Stockholders’ equity attributable to non-controlling interests	45	50

Total stockholders’ equity (deficit)	(3,265)	23

Total liabilities and stockholders’ equity (deficit)	$9,102	$12,291

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$(2,962)	$1,778	$267
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	277	290	265
Depreciation of equipment leased to others	46	38	51
Deferred taxes, including change in valuation allowance	1,778	(1,513)	17
Impairment of property and equipment and intangible assets	44	75	—
Amortization of debt issuance costs and discount	46	44	38
Stock-based compensation	19	36	24
Provision for doubtful accounts, net of recoveries	14	(6)	29
Equity in loss of non-consolidated affiliates, net of dividends	36	75	55
Other non-cash operating activities	20	(15)	61
Changes in other assets and liabilities, exclusive of the effects of businesses acquired and disposed:
Trade and other receivables	454	(212)	(136)
Finance receivables	741	8	546
Inventories	76	(129)	122
Accounts payable	(399)	247	(72)
Other assets and liabilities	420	164	(160)

Net cash provided by operating activities	610	880	1,107

Cash flows from investing activities
Purchases of marketable securities	(1,209)	(1,562)	(1,876)
Sales or maturities of marketable securities	1,461	1,430	1,290
Net change in restricted cash and cash equivalents	165	(147)	515
Capital expenditures	(309)	(429)	(234)
Purchase of equipment leased to others	(61)	(71)	(45)
Proceeds from sales of property and equipment	18	32	23
Investments in non-consolidated affiliates	(42)	(65)	(97)
Proceeds from sales of affiliates	1	3	7
Business acquisitions, net of cash received	(12)	12	(2)
Acquisition of intangibles	(14)	(26)	(15)

Net cash used in investing activities	(2)	(823)	(434)

Cash flows from financing activities
Proceeds from issuance of securitized debt	1,313	599	1,460
Principal payments on securitized debt	(1,976)	(708)	(1,579)
Proceeds from issuance of non-securitized debt	1,517	214	687
Principal payments on non-securitized debt	(616)	(107)	(883)
Net increase (decrease) in notes and debt outstanding under revolving credit facilities	(269)	137	(866)
Principal payments under financing arrangements and capital lease obligations	(35)	(86)	(62)
Debt issuance costs	(57)	(11)	(35)
Issuance of common stock	192	—	—
Purchase of treasury stock	(75)	(125)	—
Proceeds from exercise of stock options	2	40	35
Dividends paid by subsidiaries to non-controlling interest	(56)	(53)	(57)
Other financing activities	(3)	—	—

Net cash used in financing activities	(63)	(100)	(1,300)

Effect of exchange rate changes on cash and cash equivalents	3	(3)	—

Increase (decrease) in cash and cash equivalents	548	(46)	(627)
Cash and cash equivalents at beginning of the year	539	585	1,212

Cash and cash equivalents at end of the year	$1,087	$539	$585

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

(in millions)	Series D Convertible Junior Preference Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Common Stock Held in Treasury, at cost	Stockholders’ Equity Attributable to Noncontrolling Interests	Total
Balance as of October 31, 2009	$4	$7	$2,181	$(2,101)	$(1,690)	$(149)	$61	$(1,687)
Net income				223			44	267
Total other comprehensive income					494			494
Transfer from redeemable equity securities upon exercise or expiration of stock options			5					5
Stock-based compensation			18					18
Stock ownership programs			2			25		27
Cash dividends paid to non-controlling interest							(57)	(57)
Other							1	1

Balance as of October 31, 2010	$4	$7	$2,206	$(1,878)	$(1,196)	$(124)	$49	$(932)
Net income				1,723			55	1,778
Total other comprehensive loss					(748)			(748)
Transfer from redeemable equity securities upon exercise or expiration of stock options			3					3
Stock-based compensation			27					27
Stock ownership programs			(8)			38		30
Stock repurchase programs						(105)		(105)
Forward contract for accelerated stock repurchase program			(20)					(20)
Cash dividends paid to non-controlling interest							(53)	(53)
Impact to additional paid-in capital from change in valuation allowance			45					45
Other	(1)						(1)	(2)

Balance as of October 31, 2011	$3	$7	$2,253	$(155)	$(1,944)	$(191)	$50	$23
Net loss				(3,010)			48	(2,962)
Total other comprehensive loss					(381)			(381)
Stock-based compensation			18					18
Stock ownership programs			(14)			15		1
Stock repurchase programs			20			(95)		(75)
Cash dividends paid to non-controlling interest							(56)	(56)
Increase in ownership interest acquired from non-controlling interest holder			(3)				3	—
October 2012 issuance of common stock, net of issuance costs and fees		1	191					192
Impact to additional paid-in capital from change in valuation allowance			(26)					(26)
Other		1	1			(1)		1

Balance as of October 31, 2012	$3	$9	$2,440	$(3,165)	$(2,325)	$(272)	$45	$(3,265)

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization and Description of the Business

Navistar International Corporation (“NIC”), incorporated under the laws of the State of Delaware in 1993, is a holding company whose principal operating subsidiaries are Navistar, Inc. and Navistar Financial Corporation (“NFC”). References herein to the “Company,” “we,” “our,” or “us” refer collectively to NIC and its consolidated subsidiaries, including certain variable interest entities (“VIEs”) of which we are the primary beneficiary. We operate in four principal industry segments: Truck, Engine, Parts (collectively called “manufacturing operations”), and Financial Services, which consists of NFC and our foreign finance operations (collectively called “financial services operations”). These segments are discussed in Note 15, Segment Reporting.

Our fiscal year ends on October 31. All references to 2012, 2011, and 2010 relate to the fiscal year unless otherwise indicated.

Basis of Presentation and Consolidation

The accompanying audited consolidated financial statements include the assets, liabilities, and results of operations of our manufacturing operations, which include majority-owned dealers (“Dealcors”), and our financial services operations, including VIEs of which we are the primary beneficiary. The effects of transactions among consolidated entities have been eliminated to arrive at the consolidated amounts.

Variable Interest Entities

We have an interest in several VIEs, primarily joint ventures, established to manufacture or distribute products and enhance our operational capabilities. We have determined for certain of our VIEs that we are the primary beneficiary because we have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and have the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Accordingly, we include in our consolidated financial statements the assets and liabilities and results of operations of those entities, even though we may not own a majority voting interest. The liabilities recognized as a result of consolidating these VIEs do not represent additional claims on our general assets; rather they represent claims against the specific assets of these VIEs. Assets of these entities are not available to satisfy claims against our general assets.

We are the primary beneficiary of our Blue Diamond Parts (“BDP”) and Blue Diamond Truck (“BDT”) joint ventures with Ford Motor Company (“Ford”). As a result, our Consolidated Balance Sheets include assets of $246 million and $306 million and liabilities of $109 million and $158 million as of October 31, 2012 and October 31, 2011, respectively, from BDP and BDT, including $26 million and $38 million of cash and cash equivalents, at the respective dates, which are not readily available to satisfy our other obligations. The creditors of BDP and BDT do not have recourse to our general credit. In December 2011, Ford notified the Company of its intention to dissolve the BDT joint venture effective December 2014. We do not expect the dissolution of the BDT joint venture to have a material impact on our consolidated financial statements.

Our Financial Services segment consolidates several VIEs. As a result, our Consolidated Balance Sheets include assets of $1.1 billion and $1.8 billion as of October 31, 2012 and October 31, 2011, respectively, and liabilities of $914 million and $1.5 billion as of October 31, 2012 and October 31, 2011, respectively, all of which are involved in securitizations that are treated as borrowings. In addition, our Consolidated Balance Sheets include assets of $359 million and $468 million and related liabilities of $157 million and $216 million as of October 31, 2012 and October 31, 2011, respectively, all of which are involved in transactions that do not qualify for sale accounting treatment and are therefore treated as borrowings. Investors that hold securitization debt have a priority claim on the cash flows generated by their respective securitized assets to the extent that the related trusts are entitled to make principal and interest payments. Investors in securitizations of these entities have no recourse to our general credit.

Prior to the adoption of new guidance on accounting for transfers of financial assets on November 1, 2010, our Financial Services segment did not consolidate the assets and liabilities of the conduit funding facility of Truck Retail Accounts Corporation (“TRAC”), our consolidated special purpose entity (“SPE”), as we were not the primary beneficiary of the conduit and transfers of finance receivables to the facility qualified for sale accounting treatment. TRAC retained residual economic interests in the future cash flows of the securitized assets that were owned by the conduit. We carried these retained interests as an asset, included in Finance receivables, net on our Consolidated Balance Sheets. Subsequent to the adoption of the new accounting guidance, previous transfers of finance receivables from our Financial Services segment to the TRAC conduit retained their sales accounting treatment while prospective transfers of finance receivables no longer receive sale accounting treatment.

We also have an interest in other VIEs, which we do not consolidate because we are not the primary beneficiary. Our financial support and maximum loss exposure relating to these non-consolidated VIEs are not material to our financial condition, results of operations, or cash flows.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We use the equity method to account for our investments in entities that we do not control under the voting interest or variable interest models, but where we have the ability to exercise significant influence over operating and financial policies. Equity in loss of non-consolidated affiliates includes our share of the net income (loss) of these entities.

Dealer operations

We acquire and dispose of dealerships from time to time to facilitate the transition of dealerships from one independent owner to another. These dealerships are included in our consolidated financial statements from their respective dates of acquisition in our Truck segment. We did not acquire any dealerships in 2012, 2011, or 2010.

We sold two, four, and three of our Dealcors during the years ended October 31, 2012, 2011, and 2010, respectively. The gains or losses associated with the sales of these Dealcors were not material.

2010 Out-Of-Period Adjustments

Included in the results of operations for the year ended October 31, 2010 are certain out-of-period adjustments. These adjustments represent corrections of prior-period errors primarily related to the following: (i) an understatement of our net obligation for pension benefits of $3 million in 2009 and $2 million in 2008 and (ii) an understatement of our deferred tax assets of $5 million related to an error in the application of accounting guidance for defined benefits related to our reserve for certain disability programs for our Canadian operation in 2008. Correcting these errors, which were not material to any of the related periods, resulted in a $10 million decrease to Net income for the year ended October 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Significant estimates and assumptions are used for, but are not limited to, pension and other postretirement benefits, allowance for doubtful accounts, income tax contingency accruals and valuation allowances, product warranty accruals, asbestos and other product liability accruals, asset impairment charges, and litigation-related accruals. Actual results could differ from our estimates.

Reversal of tax reserve for change in estimate

Under the Brazilian tax system, the state government levies a tax on the incremental value added to goods or service (commonly known as “value added tax” or “VAT”). The VAT is computed based on the value added to the taxed item which is then included in the price of products sold and purchased. We periodically review our VAT credit balances for recoverability based primarily on projected sales and purchases. In the past, we determined that a portion of our VAT credits were not recoverable and accordingly provided an allowance against the balance not expected to be recovered. In conjunction with the review that occurred during the second quarter of 2010, we reevaluated our VAT credit balance and reserve and concluded that based on actions taken to facilitate changes in sales mix between domestic and export and production locations, it was probable that previously reserved VAT credits will be utilized. As a result, we recognized a material pre-tax adjustment for this change in estimate in Other income, net of $42 million, or $0.58 per diluted share, in 2010.

Concentration Risks

Our financial condition, results of operations, and cash flows are subject to concentration risks related to concentrations of union employees and one customer. As of October 31, 2012, approximately 4,600, or 48%, of our hourly workers and approximately 400, or 5%, of our salaried workers are represented by labor unions and are covered by collective bargaining agreements. For a discussion of customer concentration, see Note 15, Segment Reporting. Additionally, our future operations may be affected by changes in governmental procurement policies, budget considerations, changing national defense requirements, and global, political, regulatory and economic developments in the U.S. and certain foreign countries (primarily Canada, Mexico, and Brazil).

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Revenue Recognition

Our manufacturing operations recognize revenue when we meet four basic criteria: (i) persuasive evidence that a customer arrangement exists, (ii) the price is fixed or determinable, (iii) collectibility is reasonably assured, and (iv) delivery of product has occurred or services have been rendered. Sales are generally recognized when risk of ownership passes.

Sales to fleet customers and governmental entities are recognized in accordance with the terms of each contract. Revenue on certain customer requested bill and hold arrangements is not recognized until after the customer is notified that the product (i) has been completed according to customer specifications, (ii) has passed our quality control inspections, and (iii) is ready for delivery based upon the established delivery terms.

An allowance for sales returns is recorded as a reduction to revenue based upon estimates using historical information about returns. For the sale of service parts that include a core component, we record revenue on a gross basis including the fair market value of the core. A core component is the basic forging or casting, such as an engine block, that can be remanufactured by a certified remanufacturing supplier. When a dealer returns a core within the specified eligibility period, we provide a core return credit, which is applied to the customer’s account balance. At times, we may mark up the core charge beyond the amount we are charged by the supplier. This mark up is recorded as a liability, as it represents the amount that will be paid to the dealer upon return of the core component and is in excess of the fair value to be received from the supplier.

Concurrent with our recognition of revenue, we recognize price allowances and the cost of incentive programs in the normal course of business based on programs offered to dealers or fleet customers. Estimates are made for sales incentives on certain vehicles in dealer stock inventory when special programs that provide specific incentives to dealers are offered in order to facilitate sales to end customers.

Truck sales to the U.S. and foreign governments, of non-commercial products manufactured to government specifications, are recognized using the units-of-delivery measure under the percentage-of-completion accounting method as units are delivered and accepted by the government.

Certain terms or modifications to U.S. and foreign government contracts may be unpriced; that is, the work to be performed is defined, but the related contract price is to be negotiated at a later date. In situations where we can reliably estimate a profit margin in excess of costs incurred, revenue and gross margin are recorded for delivered contract items. Otherwise, revenue is recognized when the price has been agreed with the government and costs are deferred when it is probable that the costs will be recovered.

Shipping and handling amounts billed to our customers are included in Sales of manufactured products, net and the related shipping and handling costs incurred are included in Costs of products sold.

Financial services operations recognize revenue from retail notes, finance leases, wholesale notes, retail accounts, and wholesale accounts as Finance revenues over the term of the receivables utilizing the effective interest method. Certain direct origination costs and fees are deferred and recognized as adjustments to yield and are reported as part of interest income over the life of the receivable. Loans are considered to be impaired when we conclude it is probable the customer will not be able to make full payment after reviewing the customer’s financial performance, payment ability, capital-raising potential, management style, economic situation, and other factors. The accrual of interest on such loans is discontinued when the collection of the account becomes doubtful or loan is 90 days or more past due. Finance revenues on these loans are recognized only to the extent cash payments are received. We resume accruing interest on these accounts when payments are current according to the terms of the loans and future payments are reasonably assured.

Operating lease revenues are recognized on a straight-line basis over the life of the lease. Recognition of revenue is suspended when management determines the collection of future revenue is not probable. Recognition of revenue is resumed if collection again becomes probable.

Selected receivables are securitized and sold to public and private investors with limited recourse. Our financial services operations continue to service the sold receivables and receive fees for such services. Gains or losses on sales of receivables that qualified for sales accounting treatment were credited or charged to Finance revenues in the period in which the sale occurred. Discount accretion was recognized on an effective yield basis and is included in Finance revenues.

Cash and Cash Equivalents

All highly liquid financial instruments with maturities of 90 days or less from date of purchase, consisting primarily of U.S. Treasury bills, federal agency securities, and commercial paper, are classified as cash equivalents.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Restricted cash is related to our securitized facilities, senior and subordinated floating rate asset-backed notes, wholesale trust agreements, indentured trust agreements, letters of credit, Environmental Protection Agency requirements, and workers compensation requirements. The restricted cash and cash equivalents for our securitized facilities is restricted to pay interest expense, principal, or other amounts associated with our securitization agreements.

Marketable Securities

Marketable securities consist of available-for-sale securities and are measured and reported at fair value. The difference between amortized cost and fair value is recorded as a component of Accumulated other comprehensive loss (“AOCL”) in Stockholders’ Equity (Deficit), net of taxes. Most securities with remaining maturities of less than twelve months and other investments needed for current cash requirements are classified as current in our Consolidated Balance Sheets. Gains and losses on the sale of marketable securities are determined using the specific identification method and are recorded in Other (income) expenses, net.

We evaluate our investments in marketable securities at the end of each reporting period to determine if a decline in fair value is other than temporary. When a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established. Our marketable securities are classified as Level 1 in the fair value hierarchy.

Derivative Instruments

We utilize derivative instruments to manage certain exposure to changes in foreign currency exchange rates, interest rates, and commodity prices. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these derivative instruments are recognized in our operating results or included in AOCL, depending on whether the derivative instrument is a fair value or cash flow hedge and whether it qualifies for hedge accounting treatment. The Company elected to apply the normal purchase and normal sale exclusion to certain commodity contracts that are entered into to be used in production within a reasonable time during the normal course of business. For the years ended October 31, 2012, 2011, and 2010, none of our derivatives qualified for hedge accounting and all changes in the fair value of our derivatives, except for those qualifying under the normal purchases and normal sales exception, were recognized in our operating results.

Gains and losses on derivative instruments are recognized in Costs of products sold, Interest expense, or Other (income) expenses, net depending on the underlying exposure. The exchange of cash associated with derivative transactions is classified in the Consolidated Statements of Cash Flows in the same category as the cash flows from the items subject to the economic hedging relationships.

Trade and Finance Receivables

Trade Receivables

Trade accounts receivable and trade notes receivable primarily arise from sales of goods to independently owned and operated dealers, original equipment manufacturers (“OEMs”), and commercial customers in the normal course of business.

Finance Receivables

Finance receivables consist of the following:

Retail notes—Retail notes primarily consist of fixed rate loans to commercial customers to facilitate their purchase of new and used trucks, trailers, and related equipment.

Finance leases—Finance leases consist of direct financing leases to commercial customers for acquisition of new and used trucks, trailers, and related equipment.

Wholesale notes—Wholesale notes primarily consist of variable rate loans to our dealers for the purchase of new and used trucks, trailers, and related equipment.

Retail accounts—Retail accounts consist of short-term accounts receivable that finance the sale of products to commercial customers.

Wholesale accounts—Wholesale accounts consist of short-term accounts receivable primarily related to the sales of items other than trucks, trailers, and related equipment (e.g. service parts) to dealers.

Finance receivables are classified as held-to-maturity and are recorded at gross value less unearned income and are reported net of allowances for doubtful accounts. Unearned revenue is amortized to revenue over the life of the receivable using the effective interest method. Our financial services operations purchase the majority of the wholesale notes receivable and some retail notes and accounts receivable arising from our manufacturing operations. The financial services operations retain as collateral a security interest in the equipment associated with retail notes, wholesale notes, and finance leases.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Sales of Finance Receivables

We sell finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement. These transactions are accounted for either as a sale with gain or loss recorded at the date of sale and a retained interest recorded, or as secured borrowings. Effective November 1, 2010, none of our securitization and receivable sale arrangements qualify for sales accounting treatment. As a result, the transferred receivables and the associated secured borrowings are included in our Consolidated Balance Sheets and no gain or loss is recorded for these transactions.

Prior to an amendment to the Master Trust on July 31, 2010, our wholesale note securitization arrangements qualified for sale accounting treatment whereby the notes receivable were removed from our Consolidated Balance Sheets. Gains or losses from these sales were recognized in the period of sale based upon the relative fair value of the portion sold and the portions allocated to the retained interests, and are included in Finance revenues. Additionally, transfers of retail accounts made to a bank conduit funding facility prior to November 1, 2010, qualified for sale accounting treatment.

For those transfers that previously qualified for sales accounting treatment, we retained interests in the receivables sold (transferred). The retained interests in retail accounts included receivables used as over-collateralization (“excess sellers’ interests”) and cash reserves held for the benefit of the trust. Prior to July 31, 2010, the retained interest also included excess sellers’ interest, cash reserves and interest only strips relating to wholesale notes. We carried these retained interests as an asset, included in Finance receivables, net on our Consolidated Balance Sheets. Our exposure to credit losses on the transferred receivables was limited to our retained interests. Other than being required to repurchase receivables that fail to satisfy certain representations and warranties provided at the time of the securitization, we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default. The holders of the asset-backed securities have no recourse to us or our other assets for credit losses on transferred receivables, and have no ability to require us to repurchase their securities. We do not guarantee any securities issued by trusts.

We determined the fair value of our retained interests by discounting the future expected cash flows. The future expected cash flows were primarily affected by expected payment speeds and default rates. We estimated the payment speeds for the receivables sold, the discount rate used to determine the present value of the excess sellers’ interests and cash reserves, and the anticipated net losses on the receivables in order to calculate the gain or loss on arrangements that previously qualified for sales treatment. Estimates were based on historical experience, anticipated future portfolio performance, market-based discount rates, and other factors and were calculated separately for each securitized transaction. In addition, we remeasured the fair values of the retained interests on a quarterly basis and recognized changes in Finance revenues as required.

We also act as servicer of transferred receivables in exchange for a fee. The servicing duties include collecting payments on receivables and preparing monthly investor reports on the performance of the receivables that are used by the trustee to distribute monthly interest and principal payments to investors. While servicing the receivables, we apply the same servicing policies and procedures that are applied to our owned receivables. The servicing income received by us is adequate to compensate us for our servicing responsibilities. Therefore, no servicing asset or liability is recorded.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established through a charge to Selling, general and administrative expenses. The allowance is an estimate of the amount required to absorb probable losses on trade and finance receivables that may become uncollectible. The receivables are charged off when amounts due are determined to be uncollectible.

We have two portfolio segments of finance receivables based on the type of financing inherent to each portfolio. The retail portfolio segment represents loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment represents loans to dealers to finance their inventory. As the initial measurement attributes and the monitoring and assessment of credit risk or the performance of the receivables are consistent within each of our receivable portfolios, we determined that each portfolio consisted of one class of receivable.

Troubled loan accounts are specifically identified and segregated from the remaining owned loan portfolio. The expected loss on troubled accounts is fully reserved in a separate calculation as a specific reserve. A specific reserve is recorded if it is determined that the account is impaired, and if the value of the underlying collateral is less than the principal balance of the loan. We calculate a general reserve on the remaining loan portfolio by applying loss ratios which are determined using historical loss experience in conjunction with current portfolio quality trends. The historical loss experience and portfolio quality trends of the retail portfolio segment compared to the wholesale portfolio segment are inherently different. In addition, we analyze specific economic indicators such as tonnage, fuel prices, and gross domestic product for additional insight into the overall state of the economy and its potential impact on our portfolio.

To establish a specific reserve in the loss allowance for impaired accounts, we look at many of the same factors discussed above but also consider the financial strength of the customer or dealer and key management, the timeliness of payments, the number and location of satellite locations (especially for the dealer), the number of dealers of competitor manufacturers in the market area, the type of equipment normally financed, and the seasonality of the business.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Repossessions

Gains or losses arising from the sale of repossessed collateral supporting finance receivables and operating leases are recognized in Selling, general and administrative expenses. Repossessed assets are recorded within Inventories at the lower of historical cost or fair value, less estimated costs to sell.

Inventories

Inventories are valued at the lower of cost or market. Cost is principally determined using the first-in, first-out (“FIFO”) method.

Property and Equipment

We report land, buildings, leasehold improvements, machinery and equipment (including tooling and pattern equipment), furniture, fixtures, and equipment, and equipment leased to others at cost, net of depreciation. We initially record assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments. We depreciate our assets using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

The ranges of estimated useful lives are as follows:

Years
Buildings	20 - 50
Leasehold improvements	3 - 20
Machinery and equipment	3 - 12
Furniture, fixtures, and equipment	3 - 15
Equipment leased to others	1 - 10

Long-lived assets are evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets.

We depreciate trucks, tractors, and trailers leased to customers under operating lease agreements on a straight-line basis to the equipment’s estimated residual value over the lease term. The residual values of the equipment represent estimates of the value of the assets at the end of the lease contracts and are initially recorded based on estimates of future market values. Realization of the residual values is dependent on our future ability to market the equipment. We review residual values periodically to determine that recorded amounts are appropriate and the equipment has not been impaired.

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and improvements that increase the estimated useful life or productive capacity of an asset and we capitalize interest on major construction and development projects while in progress.

Gains or losses on disposition of property and equipment are recognized in Other (income) expenses, net.

We test for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset or asset group (hereinafter referred to as “asset group”) may not be recoverable by comparing the sum of the estimated undiscounted future cash flows expected to result from the operation of the asset group and its eventual disposition to the carrying value. If the sum of the undiscounted future cash flows is less than the carrying value, the fair value of the asset group is determined. The amount of impairment is calculated by subtracting the fair value of the asset group from the carrying value of the asset group.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Goodwill and Other Intangible Assets

We evaluate goodwill and other intangible assets not subject to amortization for impairment annually or more frequently whenever indicators of potential impairment exist. Goodwill is considered impaired when the fair value of a reporting unit is determined to be less than the carrying value including goodwill. The amount of impairment loss is determined based on a comparison of the implied fair value of the goodwill of the reporting unit to the actual carrying value. Intangible assets not subject to amortization are considered impaired when the fair value of the intangible asset is determined to be less than the carrying value.

Qualitative factors may be assessed to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If an election is made not to perform the qualitative assessment or the qualitative assessment indicates it is more likely than not that the fair value is less than the carrying amount, we use the present value of estimated future cash flows to establish the estimated fair value of our reporting units as of the testing date. This approach includes many assumptions related to future growth rates, discount rates, market comparables, control premiums and tax rates, among other considerations. Changes in economic and operating conditions impacting these assumptions could result in an impairment of goodwill in future periods. When available and as appropriate, we use comparative market multiples to corroborate the estimated fair value.

Intangible assets subject to amortization are also evaluated for impairment periodically or when indicators of impairment are determined to exist. We test for impairment of intangible assets, subject to amortization, by comparing the sum of the estimated undiscounted future cash flows expected to result from the operation of the asset group and its eventual disposition to the carrying value. If the sum of the undiscounted future cash flows is less than the carrying value, the fair value of the asset group is determined. The amount of impairment is calculated by subtracting the fair value of the asset group from the carrying value of the asset group. Intangible assets, subject to amortization, could become impaired in the future or require additional charges as a result of declines in profitability due to changes in volume, market pricing, cost, manner in which an asset is used, physical condition of an asset, laws and regulations, or the business environment. Significant adverse changes to our business environment or expected future cash flows could cause us to record additional impairment charges in future periods, which could be material. We amortize the cost of intangible assets over their respective estimated useful lives, generally on a straight-line basis.

The ranges for the amortization periods are generally as follows:

Years
Customer base and relationships	3 - 15
Trademarks	20
Supply agreements	3
Other	3 - 18

Investments in Non-consolidated Affiliates

Equity method investments are recorded at original cost and adjusted periodically to recognize (i) our proportionate share of the investees’ net income or losses after the date of investment, (ii) additional contributions made and dividends or distributions received, and (iii) impairment losses resulting from adjustments to fair value.

We assess the potential impairment of our equity method investments and determine fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and market multiples. If an investment is determined to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Accounts Payable

In 2012, the Company entered into a customer-managed services agreement with a third-party to provide participating suppliers the ability to finance payment obligations from the Company with designated third-party financial institutions. Participating suppliers may, at their sole discretion, make offers to finance one or more payment obligations of the Company, prior to their scheduled due dates, at a discounted price to participating financial institutions. Amounts under the agreement were not material at October 31, 2012.

Debt Issuance Costs

We amortize debt issuance costs and premiums over the remaining life of the related debt using the effective interest method. The related income or expense is included in Interest expense. We record discounts or premiums as a direct deduction from, or addition to, the face amount of the debt.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Pensions and Postretirement Benefits

We use actuarial methods and assumptions to account for our pension plans and other postretirement benefit plans. Pension and other postretirement benefits expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets, the straight-line amortization of net actuarial gains and losses and plan amendments, and adjustments due to settlements and curtailments.

Engineering and Product Development Costs

Engineering and product development costs arise from ongoing costs associated with improving existing products and manufacturing processes and for the introduction of new truck and engine components and products, and are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred and are included in Selling, general and administrative expenses. These costs totaled $78 million, $71 million, and $63 million for the years ended October 31, 2012, 2011, and 2010, respectively.

Contingency Accruals

We accrue for loss contingencies associated with outstanding litigation for which we have determined it is probable that a loss has occurred and the amount of loss can be reasonably estimated. Our asbestos, product liability, environmental, and workers compensation accruals also include estimated future legal fees associated with the loss contingencies, as we believe we can reasonably estimate those costs. In all other instances, legal fees are expensed as incurred. These expenses may be recorded in Costs of products sold, Selling, general and administrative expenses, or Other (income) expenses, net. These estimates are based on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

Warranty

We generally offer one to five-year warranty coverage for our truck and engine products, as well as our service parts. Terms and conditions vary by product, customer, and country. We accrue warranty related costs under standard warranty terms and for certain claims outside the contractual obligation period that we choose to pay as accommodations to our customers.

Our warranty estimates are established using historical information about the nature, frequency, timing, and average cost of warranty claims. Warranty claims are influenced by numerous factors, including new product introductions, technological developments, the competitive environment, the design and manufacturing process, and the complexity and related costs of component parts. We estimate our warranty accrual for our engines and trucks based on engine types and model years. Our warranty accruals take into account the projected ultimate cost-per-unit (“CPU”) utilizing historical claims information. The CPU represents the total cash projected to be spent for warranty claims for a particular model year during the warranty period, divided by the number of units sold. The projection of the ultimate CPU is affected by component failure rates, repair costs, and the timing of failures in the product life cycle. Warranty claims inherently have a high amount of variability in timing and severity and can be influenced by external factors. Our warranty estimation process takes into consideration numerous variables that contribute to the precision of the estimate, but also add to the complexity of the model. Including numerous variables also reduces the sensitivity of the model to any one variable. We perform periodic reviews of warranty spend data to allow for timely consideration of the effects on warranty accruals. We also utilize actuarial analysis in order to determine whether our accrual estimate falls within a reasonable range.

Recent emissions standards have resulted in rapid product development cycles that have included significant changes from previous engine models. Component complexity and other related costs associated with meeting emissions standards have contributed to higher repair costs that exceeded those that we have historically experienced. Initial warranty estimates for new model year products are based on the previous model year product’s warranty experience until the new product progresses sufficiently through its life cycle and related claims data becomes mature. Historically, warranty claims experience for launch-year products has been higher compared to the prior model-year engines; however, over time we have been able to refine both the design and manufacturing process to reduce both the volume and the severity of warranty claims. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. For initial warranty estimates related to new launch year products, we consider historic experience from previous launches and may include a factor in our estimation process to account for the anticipated benefits of improvements in the design and manufacturing processes.

We record adjustments to pre-existing warranties for changes in our estimate of warranty costs for products sold in prior fiscal years. Such adjustments typically occur when claims experience deviates from historic and expected trends. Throughout 2012,

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

engine warranty claims experience was significantly worse than historic experience and expectations. As a result of the increase in warranty spend during 2012 and evaluation of warranty data subsequent to year end, we recognized charges for adjustments to pre-existing warranties that were significantly greater than historic experience. Future events and circumstances could materially change these estimates and require additional adjustments to our liability.

When we identify cost effective opportunities to address issues in products sold or corrective actions for safety issues, we initiate product recalls or field campaigns. As a result of the uncertainty surrounding the nature and frequency of product recalls and field campaigns, the liability for such actions are generally recorded when we commit to a product recall or field campaign. Included in 2012 warranty expense, was $130 million of charges related to field campaigns we initiated to address issues in products sold, as compared to $23 million in the prior year. The charges were primarily recognized as adjustments to pre-existing warranties. As we continue to identify opportunities to improve the design and manufacturing of our engines we may incur additional charges for product recalls and field campaigns to address identified issues.

Optional extended warranty contracts can be purchased for periods ranging from one to ten years. Warranty revenues related to extended warranty contracts are amortized to income, over the life of the contract using the straight-line method. Costs under extended warranty contracts are expensed as incurred. We recognize losses on extended warranty contracts when the expected costs under the contracts exceed related unearned revenue.

When collection is reasonably assured, we also estimate the amount of warranty claim recoveries to be received from our suppliers and record them in Other current assets and Other noncurrent assets. Recoveries related to specific product recalls, in which a supplier confirms its liability under the recall, are recorded in Trade and other receivables, net. Warranty costs are included in Costs of products sold.

Although we believe that the estimates and judgments discussed herein are reasonable, actual results could differ and we may be exposed to increases or decreases in our warranty accrual that could be material.

Product Warranty Liability

Accrued product warranty and deferred warranty revenue activity is as follows:

	Year Ended October 31,
(in millions)	2012	2011	2010
Balance at November 1	$598	$506	$492
Costs accrued and revenues deferred(A)	571	407	269
Acquisitions	—	5	—
Adjustments to pre-existing warranties(B)	404	79	51
Payments and revenues recognized	(455)	(399)	(306)

Balance at October 31	1,118	598	506
Less: Current portion	551	263	252

Noncurrent accrued product warranty and deferred warranty revenue	$567	$335	$254

(A)	The warranty estimation for engines sold in 2012 includes a factor for improvements to the design and manufacturing process that was based on historical experience. In the fourth quarter of 2012 we identified a deviation from historic experience and we recorded an adjustment for a change in estimate to increase in the costs accrued for warranty of $28 million, or $0.41 per diluted share for products sold in the first three quarters of 2012.
(B)	In the first quarter of 2012, we recorded significant adjustments for changes in estimates of $123 million, or $1.76 per diluted share. In the second quarter of 2012, we recorded significant adjustments for changes in estimates of $104 million, or $1.51 per diluted share. In the fourth quarter of 2012, we recorded significant adjustments for changes in estimates of $149 million, or $2.16 per diluted share. In the third quarter of 2011, we recorded significant adjustments for changes in estimates of $30 million, or $0.39 per diluted share. In the second quarter of 2011, we recorded significant adjustments for changes in estimates of $27 million, or $0.34 per diluted share. In the third quarter of 2010, we recorded significant adjustments for changes in estimates of $25 million, or $0.34 diluted share.

The amount of deferred revenue related to extended warranty programs was $364 million, $257 million, and $167 million at October 31, 2012, 2011, and 2010, respectively. Revenue recognized under our extended warranty programs was $63 million, $53 million, and $46 million in the years ended October 31, 2012, 2011, and 2010, respectively. Included in 2012 warranty expense, we recognized net charges of $66 million for losses on extended warranty contracts for our 2010 emissions standard MaxxForce Big-Bore engines. The net charges included $19 million related to contracts sold in the current year and $47 million recognized as adjustments to pre-existing warranties. Future warranty experience, pricing of extended warranty contracts, and external market factors, may cause us to recognize additional charges as losses on extended service contracts in future periods.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Stock-based Compensation

We have various plans that provide for the granting of stock-based compensation to certain employees, directors, and consultants, which are described more fully in Note 18, Stock-Based Compensation Plans. Shares are issued upon option exercise from Common stock held in treasury.

For transactions in which we obtain employee services in exchange for an award of equity instruments, we measure the cost of the services based on the grant date fair value of the award. We recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Costs related to plans with graded vesting are generally recognized using a straight-line method. Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are included in financing cash flows.

Foreign Currency Translation

We translate the financial statements of foreign subsidiaries whose local currency is their functional currency to U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates for each period for revenues and expenses. Differences arising from exchange rate changes are included in the Foreign currency translation adjustments component of AOCL.

For foreign subsidiaries whose functional currency is the U.S. dollar, we remeasure non-monetary balance sheet accounts and the related income statement accounts at historical exchange rates. Gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred. We recognized net foreign currency transaction gains (losses) of $(25) million, $4 million, and $7 million in 2012, 2011, and 2010, respectively, which were recorded in Other expense (income), net.

Income Taxes

We file a consolidated U.S. federal income tax return for NIC and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carry forwards. Deferred tax assets and liabilities at the end of each period are determined using enacted tax rates. A valuation allowance is established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized.

We recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of our shares of common stock outstanding during the applicable period. The calculation for diluted earnings per share recognizes the effect of all potential dilutive shares of common stock that were outstanding during the respective periods, unless their impact would be anti-dilutive.

Diluted earnings per share recognizes the dilution that would occur if securities or other contracts to issue common stock were exercised or converted into shares using the treasury stock method.

Recently Adopted Accounting Standards

As of November 1, 2011, we adopted new guidance on the testing of goodwill impairment that allows the option to assess qualitative factors to determine whether performing the two step goodwill impairment assessment is necessary. Under the option, the calculation of a reporting unit’s fair value is not required to be performed unless as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than the unit’s carrying amount. The adoption of this guidance impacts testing steps only, and therefore adoption did not have an impact on our consolidated financial statements.

As of November 1, 2011, we adopted new guidance on the presentation of comprehensive income. Specifically, the new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. We elected to adopt the two separate but consecutive statement presentation, and the adoption of this guidance did not have a material impact on our consolidated financial statements.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of November 1, 2011, we adopted new guidance regarding disclosures about fair value measurements. The guidance requires new disclosures related to activity in Level 3 fair value measurements. This guidance requires purchases, sales, issuances, and settlements to be presented separately in the rollforward of activity in Level 3 fair value measurements. Adoption of this guidance did not have a material impact on our consolidated financial statements. We have complied with the disclosure requirements of the new guidance within Note 12, Fair Value Measurements.

On February 1, 2012, we adopted new guidance regarding accounting and disclosures related to fair value measurements. The guidance limits the highest-and-best-use measure to non-financial assets, permits certain financial assets and liabilities with offsetting positions in market or counter-party credit risks to be measured on a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the guidance expands the disclosure requirements for hierarchy classification to items not presented at fair value on the balance sheet and disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as a description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. Adoption of this new guidance did not have a material impact on our consolidated financial statements. We have complied with the disclosure requirements of the new guidance within Note 12, Fair Value Measurements.

Recently Issued Accounting Standards

There are no recently issued accounting standards for which the Company expects a material impact on our financial statements.

2. Restructurings and Impairments

Restructuring charges recorded are based on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.

In 2012 and 2011, the Company recognized $108 million and $92 million of restructuring charges, respectively, of which $107 million and $82 million are included in Restructuring charges and $1 million and $10 million are included in Loss from discontinued operations, net of tax. The 2012 charges primarily consist of $73 million related to cost-reduction initiatives and $23 million related to the consolidation of our truck and engine engineering operations as well as the relocation of our world headquarters (“Engineering Integration”). The 2011 charges primarily consisted of $58 million related to charges for the restructuring and rationalization of our North American manufacturing operations and $29 million related to Engineering Integration. In 2010, the Company recognized $15 million of restructuring benefits primarily related to the settlement of certain contractual costs related to 2009 restructuring activity at our IEP and ICC locations.

Cost-Reductions and Other Strategic Initiatives

In the fourth quarter of 2012, we announced actions to control spending across the Company with targeted reductions of certain costs. In addition to the expected integration synergies resulting from ongoing efforts to consolidate our truck and engine engineering operations, as well as the relocation of our world headquarters to Lisle, Illinois, we are focusing on continued reductions in discretionary spending, including but not limited to reductions from efficiencies, and prioritizing or eliminating certain programs or projects.

We continue to evaluate options to improve the efficiency and performance of our operations. Our focus is on improving our core North American Truck, Engine and Parts performance. We are evaluating opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure, which could include, among other actions, additional rationalization of our manufacturing operations and/or divesting of non-core businesses. These actions could result in additional restructuring and other related charges during fiscal 2013, including but not limited to, impairments, employee termination costs and charges for pension and other postretirement contractual benefits and pension curtailments, and these charges could be significant.

Voluntary separation program and reduction in force

In the fourth quarter of 2012, the Company offered the majority of our U.S.-based non-represented salaried employees the opportunity to apply for a voluntary separation program (“VSP”). Along with the employees who chose to participate in the VSP, we used attrition and an involuntary reduction in force to eliminate additional positions in order to meet our targeted reductions goal. In addition to these actions in the U.S., our Brazilian operations utilized an involuntary reduction in force to eliminate positions. As a result of these actions and charges related to the elimination of certain executive positions, the Company recognized restructuring charges of $73 million. The restructuring charges consisted of $66 million in personnel costs for employee termination and related benefits and $7 million of charges for pension and other postretirement contractual termination benefits. The Company expects the restructuring charges, excluding other postretirement costs, will be paid over the next year.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Engineering Integration

In the first quarter of 2011, the Company committed to a consolidation of the truck and engine engineering operations as well as the relocation of our world headquarters. The Company is utilizing proceeds from an October 2010 loan agreement related to tax exempt bonds to finance the relocation of the Company’s world headquarters and engineering center, the expansion of an existing warehouse facility, and the development of certain industrial facilities to assist with the consolidation of certain operations. In the first quarter of 2011, the Company finalized the purchase of the property and buildings for the consolidation of the truck and engine engineering operations, as well as the relocation of our world headquarters.

In the fourth quarter of 2010, our United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) represented employees ratified a new four-year labor agreement that replaced the prior contract that expired October 1, 2010. The new contract allows the Company additional flexibility in manufacturing decisions and includes provisions for the wind-down of UAW positions at our Fort Wayne facility. As a result of the contract ratification and planned wind-down of UAW positions at our Fort Wayne facility, the Truck segment recognized $9 million of restructuring charges in the fourth quarter of 2010. The restructuring charges consisted of $5 million in personnel costs for employee termination and related benefits and $4 million of charges for pension and other postretirement contractual termination benefits.

In the first quarter of 2011, the Company committed to a plan to wind-down and transfer certain operations at the Fort Wayne facility. As a result of the restructuring activities, the Truck segment has recognized $34 million of restructuring charges to date, of which $5 million was recognized during the year ended October 31, 2012, and $29 million was recognized during the year ended October 31, 2011. To date, the restructuring charges consist of $12 million in personnel costs for employee termination and related benefits, $4 million of charges for pension and other postretirement contractual termination benefits, and $18 million of employee relocation costs.

In the second quarter of 2012, the Company vacated the premises of its former world headquarters in Warrenville, Illinois and recorded a charge of $16 million, consisting of $19 million for the recognition of the fair value of the lease vacancy obligation, partially offset by $3 million for the reversal of deferred rent expense. This charge was recorded in Corporate and recognized in Restructuring charges. The cash payments associated with the lease vacancy obligation are expected to be completed by the end of 2016.

North American Manufacturing Restructuring Activities and Impairments of Intangible Assets

The Company continues to evaluate opportunities to restructure and rationalize its manufacturing operations in an effort to optimize the cost structure. In the third quarter of 2011, the Company committed to plans for the restructuring of certain North American manufacturing operations, including the closure of its Chatham, Ontario heavy truck plant and actions related to Workhorse Custom Chassis (“WCC”) and the Monaco recreational vehicle business (“Monaco”) recreational vehicles operations (collectively “Custom Products”). In the fourth quarter of 2012, the Company announced its plan to cease operations and close its Garland, Texas truck manufacturing operations (the “Garland Facility”) in the first half of 2013. In the first quarter of 2013, the Company’s Consolidated statements of operations were restated to reflect the operating results of WCC and certain operating results of Monaco as discontinued operations. For more information, see Note 22, Discontinued Operations.

Chatham restructuring activities and impairment of property and equipment

In the third quarter of 2011, the Company committed to close its Chatham, Ontario heavy truck plant, which had been idled since June 2009 due to an inability to reach a collective bargaining agreement with the Canadian Auto Workers (“CAW”). Under the Company’s flexible manufacturing strategy, products previously built in Chatham were transitioned to other assembly plants in North America. The commitment to close the plant was also driven by economic, industry, and operational conditions that rendered the plant uncompetitive. As a result of the restructuring activities, the Truck segment has recognized $50 million of restructuring charges since these actions were commenced, substantially all of which were recognized during the third quarter of 2011. Restructuring charges to date consist of $8 million in personnel costs for employee termination and related benefits, $34 million of charges for pension and other postretirement statutory and contractual termination benefits and related charges, and $8 million of other costs. Ultimate pension and postretirement costs and termination benefits are subject to employee negotiation and acceptance rates. We anticipate additional charges of $30 million to $70 million in future periods. We expect the restructuring charges, excluding pension and other postretirement costs, will be paid over the next year.

In the third quarter of 2011, the Truck segment recognized $8 million of charges for impairments of property and equipment at our Chatham facility. The closure of the facility permanently eliminated future operating cash flows associated with that property and equipment and its carrying values were determined to not be fully recoverable. We utilized the cost approach and market approach to determine the fair value of certain assets within the asset group. The impairment charges reflect the impact of the restructuring activities and closure of the Chatham facility.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Custom Products restructuring activities and impairment of intangible assets

In the third quarter of 2011, the Company committed to a restructuring plan of Custom Products, including the closure of the Union City, Indiana chassis facility and the wind-down and transfer of certain operations at the RV motor coach plant in Coburg, Oregon. In the second quarter of 2012, the Company decided to discontinue accepting orders for its WCC business, and in the fourth quarter of 2012, completed a series of transactions that resulted in ceasing production of the WCC operations.

As a result of these restructuring activities relating to Custom Products, the Truck segment recognized $11 million of restructuring charges, substantially all of which were recognized in 2011. To date, the restructuring charges consisted of $7 million in personnel costs for employee termination and related benefits, $2 million of charges due to a curtailment of other postretirement employee benefit plan and postretirement contractual termination benefits and $2 million of other costs. The Company expects the remaining restructuring charges, excluding other postretirement costs, will be paid in 2013.

In the third quarter of 2011, the Company recognized $51 million of charges for impairments of intangible assets, primarily customer relationships and trade names, associated with the WCC asset group in Loss from discontinued operations, net of tax. The asset group was reviewed for recoverability by comparing the carrying value to estimated future undiscounted cash flows and those carrying values were determined to not be fully recoverable. We utilized the income and market approaches to determine the fair value of the asset group. The impairment charges for the asset group reflected market deterioration and reduction in demand below previously anticipated levels.

As a result of the decision in the second quarter of 2012 to idle the WCC business, the WCC asset group was again reviewed in the second quarter of 2012 for recoverability and determined not to be recoverable. We determined that the remaining intangible asset balances were fully impaired, and the Company recognized asset impairment charges of $28 million in Loss from discontinued operations, net of tax. In addition, the Parts segment recognized a charge of $10 million for the impairment of certain intangible assets of the parts distribution operations related to the WCC business.

Garland plant closure

In the fourth quarter of 2012, the Company committed to cease operations and close its Garland Facility. Beginning in early 2013, the Company will transition truck volumes being produced at the Garland Facility to other North America operations that produce similar models.

In the fourth quarter of 2012 as a result of the planned closure of the Garland Facility, the Truck segment has recognized $4 million of restructuring charges, consisting of charges related to employee separation benefits. We anticipate additional charges of $30 million to $50 million in 2013. We expect the restructuring charges relating to employee separation benefits will be paid over the next year.

Restructuring Liability

The following tables summarize the activity in the restructuring liability for the years ended October 31, 2012 and 2011, which includes amounts related to discontinued operations and excludes pension and other postretirement contractual termination benefits charges and the pension curtailment:

(in millions)	Balance at October 31, 2011	Additions	Payments	Adjustments	Balance at October 31, 2012
Employee termination charges	$31	$73	$(30)	$(2)	$72
Employee relocation costs	—	8	(8)	—	—
Lease vacancy	—	19	(4)	2	17
Other	8	11	(17)	(2)	—

Restructuring liability	$39	$111	$(59)	$(2)	$89

(in millions)	Balance at October 31, 2010	Additions	Payments	Adjustments	Balance at October 31, 2011
Employee termination charges	$5	$31	$(5)	$—	$31
Employee relocation costs	—	9	(9)	—	—
Other	—	8	—	—	8

Restructuring liability	$5	$48	$(14)	$—	$39

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Finance Receivables

Finance receivables are receivables of our financial services operations, which generally can be repaid without penalty prior to contractual maturity. Finance receivables generally consist of retail and wholesale accounts and retail and wholesale notes. Total finance receivables reported on the Consolidated Balance Sheets are net of an allowance for doubtful accounts. Total assets of our financial services operations net of intercompany balances are $2.6 billion and $3.5 billion as of October 31, 2012 and October 31, 2011, respectively. Included in total assets are finance receivables of $2.1 billion and $2.9 billion as of October 31, 2012 and October 31, 2011, respectively. We have two portfolio segments of finance receivables based on the type of financing inherent to each portfolio. The retail portfolio segment represents loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment represents loans to dealers to finance their inventory.

Our finance receivables by major classification are as follows:

(in millions)	2012	2011
Retail portfolio	$1,048	$1,613
Wholesale portfolio	1,128	1,334

Total finance receivables	2,176	2,947
Less: Allowance for doubtful accounts	27	34

Total finance receivables, net	2,149	2,913
Less: Current portion, net(A)	1,663	2,198

Noncurrent portion, net	$486	$715

(A)	The current portion of finance receivables is computed based on contractual maturities. Actual cash collections typically vary from the contractual cash flows because of prepayments, extensions, delinquencies, credit losses, and renewals.

As of October 31, 2012, contractual maturities of our finance receivables are as follows:

(in millions)	Retail Portfolio	Wholesale Portfolio	Total
Due in:
2013	$587	$1,128	$1,715
2014	260	—	260
2015	153	—	153
2016	81	—	81
2017	30	—	30
Thereafter	7	—	7

Gross finance receivables	1,118	1,128	2,246
Unearned finance income	(70)	—	(70)

Total finance receivables	$1,048	$1,128	$2,176

Securitizations

Our Financial Services segment transfers wholesale notes, retail accounts receivable, retail notes, finance leases, and operating leases through SPEs, which generally are only permitted to purchase these assets, issue asset-backed securities, and make payments on the securities. In addition to servicing receivables, our continued involvement in the SPEs includes an economic interest in the transferred receivables and, in some cases, managing exposure to interest rates using interest rate swaps and interest rate caps. Effective November 1, 2010, none of these transactions qualified for sale accounting treatment. As a result, the transferred finance receivables are included in our Consolidated Balance Sheets and the related interest earned is included in Finance revenues. For sales that previously qualified for off-balance sheet treatment, an initial gain (loss) was recorded at the time of the sale while servicing fees and excess spread income were recorded as revenue when earned over the life of the finance receivables.

We received net proceeds of $4.6 billion, $4.5 billion, and $1.5 billion from securitizations of finance receivables accounted for as secured borrowings in 2012, 2011, and 2010, respectively.

Effective July 31, 2010, our Financial Services segment amended the wholesale trust agreement with the Navistar Financial Dealer Note Master Trust (“Master Trust”). The amendment disqualified the Master Trust as a QSPE and therefore required the Master Trust to be evaluated for consolidation as a VIE. As we are the primary beneficiary of the Master Trust, the Master Trust’s assets and liabilities are consolidated into the assets and liabilities of the Company.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Components of available wholesale note trust funding facilities were as follows:

(in millions)	Maturity	October 31, 2012	October 31, 2011
Variable funding notes	August 2013	$750	$500
Investor notes	October 2012	—	350
Investor notes	October 2013	224	—
Investor notes	January 2012	—	250

Total wholesale note funding		$974	$1,100

Unutilized funding related to the variable funding notes was $450 million and $170 million at October 31, 2012 and October 31, 2011, respectively.

In November 2011, NFC completed the sale of $224 million of two-year investor notes within the wholesale note trust funding facility. In January 2012 and October 2012, investor notes of $250 million and $350 million, respectively, were paid off upon maturity using collections within the wholesale note trust. In August 2012, the variable funding note facility was renewed with a maturity of August 2013, and increased from $500 million to $750 million.

Our Financial Services segment securitizes eligible retail accounts receivable through TRAC, a consolidated SPE. In March 2012, the TRAC funding was renewed with a $125 million facility. The facility is secured by $103 million of retail accounts and $43 million of cash equivalents as of October 31, 2012, as compared to $174 million of retail accounts and $33 million of cash equivalents as of October 31, 2011. There were $74 million and $9 million of unutilized funding at October 31, 2012 and October 31, 2011, respectively. The renewed TRAC funding facility has a maturity date of March 2013.

Finance Revenues

Finance revenues consist of the following:

(in millions)	2012	2011
Retail notes and finance leases revenue	$98	$137
Wholesale notes interest	87	93
Operating lease revenue	40	32
Retail and wholesale accounts interest	34	27
Securitization income	—	2

Gross finance revenues	259	291
Less: Intercompany revenues	91	91

Finance revenues	$168	$200

As a result of the adoption of new accounting guidance effective November 1, 2011, substantially all of our securitization activity in 2012 and 2011 results in the receivables being carried on our Consolidated Balance Sheet. Cash flows from off-balance sheet securitization transactions are as follows:

(in millions)	2010
Proceeds from sales of finance receivables	$3,509
Servicing fees	6
Cash from net excess spread	32
Investment Income	—

Net cash from securitization transactions	$3,547

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

4. Allowance for Doubtful Accounts

We have two portfolio segments of finance receivables based on the type of financing inherent to each portfolio segment. The retail portfolio segment represents loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment represents loans to dealers to finance their inventory. Each portfolio segment consists of one class of receivable based on: (i) initial measurement attributes of the receivables, and (ii) the assessment and monitoring of risk and performance of the receivables.

The activity related to our allowance for doubtful accounts for our retail portfolio segment, wholesale portfolio segment, and trade and other receivables is summarized as follows:

	October 31, 2012
(in millions)	Retail Portfolio	Wholesale Portfolio	Trade and Other Receivables	Total
Allowance for doubtful accounts, at beginning of period	$31	$2	$17	$50
Provision for doubtful accounts, net of recoveries	3	(2)	13	14
Charge-off of accounts(A)	(7)	—	(6)	(13)

Allowance for doubtful accounts, at end of period	$27	$—	$24	$51

	October 31, 2011
(in millions)	Retail Portfolio	Wholesale Portfolio	Trade and Other Receivables	Total
Allowance for doubtful accounts, at beginning of period	$58	$2	$36	$96
Provision for doubtful accounts, net of recoveries	(5)	—	(1)	(6)
Charge-off of accounts(A)	(22)	—	(18)	(40)

Allowance for doubtful accounts, at end of period	$31	$2	$17	$50

	October 31, 2010
(in millions)	Retail Portfolio	Wholesale Portfolio	Trade and Other Receivables	Total
Allowance for doubtful accounts, at beginning of period	$58	$1	$45	$104
Provision for doubtful accounts, net of recoveries	26	1	2	29
Charge-off of accounts(A)	(26)	—	(11)	(37)

Allowance for doubtful accounts, at end of period	$58	$2	$36	$96

(A)	We repossess sold and leased vehicles on defaulted finance receivables and leases, and place them into Inventories. Losses recognized at the time of repossession and charged against the allowance for doubtful accounts were $6 million, $20 million, and $22 million in 2012, 2011, and 2010, respectively.

The accrual of interest income is discontinued on certain impaired finance receivables. Impaired finance receivables include accounts with specific loss reserves and certain accounts that are on non-accrual status. In certain cases, we continue to collect payments on our impaired finance receivables.

Information regarding impaired finance receivables is as follows:

	As of October 31, 2012			As of October 31, 2011
(in millions)	Retail Portfolio	Wholesale Portfolio	Total	Retail Portfolio	Wholesale Portfolio	Total
Impaired finance receivables with specific loss reserves	$14	$—	$14	$15	$—	$15
Impaired finance receivables without specific loss reserves	1	—	1	2	—	2
Specific loss reserves on impaired finance receivables	9	—	9	10	—	10
Finance receivables on non-accrual status	10	—	10	14	—	14

For the impaired finance receivables in the retail portfolio as of October 31, 2012 and 2011, the average balances of those receivables were $16 million and $32 million during the year ended October 31, 2012 and 2011, respectively.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company uses the aging of its receivables as well as other inputs when assessing credit quality. The aging analysis for finance receivables is summarized as follows:

	As of October 31, 2012
(in millions)	Retail Portfolio	Wholesale Portfolio	Total
Current, and up to 30 days past due	$965	$1,126	$2,091
30-90 days past due	72	1	73
Over 90 days past due	11	1	12

Total finance receivables	$1,048	$1,128	$2,176

5. Inventories

As of October 31, the components of Inventories are as follows:

(in millions)	2012	2011
Finished products	$833	$873
Work in process	136	174
Raw materials	568	667

Total inventories	$1,537	$1,714

6. Property and Equipment, Net

As of October 31, Property and equipment, net included the following:

(in millions)	2012	2011
Land(A)	$79	$52
Buildings(A)	520	387
Leasehold improvements	81	71
Machinery and equipment	2,504	2,309
Furniture, fixtures, and equipment	244	214
Equipment leased to others	301	291
Construction in progress(A)	159	309

Total property and equipment, at cost	3,888	3,633
Less: Accumulated depreciation and amortization	2,228	2,063

Property and equipment, net	$1,660	$1,570

(A)	We consolidated our executive management, certain business operations, and product development into a 1.2 million square foot, world headquarters site in Lisle, Illinois, which we completed in the first quarter of fiscal 2012, and we are consolidating our testing and validation center in our Melrose Park facility, which we expect to complete in 2013. Construction in progress includes amounts related to this activity.

Certain of our property and equipment serve as collateral for borrowings. See Note 9, Debt, for description of borrowings.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of October 31, equipment leased to others and assets under financing arrangements and capital lease obligations are as follows:

(in millions)	2012	2011
Equipment leased to others	$301	$291
Less: Accumulated depreciation	94	103

Equipment leased to others, net	$207	$188

Buildings, machinery, and equipment under financing arrangements and capital lease obligations	$156	$100
Less: Accumulated depreciation and amortization	86	71

Assets under financing arrangements and capital lease obligations, net	$70	$29

For the years ended October 31, 2012, 2011, and 2010, depreciation expense, amortization expense related to assets under financing arrangements and capital lease obligations, and interest capitalized on construction projects are as follows:

(in millions)	2012	2011	2010
Depreciation expense	$248	$260	$236
Depreciation of equipment leased to others	46	38	51
Amortization expense	4	1	2
Interest capitalized	9	18	4

Certain depreciation expense on buildings used for administrative purposes is recorded in Selling, general and administrative expenses.

Capital Expenditures

At October 31, 2012, 2011, and 2010 respectively, commitments for capital expenditures were $48 million, $44 million, and $24 million respectively. At October 31, 2012, 2011, and 2010, liabilities related to capital expenditures that are included in accounts payable were $29 million, $22 million, and $14 million, respectively.

Leases

We lease certain land, buildings, and equipment under non-cancelable operating leases and capital leases expiring at various dates through 2024. Operating leases generally have 1 to 20 year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs. Our rent expense for the years ended October 31, 2012, 2011, and 2010 was $63 million, $54 million, and $57 million, respectively. Rental income from subleases was $4 million, for each of the years ended October 31, 2012, 2011, and 2010.

Future minimum lease payments at October 31, 2012, for those leases having an initial or remaining non-cancelable lease term in excess of one year and certain leases that are treated as finance lease obligations, are as follows:

(in millions)	Financing Arrangements and Capital Lease Obligations	Operating Leases	Total
2013	$69	$58	$127
2014	29	54	83
2015	9	50	59
2016	9	42	51
2017	9	37	46
Thereafter	39	125	164

	164	$366	$530

Less: Interest portion	24

Total	$140

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Asset Retirement Obligations

We have a number of asset retirement obligations in connection with certain owned and leased locations, leasehold improvements, and sale and leaseback arrangements. Certain of our production facilities contain asbestos that would have to be removed if such facilities were to be demolished or undergo a major renovation. The fair value of the conditional asset retirement obligations as of the balance sheet date has been determined to be immaterial. Asset retirement obligations relating to the cost of removing improvements to leased facilities or returning leased equipment at the end of the associated agreements are not material.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

7. Goodwill and Other Intangible Assets, Net

For reporting units with goodwill, we perform goodwill impairment tests on an annual basis, or more frequently, if circumstances change or an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. As part of our impairment analysis for these reporting units, we elected to perform a qualitative assessment or we determined the fair value of the reporting unit based on estimates of its future cash flows. During the year ended October 31, 2012, we performed our annual goodwill impairment test and determined that there has been no impairment of goodwill. In 2011, we changed the date of our annual goodwill impairment test from October 31st to August 1st. Changes in the carrying amount of goodwill for each operating segment are as follows:

(in millions)	Truck	Engine	Parts	Total
As of October 31, 2009	$74	$206	$38	$318
Currency translation	—	5	—	5
Adjustments(A)	—	(6)	—	(6)
Acquisitions	7	—	—	7

As of October 31, 2010	$81	$205	$38	$324
Currency translation	—	2	—	2
Adjustments(A)	—	(7)	—	(7)

As of October 31, 2011	$81	$200	$38	$319
Currency translation	—	(33)	—	(33)
Adjustments(A)	—	(6)	—	(6)

As of October 31, 2012	$81	$161	$38	$280

(A)	Adjustments to goodwill primarily result from the tax benefit attributable to the amortization of tax deductible goodwill in excess of goodwill recorded for financial statement purposes as measured in the IIAA balance sheet immediately after its acquisition in 2005.

Information regarding our intangible assets that are not subject to amortization as of October 31 is as follows:

(in millions)	2012	2011
Dealer franchise rights	$5	$7
Trademarks	50	60

Intangible assets not subject to amortization	$55	$67

We had an agreement with a third-party engine manufacturer under which we acquired the rights to certain intellectual property utilized in the production of our MaxxForce 11L and 13L engines for €30 million. During the year ended October 31, 2012, we made the final payment of €9 million (the equivalent of US$12 million at October 31, 2012) to acquire the intellectual property.

Information regarding our intangible assets that are subject to amortization at October 31, 2012 and 2011 is as follows:

	As of October 31, 2012
(in millions)	Customer Base and Relationships	Trademarks, Patents and Other	Total
Gross carrying value	$93	$101	$194
Accumulated amortization	(47)	(31)	(78)

Net of amortization	$46	$70	$116

	As of October 31, 2011
(in millions)	Customer Base and Relationships	Trademarks, Patents and Other	Total
Gross carrying value	$135	$104	$239
Accumulated amortization	(52)	(20)	(72)

Net of amortization	$83	$84	$167

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the year ended October 31, 2012, we recognized $41 million of charges for impairment of intangible assets of which $23 million related to customer base and relationships and $18 million related to trademarks, patents and other. Of this amount, $28 million was recognized by the Truck segment and $10 million was recognized by the Parts segment. For the year ended October 31, 2011, the Truck segment recognized $51 million of charges for impairment of intangible assets, $26 million of which related to customer base and relationships and $25 million related to trademarks, patents and other. See Note 2, Restructurings and impairments, for further discussion.

We recorded amortization expense for our finite-lived intangible assets of $25 million, $29 million, and $27 million for the years ended October 31, 2012, 2011, and 2010, respectively. Future estimated amortization expense for our finite-lived intangible assets for the remaining years is as follows:

(in millions)	Estimated Amortization
2013	$22
2014	21
2015	17
2016	15
2017	14
Thereafter	27

8. Investments in Non-consolidated Affiliates

Investments in non-consolidated affiliates is comprised of our interests in partially-owned affiliates of which our ownership percentages range from 10% to 50%. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies. We account for them using the equity method of accounting. We made new and incremental investments in these non-consolidated affiliates of $39 million and $65 million during 2012 and 2011, respectively.

The Company is currently evaluating its portfolio of assets to validate their strategic and financial fit. To allow us to increase our focus on our North American core businesses, we are evaluating product lines, businesses, and engineering programs that fall outside of our core businesses. We are using Return on Invested Capital (“ROIC”) methodology, combined with an assessment of the strategic fit to our core businesses, to identify areas that are under-performing. For those areas under-performing, we are evaluating whether to fix, divest or close and expect to realize incremental benefits from these actions in the near future.

The following table summarizes 100% of the combined assets, liabilities, and equity of our equity method affiliates as of October 31:

(in millions)	2012	2011
	(Unaudited)
Assets:
Current assets	$271	$214
Noncurrent assets	199	238

Total assets	$470	$452

Liabilities and equity:
Current liabilities	$195	$118
Noncurrent liabilities	91	117

Total liabilities	286	235
Partners’ capital and stockholders’ equity:
NIC	55	73
Third parties	129	144

Total partners’ capital and stockholders’ equity	184	217

Total liabilities and equity	$470	$452

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes 100% of the combined results of operations of our equity method affiliates for the years ended October 31:

(in millions)	2012	2011(A)	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$704	$938	$659
Costs, expenses, and income tax expense	726	1,069	755

Net loss	$(22)	$(131)	$(96)

(A)	Includes amounts for NC2 through September 29, 2011.

We recorded sales to certain of these affiliates totaling $25 million, $107 million, and $121 million in 2012, 2011, and 2010, respectively. We also purchased $370 million, $426 million, and $394 million of products and services from certain of these affiliates in 2012, 2011, and 2010, respectively.

Amounts due to and due from our affiliates arising from the sale and purchase of products and services as of October 31 are as follows:

(in millions)	2012	2011
Receivables due from affiliates	$32	$30
Payables due to affiliates	29	29

As of October 31, 2012 and 2011, our share of net unfunded losses in non-consolidated affiliates totaled $68 million and $32 million, respectively.

In September 2009, NC2 was established as a joint venture with Caterpillar to develop, manufacture, and distribute conventional and cab-over truck designs to serve the global commercial truck market. In September 2011, we restructured our relationship with Caterpillar resulting in the termination of the joint venture agreement and the Company subsequently acquired all of Caterpillar’s ownership interest in NC2, thereby increasing the Company’s equity interest in NC2 from 50% to 100%. The effects of accounting for this acquisition were not material. Prior to the termination of our NC2 joint venture agreement with Caterpillar, our 50% interest in NC2 was included in Investments in non-consolidated affiliates. Equity in loss of non-consolidated affiliates included losses of $39 million and $36 million related to NC2 for the years ended October 31, 2011 and 2010. We have consolidated the operating results of NC2 within our Truck segment since September 30, 2011.

Presented below is summarized financial information representing 100% of NC2, which was considered a significant non-consolidated affiliate in 2011 and 2010, prior to increasing the equity interest in September 2011.

(in millions)	Eleven Months Ended September 29, 2011	Year Ended October 31, 2010
Net revenue	$235	$63
Net expenses	318	135
Loss before tax expense	(83)	(72)
Net loss	(83)	(72)

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

9. Debt

(in millions)	2012	2011
Manufacturing operations
Senior Secured Term Loan Credit Facility, due 2014, net of unamortized discount of $9	$991	$—
8.25% Senior Notes, due 2021, net of unamortized discount of $28 and $33, respectively	872	967
3.0% Senior Subordinated Convertible Notes, due 2014, net of unamortized discount of $50 and $73, respectively	520	497
Debt of majority-owned dealerships	60	94
Financing arrangements and capital lease obligations	140	118
Loan Agreement related to 6.5% Tax Exempt Bonds, due 2040	225	225
Promissory Note	30	40
Other	67	39

Total manufacturing operations debt	2,905	1,980
Less: Current portion	172	99

Net long-term manufacturing operations debt	$2,733	$1,881

Financial Services operations:
Asset-backed debt issued by consolidated SPEs, at fixed and variable rates, due serially through 2019	$994	$1,664
Bank revolvers, at fixed and variable rates, due dates from 2013 through 2019	763	1,072
Commercial paper, at variable rates, due serially through 2013	31	70
Borrowings secured by operating and finance leases, at various rates, due serially through 2017	78	70

Total financial services operations debt	1,866	2,876
Less: Current portion	1,033	1,280

Net long-term financial services operations debt	$833	$1,596

Manufacturing Operations

Senior Secured Term Loan Credit Facility

In August 2012, NIC and Navistar, Inc. signed a definitive credit agreement relating to a senior secured, term loan credit facility in an aggregate principal amount of $1 billion (the “Term Loan Credit Facility”). The maturity date of the Term Loan Credit Facility is July 16, 2014, provided that if, prior to such date, in accordance with the terms of the Company’s 3.0% Senior Subordinated Convertible Notes indenture (the “Convertible Notes”), either (i) the Convertible Notes (other than Convertible Notes in an aggregate principal amount not exceeding $100 million) shall have been redeemed or repurchased and canceled or defeased and, pursuant to the terms of the Convertible Notes indenture, shall have ceased to be outstanding, or (ii) the Company shall have irrevocably deposited with the Trustee (as defined in the Convertible Notes indenture) in trust for payment to the Holders (as defined in the Convertible Notes indenture), or irrevocably delivered to such Holders, as applicable, cash funds and/or (in the case of conversion) shares of Common Stock (as defined in the Convertible Notes indenture) sufficient to pay all amounts due or deliverable on all Convertible Notes (other than Convertible Notes in an aggregate principal amount not exceeding $100 million), then the Term Loan Credit Facility will mature on August 17, 2017.

The Term Loan Credit Facility is secured by a first priority security interest in certain assets of NIC, Navistar, Inc., and fifteen of its direct and indirect subsidiaries, and contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. Generally, if an event of default occurs and is not cured within any specified grace period, the administrative agent, at the request of (or with the consent of) the lenders holding not less than a majority in principal amount of the outstanding term loans, may declare the term loan to be due and payable immediately. Borrowings under the Term Loan Credit Facility accrue interest at a rate equal to a base rate plus a spread of 450 basis points or a Eurodollar rate plus a spread of 550 basis points with a LIBOR floor of 150 basis points.

In August 2012, Navistar, Inc. borrowed an aggregate principal amount of $1 billion under the Term Loan Credit Facility. A portion of the proceeds were used to repay all outstanding loans under Navistar, Inc.’s existing five-year inventory secured, asset-based revolving senior line of credit facility entered into in October 2011 (the “Asset-Based Credit Facility”) and to pay certain fees and expenses incurred in connection with the Term Loan Credit Facility. The Term Loan Credit Facility agreement requires quarterly amortization payments of $2.5 million, with the balance due at maturity.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Senior Notes

In October 2009, we completed the sale of $1 billion aggregate principal amount of our 8.25% Senior Notes due 2021 (the “Senior Notes”). Interest is payable on May 1 and November 1 of each year until the maturity date of November 1, 2021. The Company received net proceeds of approximately $947 million, net of offering discount of $37 million and underwriter fees of $16 million. The discount and debt issue costs are being amortized to Interest expense over the life of the Senior Notes for an effective rate of 8.96%, and the debt issue costs are recorded in Other noncurrent assets. The proceeds, in conjunction with the proceeds of the concurrent 3.00% Senior Subordinated Convertible Notes due 2014 (the “Convertible Notes”) discussed below, were used to repay all amounts outstanding under the prior $1.5 billion 5-year term loan facility and synthetic revolving facility, as well as certain fees incurred in connection therewith. The Senior Notes are senior unsecured obligations of the Company.

The Senior Notes contain an optional redemption feature allowing the Company at any time prior to November 1, 2012 to redeem up to 35% of the aggregate principal amount of the notes using proceeds of certain public equity offerings at a redemption price of 108.25% of the principal amount of the notes, plus accrued and unpaid interest, if any. On or after November 1, 2014, the Company can redeem all or part of the Senior Notes during the twelve-month period beginning on November 1, 2014, 2015, 2016, 2017, and thereafter at a redemption price equal to 104.125%, 102.75%, 101.375%, and 100%, respectively, of the principal amount of the notes redeemed.

In addition, not more than once during each twelve-month period ending on November 1, 2010, 2011, 2012, 2013, and 2014, the Company may redeem up to $50 million in principal amount of the notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. The Company exercised this early redemption feature for a total principal amount of $100 million, by redeeming $50 million of Senior Notes on November 1, 2011 and an additional $50 million of Senior Notes on November 2, 2011. In the first quarter of 2012, the Company recorded $8 million of charges, relating to the early redemption premium and write-off of related discount and debt issuance costs.

The Company may also redeem the Senior Notes at its election in whole or part at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, plus accrued and unpaid interest, to the redemption date. The applicable premium is defined as the greater of: 1% of the principal amount and the excess, if any, of (i) the present value as of such date of redemption of (A) the redemption price of such note on November 1, 2014, plus (B) all required interest payments due on such note through November 1, 2014, computed using a discount rate equal to the Treasury Rate (as defined in the debt agreement), plus 50 basis points over (ii) the then-outstanding principal of such note.

Senior Subordinated Convertible Notes

In October 2009, we also completed the sale of $570 million aggregate principal amount of our Convertible Notes, including over-allotment options. Interest is payable on April 15 and October 15 of each year until the maturity date of October 15, 2014. The Company received net proceeds of approximately $553 million, net of $17 million of underwriter fees. The debt issue costs are recorded in Other noncurrent assets and are being amortized to Interest expense over the life of the Convertible Notes. The Convertible Notes are senior subordinated unsecured obligations of the Company.

Holders may convert the Convertible Notes into common stock of the Company at any time on or after April 15, 2014. Holders may also convert the Convertible Notes at their option prior to April 15, 2014, under the following circumstances: (i) during any fiscal quarter commencing after January 31, 2010, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (ii) during the five business day period after any five consecutive trading day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of notes for each trading day of that Measurement Period was less than 98% of the product of the last reported sale price of the common stock and the applicable conversion rate on each such trading day; or (iii) upon the occurrence of specified corporate events, as more fully described in the Convertible Notes indenture. The conversion rate will initially be 19.891 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $50.27 per share of common stock). The conversion rate may be adjusted for anti-dilution provisions and the conversion price may be decreased by the Board of Directors to the extent permitted by law and listing requirements.

The Convertible Notes can be settled in common stock, cash, or a combination of common stock and cash. Upon conversion, the Company will satisfy its conversion obligations by delivering, at its election, shares of common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of common stock. If the Company elects to settle in cash or a combination of cash and shares, the amounts due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 40 trading-day observation period. If a holder converts its Convertible Notes on or

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

after April 15, 2014, and the Company elects physical settlement as described above, the holder will not receive the shares of common stock into which the Convertible Notes are convertible until after the expiration of the observation period described above, even though the number of shares the holder will receive upon settlement will not change. It is our policy to settle the principal and accrued interest on the Convertible Notes with cash. Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of the Convertible Notes at a price equal to 100% of the principal amount of the Convertible Notes being repurchased plus any accrued and unpaid interest.

When the above described circumstances occur and the Convertible Notes are eligible for conversion prior to April 15, 2014 at the option of the Holders, we reclassify: (i) the portion of the Convertible Notes attributable to the conversion feature, which have not yet been accreted to its face value, from Additional paid in capital to Convertible debt, and (ii) the carrying value of the Convertible Notes from Long-term debt to Notes payable and current maturities of long-term debt on our Consolidated Balance Sheets as of that period end. In addition, in cases where holders decide to convert prior to the maturity date, the Company immediately writes off the proportionate amount of remaining debt issue costs. If in subsequent periods these circumstances do not occur and the Convertible Notes are not eligible for early conversion, the portion of the Convertible Notes attributable to the conversion feature are reclassified to Long-term debt and Additional paid in capital, respectively, on our Consolidated Balance Sheet. As the determination of whether the Holders may convert the Convertible Notes early is performed on a quarterly basis, the Convertible Notes may or may not meet the contingent conversion thresholds and therefore may be reclassified in future periods. Based upon the closing price of our common stock for the prescribed measurement period during the three months ended April 30, 2011, the contingent conversion threshold on the Convertible Notes was exceeded. As a result, the Convertible Notes were convertible at the option of any holder that provided a valid conversion notice prior to July 31, 2011. We received conversion notices from holders of an immaterial amount of the Convertible Notes during the conversion period. Based upon the closing price of our common stock for the prescribed measurement periods during subsequent periods, the contingent conversion thresholds on the Convertible Notes were not exceeded.

In connection with the sale of the Convertible Notes, the Company purchased call options for $125 million. The call options cover 11,337,870 shares of common stock, subject to adjustments, at an exercise price of $50.27. The call options are intended to minimize share dilution associated with the Convertible Notes. In addition, in connection with the sale of the Convertible Notes, the Company also entered into separate warrant transactions whereby, the Company sold warrants for $87 million to purchase in the aggregate 11,337,870 shares of common stock, subject to adjustments, at an exercise price of $60.14 per share of common stock. As the call options and warrants are indexed to our common stock, we recognized them in permanent equity in Additional paid in capital, and will not recognize subsequent changes in fair value as long as the instruments remain classified as equity. As a result of the conversion notices received prior to July 31, 2011, an immaterial number of call options were exercised by the Company to match the number of shares covered by the conversion notices received. The number of warrants outstanding remains unchanged as none were exercised.

Debt of Majority-owned Dealerships

Our majority-owned dealerships incur debt to finance their inventories, property, and equipment. The various dealership debt instruments have interest rates that range from 4.9% to 6.8% and maturities that extend to 2017.

Financing Arrangements and Capital Lease Obligations

Included in our financing arrangements and capital lease obligations are financing arrangements of $79 million and $113 million as of October 31, 2012 and 2011, respectively. These arrangements involve the sale and leaseback of manufacturing equipment considered integral equipment. Accordingly, these arrangements are accounted for as financings. The two remaining arrangements outstanding at October 31, 2012 had outstanding balances of $37 million and $42 million and mature in May of 2014 and March of 2013, respectively. In addition, the amount of financing arrangements and capital lease obligations include $4 million and $5 million of capital leases for real estate and equipment as of October 31, 2012 and October 31, 2011, respectively.

In January 2012, the Company began leasing an existing manufacturing facility in Cherokee, Alabama and purchased certain machinery and equipment within that facility. In relation to the machinery and equipment, the Company entered into a $40 million promissory note with the lessor. This amount is payable in monthly installments over a ten-year term, in conjunction with the lease of the facility. The Company recorded the machinery and equipment, and the associated liability, at the relative fair value of $58 million.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Loan Agreement related to the Tax Exempt Bonds

In October 2010, we benefited from the issuance of certain tax-exempt bond financings, of which: (i) the Illinois Finance Authority issued and sold $135 million aggregate principal amount of Recovery Zone Facility Revenue Bonds due October 15, 2040, and (ii) The County of Cook, Illinois issued and sold $90 million aggregate principal amount of Recovery Zone Facility Revenue Bonds also due October 15, 2040 (collectively the “Tax Exempt Bonds”). The Tax Exempt Bonds were issued pursuant to separate, but substantially identical, indentures of trust dated as of October 1, 2010. The proceeds of the Tax Exempt Bonds were loaned by each issuer to the Company pursuant to separate, but substantially identical, loan agreements dated as of October 1, 2010. The proceeds from the issuance of the Tax Exempt Bonds are restricted, and must be used substantially for capital expenditures related to financing the relocation of the Company’s headquarters, the expansion of an existing warehouse facility, and the development of certain industrial and testing facilities, together with related improvements and equipment (the “Projects”). The payment of principal and interest on the Tax Exempt Bonds are guaranteed under separate, but substantially identical, bond guarantees issued by Navistar, Inc. The Tax Exempt Bonds are special, limited obligations of each issuer, payable out of the revenues and income derived under the related loan agreements and related guarantees. The Tax Exempt Bonds bear interest at the fixed rate of 6.5% per annum, payable each April 15 and October 15, commencing April 15, 2011. Beginning on October 15, 2020, the Tax Exempt Bonds are subject to optional redemption at the direction of the Company, in whole or in part, at the redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date. The funds received from the issuance of the Tax Exempt Bonds were deposited directly into trust accounts by the bonding authority at the time of issuance, and will be remitted to the Company on a reimbursement basis as we make qualified capital expenditures related to the Projects. As the Company does not have the ability to use these funds for general operating purposes, they are classified as Other noncurrent assets in our Consolidated Balance Sheets. In addition, as the Company did not receive cash proceeds upon the closing of the Tax Exempt Bonds, there was no impact on the Consolidated Statement of Cash Flows for the year ended October 31, 2010. As the Company makes qualifying capital expenditures and is reimbursed by the Trust, the Company reports the corresponding amounts as capital expenditures and proceeds from issuance of debt within the Consolidated Statement of Cash Flows. In November 2010, we finalized the purchase of the property and buildings that we developed into our new world headquarters site. As of October 31, 2012, reimbursement was received for $170 million of the $225 million under the Tax Exempt Bonds.

Promissory Note

In September 2011, Navistar, Inc. entered into a $40 million floating rate promissory note with Caterpillar (the “Promissory Note”), under which the principal amount will be repaid over a 4 year term in 16 quarterly installments. The floating interest rate for the Promissory Note will be computed based on LIBOR plus 2.75% over the term of the note.

Amended and Restated Asset-Based Credit Facility

In October 2011, Navistar, Inc. and various other U.S. subsidiaries signed a definitive loan agreement relating to the Asset-Based Credit Facility, containing an aggregate principal amount of $355 million. In November 2011, the Company borrowed $100 million under the Asset-Based Credit Facility and, in June 2012, borrowed an additional $138 million. In August 2012, we used a portion of the proceeds from the Term Loan Credit Facility to repay all borrowings under the Asset-Based Credit Facility and Navistar, Inc. entered into an amended and restated asset-based credit agreement in an aggregate principal amount of $175 million (the “Amended and Restated Asset-Based Credit Facility”) providing for a term of up to four years and nine months. Following the amendment and restatement of the Asset-Based Credit Facility, each of the subsidiaries was released from its obligations under the Asset-Based Credit Facility. The Amended Asset-Based Credit Facility is secured by a first priority security interest in Navistar, Inc.’s aftermarket parts inventory that is stored at certain parts distribution centers, storage facilities and third-party processor or logistics provider locations. The Amended Asset-Based Credit Facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. All borrowings under the Amended Asset-Based Credit Facility accrue interest at a rate equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which will be based on an availability-based measure, ranges from 175 basis points to 225 basis points for Base Rate borrowings and 275 basis points to 325 basis points for LIBOR borrowings. The initial LIBOR spread is 275 basis points. As of October 31, 2012, we had no borrowings under the Amended Asset-Based Credit Facility.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Financial Services Operations

Asset-backed Debt

In June 2012, NFC’s wholly-owned subsidiary Navistar Financial Retail Receivables Corporation (“NFRRC”) issued $502 million of borrowings secured by retail asset-backed securities that matures in January 2019. Proceeds were used to settle the borrowings secured by retail asset-backed securities of $372 million issued in May 2012, and to settle a portion of NFC’s bank credit facility revolving line of credit. The retail asset-backed securities issued in May 2012 were used to settle all other outstanding retail securitizations under NFRRC.

TRAC, our consolidated SPE, utilizes a $125 million funding facility arrangement that provided for the funding of eligible retail accounts receivables. Subsequent to the adoption of new accounting guidance on accounting for transfers of financial assets, transfers of finance receivables from our Financial Services segment to the TRAC funding facility completed prior to November 1, 2010 retained their sale accounting treatment while transfers of finance receivables subsequent to November 1, 2010 no longer receive sale accounting treatment. Accordingly, borrowings secured by the transferred receivables are included in Notes payable and current maturities of long-term debt within our Consolidated Balance Sheets as of October 31, 2012. In March 2012, the funding facility was renewed through March 2013 and increased from $100 million.

Effective July 31, 2010, the terms of the wholesale trust agreement were amended to allow NFC, as transferor, an element of control over the transferred receivables and control over eligibility of receivables available for transfer. This amendment disqualifies the Master Trust as a QSPE and therefore disqualifies transfers of receivables to the Master Trust from sale accounting treatment. In July 2012, NFC extended the maturity date of its $500 million dealer floor plan VFN facility from July 2012 to October 2012. In August 2012, the VFN facility was renewed for $750 million with a maturity date of August 2013.

The majority of asset-backed debt is issued by consolidated SPEs and is payable out of collections on the finance receivables sold to the SPEs. This debt is the legal obligation of the SPEs and not NFC. The balance outstanding was $1.1 billion and $1.7 billion as of October 31, 2012 and 2011, respectively. The carrying amount of the retail notes, wholesale notes, and finance leases used as collateral was $1.3 billion and $1.9 billion as of October 31, 2012 and 2011, respectively.

Bank Revolvers and Commercial Paper

In December 2011, NFC refinanced its 2009 bank credit facility with a 5-year $840 million facility consisting of a $340 million term loan and a $500 million revolving line of credit, of which our Mexican finance subsidiary may borrow up to $200 million. The new facility is subject to customary operational and financial covenants. Quarterly principal payments on the term portion are $4 million for the first eight quarters and $9 million for the next eleven quarters, with the balance due at maturity.

We borrow funds denominated in U.S. dollars and Mexican pesos to be used for investment in our Mexican financial services operations. As of October 31, 2012, borrowings outstanding under these arrangements were $414 million, of which 20% is denominated in dollars and 80% in pesos. As of October 31, 2011, borrowings outstanding under these arrangements were $348 million, of which 21% is denominated in dollars and 79% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or at a variable rate based on LIBOR, and the interest rates on peso-denominated debt are based on the Interbank Interest Equilibrium Rate. As of October 31, 2012 and 2011, these borrowings included commercial paper of $31 million and $70 million, respectively. The remaining borrowings are effectively secured by the Mexican finance receivables.

In August 2012, our Mexican financial services affiliate Navistar Financial, S.A. de C.V., SOFOM, E.N.R., signed an agreement for a five-year, $95 million funding facility, which will be used to support trade receivables for the sale of our trucks and buses manufactured in Mexico and exported to Colombian dealers.

Borrowings Secured by Operating and Finance Leases

NFC enters into secured borrowing agreements involving vehicles subject to operating and finance leases with retail customers. The balances are classified under financial services operations debt as borrowings secured by leases. In connection with the securitizations and secured borrowing agreements of certain of its leasing portfolio assets, NFC and its subsidiary, Navistar Leasing Services Corporation (“NLSC”), have established Navistar Leasing Company (“NLC”), a Delaware business trust. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. NLSC owns beneficial interests in the titles held by NLC and has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations. Neither the beneficial interests held by purchasers under secured borrowing agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to NLSC, NFC, or its creditors. The balance of the secured borrowings issued by NLC totaled $4 million and $6 million as of October 31, 2012 and 2011, respectively.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

International Truck Leasing Corporation (“ITLC”), a special purpose, wholly-owned subsidiary of NFC, provides NFC with another entity to obtain borrowings secured by leases. The balances are classified under financial services operations debt as borrowings secured by leases. ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies. The balance of these secured borrowings issued by ITLC totaled $74 million and $64 million as of October 31, 2012 and 2011, respectively. The carrying amount of the finance and operating leases used as collateral was $86 million and $70 million as of October 31, 2012 and 2011, respectively. ITLC does not have any unsecured debt.

Future Maturities

The aggregate contractual annual maturities for debt as of October 31, 2012, are as follows:

(in millions)	Manufacturing Operations	Financial Services Operations	Total
2013	$176	$1,033	$1,209
2014	1,609	152	1,761
2015	26	277	303
2016	11	79	90
2017	10	253	263
Thereafter	1,160	72	1,232

Total debt, including unamortized discount	2,992	1,866	4,858
Less: Unamortized discount	87	—	87

Net debt	$2,905	$1,866	$4,771

Debt and Lease Covenants

We have certain public and private debt agreements, including the indenture for our Senior Notes, the loan agreements for the Tax Exempt Bonds, the Term Loan Credit Facility, and the Amended and Restated Asset-Based Credit Facility, which limit our ability to incur additional indebtedness, pay dividends, buy back our stock, and take other actions. The terms of our Convertible Notes do not contain covenants that could limit the amount of debt we may issue, or restrict us from paying dividends or repurchasing our other securities. However, the Convertible Notes indenture defines circumstances under which the Company would be required to repurchase the Convertible Notes and includes limitations on consolidation, merger, and sale of the Company’s assets. As of October 31, 2012, we were in compliance with these covenants.

We are also required under certain agreements with public and private lenders of NFC to ensure that NFC and its subsidiaries maintain their income before interest expense and income taxes at not less than 125% of their total interest expense. Under these agreements, if NFC’s consolidated income, including capital contributions made by NIC or Navistar, Inc., before interest expense and income taxes is less than 125% of its interest expense (“fixed charge coverage ratio”), NIC or Navistar, Inc. must make payments to NFC to achieve the required ratio. During the years ended October 31, 2012, 2011, and 2010, no such payments were made.

Our Mexican financial services operations also have debt covenants, which require the maintenance of certain financial ratios. As of October 31, 2012, we were in compliance with those covenants.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

10. Postretirement Benefits

Defined Benefit Plans

We provide postretirement benefits to a substantial portion of our employees and retirees. Costs associated with postretirement benefits include pension and postretirement health care expenses for employees, retirees, and surviving spouses and dependents.

Obligations and Funded Status

A summary of the changes in benefit obligations and plan assets is as follows:

	Pension Benefits		Health and Life Insurance Benefits
(in millions)	2012	2011	2012	2011
Change in benefit obligations
Benefit obligations at beginning of year	$4,171	$4,005	$2,000	$1,162
Amendments and administrative changes	—	—	—	302
Service cost	17	17	7	8
Interest on obligations	169	189	83	56
Actuarial loss (gain)	462	242	(72)	547
Curtailments	4	(11)	—	11
Contractual termination benefits	2	38	(3)	6
Retrospective payments due to retirees	—	—	(2)	15
Currency translation	(5)	26	—	—
Plan participants’ contributions	—	—	20	34
Subsidy receipts	—	—	20	—
Benefits paid	(328)	(335)	(187)	(141)

Benefit obligations at end of year	$4,492	$4,171	$1,866	$2,000

Change in plan assets
Fair value of plan assets at beginning of year	$2,392	$2,479	$463	$509
Actual return on plan assets	186	75	27	22
Currency translation	(9)	25	—	—
Employer contributions	157	134	19	2
Benefits paid	(315)	(321)	(72)	(70)

Fair value of plan assets at end of year	$2,411	$2,392	$437	$463

Funded status at year end	$(2,081)	$(1,779)	$(1,429)	$(1,537)

Amounts recognized in our Consolidated Balance Sheets consist of:
Current liability	$(14)	$(13)	$(92)	$(93)
Noncurrent liability	(2,067)	(1,766)	(1,337)	(1,444)

Net liability recognized	$(2,081)	$(1,779)	$(1,429)	$(1,537)

Amounts recognized in our accumulated other comprehensive loss consist of:
Net actuarial loss	$2,529	$2,170	$558	$654
Net prior service cost (benefit)	3	5	(13)	(21)

Net amount recognized	$2,532	$2,175	$545	$633

The accumulated benefit obligation for pension benefits, a measure that excludes the effect of prospective salary and wage increases, was $4.4 billion and $4.1 billion at October 31, 2012 and 2011, respectively.

The cumulative postretirement benefit adjustment included in the Consolidated Statement of Stockholders’ Equity (Deficit) at October 31, 2012 is net of $772 million of deferred taxes related to the Company’s postretirement benefit plans.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Information for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

(in millions)	2012	2011
Projected benefit obligations	$4,492	$4,171
Accumulated benefit obligations	4,431	4,113
Fair value of plan assets	2,411	2,392

Generally, the pension plans are non-contributory. Our policy is to fund the pension plans in accordance with applicable U.S. and Canadian government regulations and to make additional contributions from time to time. As of October 31, 2012, we have met all regulatory funding requirements. In 2012, we contributed $157 million to our pension plans to meet regulatory funding requirements. In July 2012, the MAP-21 Act was signed into law, impacting the minimum funding requirements for pension plans, but not otherwise impacting our accounting for pension benefits. As a result of the MAP-21 Act, we lowered our funding expectations. We expect to contribute $166 million to our pension plans during 2013.

We primarily fund other post-employment benefit (“OPEB”) obligations, such as retiree medical, in accordance with the 1993 Settlement Agreement, which requires us to fund a portion of the plans’ annual service cost. In 2012, we contributed $19 million to our OPEB plans to meet legal funding requirements. We expect to contribute $2 million to our OPEB plans during 2013.

We have certain unfunded pension plans, under which we make payments directly to employees. Benefit payments of $13 million in 2012 and $14 million in 2011 are included within the amount of “Benefits paid” in the “Change in benefit obligation” section above, but are not included in the “Change in plan assets” section, because the payments are made directly by us and not by separate trusts that are used in the funding of our other pension plans.

We also have certain OPEB benefits that are paid from Company assets (instead of trust assets). Payments from Company assets, net of participant contributions and subsidy receipts, result in differences between benefits paid as presented under “Change in benefit obligation” and “Change in plan assets” of $75 million for 2012 and $37 million for 2011.

Components of Net Periodic Benefit Expense (Income) and Other Amounts Recognized in Other Comprehensive Loss (Income)

The components of our postretirement benefits expense included in our Consolidated Statements of Operations for the years ended October 31 consist of the following:

(in millions)	2012	2011	2010
Pension expense	$122	$139	$142
Health and life insurance expense	81	30	37

Total postretirement benefits expense	$203	$169	$179

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net postretirement benefits expense included in our Consolidated Statements of Operations, and other amounts recognized in our Consolidated Statements of Stockholders’ Equity (Deficit), for the years ended October 31 is comprised of the following:

	Pension Benefits			Health and Life Insurance Benefits
(in millions)	2012	2011	2010	2012	2011	2010
Service cost for benefits earned during the period	$17	$17	$18	$7	$8	$8
Interest on obligation	169	189	209	83	56	81
Amortization of cumulative loss	112	97	98	38	4	8
Amortization of prior service cost (benefit)	1	1	1	(5)	(29)	(20)
Curtailments	5	2	1	(3)	11	2
Contractual termination benefits	2	38	1	(2)	6	(2)
Retrospective payments to retirees	—	—	—	(2)	15	—
Premiums on pension insurance	8	6	7	—	—	—
Expected return on assets	(192)	(211)	(193)	(35)	(41)	(40)

Net postretirement benefits expense	$122	$139	$142	$81	$30	$37

Other Changes in plan assets and benefit obligations recognized in other comprehensive loss (income)
Actuarial net loss (gain)	$469	$374	$77	$(58)	$566	$(127)
Amortization of cumulative loss	(112)	(97)	(98)	(38)	(4)	(8)
Prior service cost (benefit)	(1)	—	4	—	302	(341)
Amortization of prior service benefit (cost)	(1)	(1)	(1)	5	29	20
Curtailments	—	(13)	(3)	3	—	—
Currency translation	2	4	4	—	—	—

Total recognized in other comprehensive loss (income)	$357	$267	$(17)	$(88)	$893	$(456)

Total net postretirement benefits expense and other comprehensive loss (income)	$479	$406	$125	$(7)	$923	$(419)

In the fourth quarter of 2012, the Company recognized a charge of $7 million due to plan curtailments and contractual termination charges related to the VSP and additional salaried employee terminations. See Note 2, Restructurings and Impairments, for more information on cost-reduction and restructuring activities.

As discussed in Note 2, Restructuring and Impairments, the Company committed to close its Chatham, Ontario plant. During 2011, the plant closure resulted in a pension curtailment gain of $8 million that was recognized as a component of AOCI and contractual termination charges of $35 million. The closure also resulted in an OPEB charge of $13 million during the third quarter of 2011 representing a plan curtailment and related contractual termination benefits.

The Company also incurred an OPEB charge of $2 million during 2011 due to an OPEB plan curtailment and contractual termination charges related to the closure of the WCC Union City plant.

During 2011, the Company incurred a charge of $5 million due to a plan curtailment and contractual termination benefits related to restructuring activities at the Fort Wayne facility, as discussed in Note 2, Restructurings and Impairments.

On October 30, 2010, our UAW represented employees ratified a new four-year labor agreement that replaced the prior contract that expired October 1, 2010. As a result of the contract ratification, the Company recognized $3 million of contractual termination benefits for pension in 2010.

During 2010, the Company made an administrative change to the prescription drug program under the OPEB plan affecting plan participants who are Medicare eligible. The Company enrolled Medicare eligible plan participants who did not opt out into a Medicare Part D Plan. The OPEB plan supplemented the coverage provided by the Medicare Part D Plan. As discussed in Note 14, Commitments and Contingencies, the UAW filed a motion (the “Shy Motion”) contesting our ability to implement this administrative change. The Court ruled on the Shy Motion in the second quarter of 2011 sustaining the Plaintiffs’ argument that the Company did not have the authority to unilaterally substitute Medicare Part D for the prescription drug benefit that the

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Plaintiffs had been receiving under the 1993 Settlement Agreement. In the fourth quarter of 2011, the Court ordered relief for the Plaintiffs in the form of reimbursement of premiums and certain prescription drug expenses paid by participants since the plan change on July 1, 2010. The Company increased postretirement benefits expense by $15 million in connection with this order. Additionally, the Court ordered a reinstatement of the prior benefits that existed before the change on July 1, 2010 that resulted in a plan re-measurement at September 30, 2011. The impact of reinstating the prior benefits included the reversal of the remaining prior service credit of $302 million associated with the July 2010 plan change which had been previously recorded in AOCL and an additional increase in accumulated postretirement benefit obligation (“APBO”) of $200 million that was accounted for as an actuarial loss in AOCL. The effect of the re-measurement increased postretirement benefits expense by $9 million in the fourth quarter of 2011.

Also during 2010, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and the Health Care and Education Reconciliation Act of 2010 (“HCERA”), which amends certain aspects of the PPACA, were enacted. The impact of the PPACA and the HCERA was estimated and included in the measurement of the OPEB obligation. As regulations regarding implementation of the health care reform legislation are promulgated and additional guidance becomes available, our estimates may change.

The Early Retiree Reinsurance Program (“ERRP”) was created under the PPACA to provide temporary financial assistance to health plan sponsors who provide retirement health coverage to pre-Medicare retirees. Under the terms of ERRP, $3 million in 2012 and $10 million in 2011 was collected and deposited into the retiree benefit trust and was accounted for as part of the actual return on assets.

The estimated amounts for the defined benefit pension plans and the other postretirement benefit plans that will be amortized from AOCL into net periodic benefit expense over the next fiscal year are as follows:

(in millions)	Pension Benefits	Health and Life Insurance Benefits
Amortization of prior service cost (benefit)	$1	$(4)
Amortization of cumulative losses	127	29

Cumulative unrecognized actuarial gains and losses for postretirement benefit plans, where substantially all of the plan participants are inactive, are amortized over the average remaining life expectancy of the inactive plan participants. Otherwise, cumulative gains and losses are amortized over the average remaining service period of active employees.

Plan amendments unrelated to negotiated labor contracts are amortized over the average remaining service period of active employees or the remaining life expectancy of the inactive participants based upon the nature of the amendment and the participants impacted. Plan amendments arising from negotiated labor contracts are amortized over the length of the contract.

Assumptions

The weighted average rate assumptions used in determining benefit obligations for the years ended October 31, 2012 and 2011 were:

	Pension Benefits		Health and Life Insurance Benefits
	2012	2011	2012	2011
Discount rate used to determine present value of benefit obligation at end of year	3.2%	4.2%	3.4%	4.2%
Expected rate of increase in future compensation levels	3.5%	3.5%	—	—

The weighted average rate assumptions used in determining net postretirement benefits expense for 2012, 2011, and 2010 were:

	Pension Benefits			Health and Life Insurance Benefits
	2012	2011	2010	2012	2011	2010
Discount rate(A)	4.1%	4.8%	5.4%	4.2%	4.6%	5.6%
Expected long-term rate of return on plan assets	8.3%	8.5%	8.5%	8.3%	8.5%	8.5%
Expected rate of increase in future compensation levels	3.5%	3.5%	3.5%	—	—	—

(A)	In 2012 for pension benefits, the weighted average discount rate used to compute the expense for the period of November 1, 2011 through July 31, 2012 was 4.2%. Due to plan remeasurements at July 31, 2012 at a rate of 3.3%, the weighted average discount rate for the full fiscal year 2012 was 4.1%. In 2010 for health and life insurance benefits, the weighted average discount rate used to compute the expense for the period of November 1, 2009 through March 31, 2010 was 5.5%. Due to a plan remeasurement at March 31, 2010 at a rate of 5.6%, the weighted average discount rate for the full fiscal year 2010 was 5.6%.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The actuarial assumptions used to compute the net postretirement benefits expense (income) are based upon information available as of the beginning of the year, specifically market interest rates, past experience, and our best estimate of future economic conditions. Changes in these assumptions may impact the measurement of future benefit costs and obligations. In computing future costs and obligations, we must make assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected returns on plan assets, and expected future cost increases. Three of these items have a significant impact on the level of expense recognized: (i) discount rates, (ii) expected rates of return on plan assets, and (iii) healthcare cost trend rates.

We determine the discount rate for our U.S. pension and OPEB obligations by matching anticipated future benefit payments for the plans to the Citigroup yield curve to establish a weighted average discount rate for each plan.

We determine our assumption as to expected return on plan assets by evaluating both historical returns as well as estimates of future returns. Specifically, we analyze the average historical broad market returns for various periods of time over the past 100 years for equities and over a 30-year period for fixed income securities, and adjust the computed amount for any expected changes in the long-term outlook for both the equity and fixed income markets. We consider the current asset mix as well as our targeted asset mix when establishing the expected return on plan assets.

Health care cost trend rates have been established through a review of actual recent cost trends and projected future trends. Our retiree medical and drug cost trend assumptions are our best estimate of expected inflationary increases to healthcare costs. Due to the number of former employees and their beneficiaries included in our retiree population (approximately 39,000), the trend assumptions are based upon both our specific trends and nationally expected trends.

The weighted average rate of increase in the per capita cost of postretirement health care benefits provided through U.S. plans representing 90% of our other postretirement benefit obligation, is projected to be 9.2% in 2013 and was estimated as 10.5% for 2012. Our projections assume that the rate will decrease to 5% by the year 2018 and remain at that level each year thereafter.

The effect of changing the health care cost trend rate by one-percentage point for each future year is as follows:

(in millions)	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost components	$10	$(10)
Effect on postretirement benefit obligation	215	(179)

Plan Assets

The accounting guidance on fair value measurements specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3). See Note 12, Fair Value Measurements, for a discussion of the fair value hierarchy.

The following describes the methods and significant assumptions used to estimate fair value of the investments:

Cash and short-term investments—Valued at cost plus earnings from investments for the period, which approximates fair market value due to the short-term duration. Cash equivalents are valued at net asset value as provided by the administrator of the fund.

U.S. Government and agency securities—Valued at the closing price reported on the active market on which the security is traded or valued by the trustee at year-end using various pricing services of financial institutions, including Interactive Data Corporation, Standard & Poor’s and Telekurs.

Corporate debt securities—Valued by the trustee at year-end using various pricing services of financial institutions, including Interactive Data Corporation, Standard & Poor’s and Telekurs.

Common and preferred stock—Valued at the closing price reported on the active market on which the security is traded.

Collective trusts, Partnerships/joint venture interests and Hedge funds—Valued at the net asset value provided by the administrator of the fund. The net asset value is based on the value of the underlying assets owned by the fund, minus its liabilities, divided by the number of units outstanding.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The fair value of the pension and other postretirement benefit plan assets by category is summarized below:

Pension Assets

	2012				2011
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Cash and Cash Equivalents	$85	$—	$—	$85	$82	$—	$—	$82
Equity
U.S. Large Cap	463	—	—	463	492	—	—	492
U.S. Small-Mid Cap	271	—	—	271	242	—	—	242
Canadian	108	—	—	108	103	—	—	103
International	186	—	—	186	179	—	—	179
Emerging Markets	101	—	—	101	105	—	—	105
Equity derivative	—	—	4	4	—	—	—	—
Fixed Income
Corporate Bonds	—	136	—	136	—	466	—	466
Government Bonds	—	547	—	547	—	225	—	225
Asset Backed Securities	—	9	—	9	—	19	—	19
Mortgage Backed Securities	—	1	—	1	—	8	—	8
Fixed income derivative	—	—	19	19	—	—	—	—
Collective Trusts and Other
Common and Preferred Stock	—	244	—	244	—	231	—	231
Commodities	—	66	—	66	—	76	—	76
Hedge Funds	—	—	92	92	—	—	99	99
Private Equity	—	—	92	92	—	—	75	75
Mutual Funds	36	—	—	36	34	—	—	34
Real Estate	—	—	1	1	—	—	1	1

Total(A)	$1,250	$1,003	$208	$2,461	$1,237	$1,025	$175	$2,437

(A)	For both October 31, 2012 and 2011, the totals exclude $8 million of receivables, which are included in the change in plan assets table. In addition, the table above includes the fair value of Canadian pension assets translated at the exchange rates as of October 31, 2012 and 2011, respectively, while the change in plan asset table includes the fair value of Canadian pension assets translated at historical foreign currency rates.

The table below presents the changes for those financial instruments classified within Level 3 of the valuation hierarchy for pension assets for the years ended October 31, 2012 and 2011:

(in millions)	Hedge Funds	Private Equity	Real Estate	Insurance Contract	Fixed Income Derivative	Equity Derivatives
Balance at November 1, 2010	$102	$57	$1	$120	$—	$—
Unrealized gains (losses)	(21)	15	—	—	—	—
Realized gains	19	—	—	1	—	—
Purchases, issuances, and settlements	(1)	3	—	(121)	—	—

Balance at October 31, 2011	$99	$75	$1	$—	$—	$—
Unrealized gains (losses)	(1)	10	—	—	19	4
Realized gains	4	—	—	—	—	—
Purchases, issuances, and settlements	(10)	7	—	—	—	—

Balance at October 31, 2012	$92	$92	$1	$—	$19	$4

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Other Postretirement Benefits

	2012				2011
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Cash and Cash Equivalents	$31	$—	$—	$31	$24	$—	$—	$24
Equity
U.S. Large Cap	82	—	—	82	100	—	—	100
U.S. Small-Mid Cap	64	—	—	64	59	—	—	59
Emerging Markets	22	—	—	22	26	—	—	26
International	63	—	—	63	68	—	—	68
Fixed Income
Corporate Bonds	—	49	—	49	—	77	—	77
Government Bonds	—	66	—	66	—	42	—	42
Asset Backed Securities	—	4	—	4	—	4	—	4
Mortgage Backed Securities	—	—	—	—	—	1	—	1
Collective Trusts and Other
Commodities	—	13	—	13	—	17	—	17
Hedge Funds	—	—	19	19	—	—	25	25
Private Equity	—	—	23	23	—	—	19	19

Total(A)	$262	$132	$42	$436	$277	$141	$44	$462

(A)	For both October 31, 2012 and 2011, the totals excludes $1 million of receivables, which are included in the change in plan asset table.

The table below presents the changes for those financial instruments classified within Level 3 of the valuation hierarchy for other postretirement benefit assets for the years ended October 31, 2012 and 2011:

(in millions)	Hedge Funds	Private Equity
Balance at November 1, 2010	$25	$14
Unrealized gains (losses)	(4)	4
Purchases, issuances, and settlements	4	1

Balance at October 31, 2011	$25	$19
Unrealized gains (losses)	(2)	2
Realized gains	2	—
Purchases, issuances, and settlements	(6)	2

Balance at October 31, 2012	$19	$23

The Plans’ investment strategy is based on sound investment practices that emphasize long-term investment fundamentals. The objective of the strategy is to maximize long-term returns consistent with prudent levels of risk. In establishing the investment strategy of the Plans, the following factors were taken into account: (i) the time horizon available for investment, (ii) the nature of the Plan’s cash flows and liabilities, and (iii) other factors that affect the Plan’s risk tolerance.

The strategy is to manage the Plans to achieve fully funded status within the time horizon mandated under Pension Protection Act of 2006 after giving effect to the Preservation of Access to Care for Medicare Beneficiaries, Pension Relief Act of 2010, and MAP-21 with a prudent amount of risk. As part of that strategy, the Plans are invested in a diversified portfolio across a wide variety of asset classes. This includes areas such as large and small capitalization equities, international and emerging market equities, high quality fixed income, convertible bonds and alternative assets such as commodities, hedge fund of funds, and private equity funds. As a result of our diversification strategies, we believe we have minimized concentrations of risk within the investment portfolios.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In February 2012, the Plans entered into a three-year put spread collar hedge covering a majority of the Plan’s assets. The hedge will provide protection against large equity losses while allowing participation in equity gains up to a limit per annum over the three-year term of the hedge. In addition to the asset hedge, in February 2012, the Plans entered into a three-year zero cost swaption collar. The hedge is designed to protect plan liabilities against lower interest rates, while allowing participation in the positive benefits that would result if interest rates rise up to a predefined level over the life of the hedge.

In line with the Plans’ return objectives and risk parameters, target asset allocations, which were established following a 2009 asset liability study, are approximately 55% equity investments, 30% fixed income investments, 10% alternative investments (commodities, hedge funds and private equity), and 5% cash.

All assets are actively managed by external investment managers. Each investment manager is expected to prudently manage the assets in a manner consistent with the investment objectives, guidelines, and constraints outlined in the Investment Policy Statement. Managers are not permitted to invest outside of the asset class mandate (e.g., equity, fixed income, alternatives) or strategy for which they are appointed.

Expected Future Benefit Payments

The expected future benefit payments for the years ending October 31, 2013 through 2017 and the five years ending October 31, 2022 are estimated as follows:

(in millions)	Pension Benefit Payments	Other Postretirement Benefit Payments(A)
2013	$326	$135
2014	318	132
2015	308	134
2016	301	127
2017	294	121
2018 through 2022	1,362	543

(A)	Payments are net of expected participant contributions and expected federal subsidy receipts.

Defined Contribution Plans and Other Contractual Arrangements

Our defined contribution plans cover a substantial portion of domestic salaried employees and certain domestic represented employees. The defined contribution plans contain a 401(k) feature and provide most participants with a matching contribution from the Company. Many participants covered by the plan receive annual Company contributions to their retirement accounts based on an age-weighted percentage of the participant’s eligible compensation for the calendar year.

Defined contribution expense pursuant to these plans was $41 million, $33 million, and $31 million in 2012, 2011, and 2010 respectively.

In accordance with the 1993 Settlement Agreement, an independent Retiree Supplemental Benefit Trust (the “Supplemental Trust”) was established. The Supplemental Trust, and the benefits it provides to certain retirees, is not part of the Company’s consolidated financial statements. The assets of the Supplemental Trust arise from three sources: (i) the Company’s 1993 contribution to the Supplemental Trust of 25.5 million shares of our Class B common stock, which were subsequently sold by the Supplemental Trust prior to 2000, (ii) contingent profit-sharing contributions made by the Company, and (iii) net investment gains on the Supplemental Trust’s assets, if any.

The Company’s contingent profit sharing obligations will continue until certain funding targets defined by the 1993 Settlement Agreement are met (“Profit Sharing Cessation”). Upon Profit Sharing Cessation, the Company would assume responsibility for (i) establishing the investment policy for the Supplemental Trust, (ii) approving or disapproving of certain additional supplemental benefits to the extent such benefits would result in higher expenditures than those contemplated upon the Profit Sharing Cessation, and (iii) making additional contributions to the Supplemental Trust as necessary to make up for investment and / or actuarial losses.

We have recorded no profit sharing accruals based on the operating performance of the entities that are included in the determination of qualifying profits.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

11. Income Taxes

The domestic and foreign components of Income (loss) from continuing operations before income taxes consist of the following for the years ended October 31:

(in millions)	2012	2011	2010
Domestic	$(893)	$362	$214
Foreign	(218)	73	124

Income (loss) from continuing operations before income taxes	$(1,111)	$435	$338

The components of Income tax benefit (expense) consist of the following for the years ended October 31:

(in millions)	2012	2011	2010
Current:
Federal	$(2)	$(3)	$30
State and local	(11)	1	(4)
Foreign	4	(47)	(33)

Total current expense	(9)	(49)	(7)

Deferred:
Federal	(1,841)	1,380	—
State and local	(137)	108	—
Foreign	207	(22)	(16)

Total deferred benefit (expense)	(1,771)	1,466	(16)

Total income tax benefit (expense)	$(1,780)	$1,417	$(23)

A reconciliation of statutory federal income tax benefit (expense) to recorded income tax benefit (expense) is as follows for the years ended October 31:

(in millions)	2012	2011	2010
Federal income tax benefit (expense) at the statutory rate of 35%	$389	$(155)	$(118)
State income taxes, net of federal benefit	(6)	(4)	(3)
Alternative minimum taxes	—	—	29
Credits and incentives	10	27	2
Adjustments to valuation allowances	(2,207)	1,499	73
Medicare subsidies	—	—	6
Foreign operations	(17)	(19)	(11)
Adjustments to uncertain tax positions	11	42	5
Subpart F income	—	(1)	(17)
Non-controlling interest adjustment	17	19	16
Other	23	9	(5)

Recorded income tax benefit (expense)	$(1,780)	$1,417	$(23)

During the year ended October 31, 2012, we recognized income tax expense of $1,973 million, including discontinued operations, for the increase in the valuation allowance on our U.S. deferred tax assets partially offset by a benefit of $189 million from the release of a significant portion of our valuation allowance on our Canadian deferred tax assets.

During the year ended October 31, 2011, we recognized an income tax benefit of $1,537 million from the release of valuation allowances on our U.S. deferred tax assets, an income tax benefit of $42 million from the resolution of tax audits in various jurisdictions and higher credits due to the reinstatement of research and development credits retroactive to January 1, 2010. In 2012, our effective tax rate differed from the U.S. statutory rate primarily due to the impact of the increase in the allowance on our U.S. deferred tax assets partially offset by the impact of the release of valuation allowances on our Canadian deferred tax assets. In 2011, our effective tax rate differed from the U.S. statutory rate primarily due to the release of valuation allowances on our U.S. deferred tax assets.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Undistributed earnings of foreign subsidiaries were $507 million at October 31, 2012. Domestic income taxes have not been provided on these undistributed earnings because they are considered to be permanently invested in foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liabilities, if any, for these undistributed foreign earnings.

The components of the deferred tax asset (liability) at October 31 are as follows:

(in millions)	2012	2011
Deferred tax assets attributable to:
Employee benefits liabilities	$1,419	$1,369
Net operating loss (“NOL”) carry forwards	583	273
Product liability and warranty accruals	457	262
Research and development	49	74
Tax credit carry forwards	218	208
Other	285	294

Gross deferred tax assets	3,011	2,480
Less: Valuation allowances	2,664	344

Net deferred tax assets	$347	$2,136

Deferred tax liabilities attributable to:
Goodwill and intangibles assets	$(77)	$(107)
Other	(54)	(39)

Total deferred tax liabilities	$(131)	$(146)

At October 31, 2012, deferred tax assets attributable to NOL carry forwards include $319 million attributable to U.S. federal NOL carry forwards, $95 million attributable to state NOL carry forwards, and $169 million attributable to foreign NOL carry forwards. If not used to reduce future taxable income, U.S. federal NOLs are scheduled to expire beginning in 2025. State NOLs can be carried forward for initial periods of 5 to 20 years, and are scheduled to expire in 2013 to 2032. Approximately one half of our foreign net operating losses will expire, beginning in 2029, while the balance has no expiration date.

There are $61 million of NOL carry forwards relating to stock option tax benefits which are deferred until utilization of our net operating losses. These tax benefits will be allocated to Additional paid-in capital when recognized. The majority of our tax credits can be carried forward for initial periods of 20 years, and are scheduled to expire in 2013 to 2032. Alternative minimum tax credits can be carried forward indefinitely.

A valuation allowance is required to be established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The guidance on accounting for income taxes provides important factors in determining whether a deferred tax asset will be realized, including whether there has been sufficient taxable income in recent years and whether sufficient income can reasonably be expected in future years in order to utilize the deferred tax asset.

We have evaluated the need to maintain a valuation allowance for deferred tax assets based on our assessment of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. In the fourth quarter of 2012 our evaluation resulted in the determination that a significant additional valuation allowance on our U.S. deferred tax assets was required, due in part to our current domestic performance, which include continued fourth quarter deterioration and cumulative losses as of October 31, 2012, risks associated with our strategy for meeting 2010 Environmental Protection Agency (“EPA”) emissions standards, and significant fourth quarter warranty charges. The qualitative and quantitative analysis of current and expected domestic earnings, industry volumes, tax planning strategies, and general business risks resulted in a more likely than not conclusion of not being able to realize a significant portion of our deferred tax assets. For additional discussion on risks associated with our strategy for meeting 2010 EPA emissions standards see section Meeting U.S. Federal and State 2010 Emissions Standards Requirements of Note 14, Commitments and Contingencies.

In the second quarter of 2012, our evaluation resulted in the determination that a significant portion of our valuation allowance on our Canadian deferred tax assets could be released. The qualitative and quantitative analysis of current and expected earnings, industry volumes, tax planning strategies, and general business risks resulted in a more likely than not conclusion of being able to realize a significant portion of our Canadian deferred tax assets. We have begun to realize the benefits of the shift in our Canadian business model from a truck manufacturer to a truck distributor, combined with our existing Parts business, which is expected to continue in the foreseeable future. As a result of our analysis, we recognized an income tax benefit of $189 million from the release of valuation allowances.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We continue to maintain valuation allowances on certain other foreign deferred tax assets that we believe, on a more-likely-than-not basis, will not be realized based on current forecasted results. For all remaining deferred tax assets, while we believe that it is more likely than not that they will be realized, we believe that it is reasonably possible that additional deferred tax asset valuation allowances could be required in the next twelve months.

The total deferred tax asset valuation allowances increased by $2.3 billion in 2012 from $344 million to $2.7 billion. In the event we released all of our valuation allowances all would impact tax expense.

During 2011, we conducted an evaluation and determined that a significant portion of our valuation allowance on our U.S. deferred tax assets could be released and as a result, we recognized an income tax benefit of $1.5 billion and an adjustment to Additional paid in capital of $45 million for the release of the valuation allowances on our U.S. deferred tax assets during the fiscal year. The qualitative and quantitative analysis of current and expected domestic earnings, industry volumes, tax planning strategies, and general business risks resulted in a more likely than not conclusion of being able to realize a significant portion of our U.S. deferred tax assets. We had been able to sustain positive cumulative earnings despite record low industry volumes during 2011 and the previous three years. Industry volumes increased during 2011 and the increase in volume was expected to continue in the foreseeable future. In addition, we successfully diversified our business offerings and customer base to be less dependent on the traditionally cyclical truck industry.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of October 31, 2012 and 2011, the amount of liability for uncertain tax positions was $49 million and $82 million, respectively. The liability at October 31, 2012 of $49 million can be reduced by $10 million for offsetting tax benefits associated with the correlative effects of potential transfer pricing adjustments. If the unrecognized tax benefits are recognized, all but $6 million would impact our effective tax rate. However, to the extent we continue to maintain a full valuation allowance against certain deferred tax assets, the effect may be in the form of an increase in the deferred tax asset related to our net operating loss carry forward, which would be offset by a full valuation allowance.

Changes in the liability for uncertain tax positions during the year ended October 31, 2012 are summarized as follows:

(in millions)	2012
Liability for uncertain tax positions at November 1	$82
Increase as a result of positions taken in prior periods	12
Increase as a result of positions taken in the current period	2
Settlements	(46)
Lapse of statute of limitations	(1)

Liability for uncertain tax positions at October 31	$49

We recognize interest and penalties related to uncertain tax positions as part of Income tax benefit (expense). Total interest and penalties related to our uncertain tax positions resulted in an income tax benefit of $11 million and an expense of $2 million for the years ended October 31, 2012 and 2011, respectively.

We have open tax years back to 2005 with various significant taxing jurisdictions including the U.S., Canada, Mexico, and Brazil. In connection with the examination of tax returns, contingencies may arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing, or inclusion of revenues or expenses in taxable income, or the sustainability of tax credits to reduce income taxes payable. We believe we have sufficient accruals for our contingent tax liabilities. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns, although actual results may differ. While it is probable that the liability for unrecognized tax benefits may increase or decrease during the next twelve months, we do not expect any such change would have a material effect on our financial condition, results of operations, or cash flows.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

12. Fair Value Measurements

For assets and liabilities measured at fair value on a recurring and nonrecurring basis, a three-level hierarchy of measurements based upon observable and unobservable inputs is used to arrive at fair value. Observable inputs are developed based on market data obtained from independent sources, while unobservable inputs reflect our assumptions about valuation based on the best information available in the circumstances. Depending on the inputs, we classify each fair value measurement as follows:

•	Level 1—based upon quoted prices for identical instruments in active markets,

•

Level 2—based upon quoted prices for similar instruments, prices for identical or similar instruments in markets that are not active, or model-derived valuations, all of whose significant inputs are observable, and

•	Level 3—based upon one or more significant unobservable inputs.

The following section describes key inputs and assumptions in our valuation methodologies:

Cash Equivalents and Restricted Cash Equivalents—We classify highly liquid investments, with a maturity of 90 days or less at the date of purchase, including U.S. Treasury bills, federal agency securities, and commercial paper, as cash equivalents. The carrying amounts of cash and cash equivalents and restricted cash approximate fair value because of the short-term maturity and highly liquid nature of these instruments.

Marketable Securities—Our marketable securities portfolios are classified as available-for-sale and primarily include investments in U.S. government and commercial paper with a maturity of greater than 90 days at the date of purchase. We use quoted prices from active markets to determine fair value.

Derivative Assets and Liabilities—We measure the fair value of derivatives assuming that the unit of account is an individual derivative transaction and that each derivative could be sold or transferred on a stand-alone basis. We classify within Level 2 our derivatives that are traded over-the-counter and valued using internal models based on observable market inputs. In certain cases, market data is not available and we estimate inputs such as in situations where trading in a particular commodity is not active. Measurements based upon these unobservable inputs are classified within Level 3. For more information regarding derivatives, see Note 13, Financial Instruments and Commodity Contracts.

Retained Interests—We held retained interests in receivables sold in off-balance sheet securitization transactions prior to November 1, 2010. We estimated the fair value of those retained interests using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. The fair value of retained interests was estimated based on the present value of monthly collections on the sold finance receivables in excess of amounts accruing to investors and other obligations arising in securitization transactions. In addition to the amount of debt and collateral held by the securitization vehicle, the three key inputs that affect the valuation of the retained interests include credit losses, payment speed, and the discount rate. We classified these assets within Level 3.

Guarantees—We provide certain guarantees of payments and residual values to specific counterparties. Fair value of these guarantees is based upon internally developed models that utilize current market-based assumptions and historical data. We classify these liabilities within Level 3. For more information regarding guarantees, see Note 14, Commitments and Contingencies.

The following table presents the financial instruments measured at fair value on a recurring basis as of October 31, 2012:

	As of October 31, 2012
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Marketable securities:
U.S. Treasury bills	$420	$—	$—	$420
Other	46	—	—	46

Total assets	$466	$—	$—	$466

Liabilities
Derivative financial instruments:
Commodity contracts	$—	$4	$—	$4
Guarantees	—	—	7	7

Total liabilities	$—	$4	$7	$11

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents the financial instruments measured at fair value on a recurring basis as of October 31, 2011:

	As of October 31, 2011
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Marketable securities:
U.S. Treasury bills	$283	$—	$—	$283
Other U.S. and non-U.S. government bonds	415	—	—	415
Other	20	—	—	20
Derivative financial instruments:
Commodity contracts	—	—	1	1
Foreign currency contracts	—	3	—	3

Total assets	$718	$3	$1	$722

Liabilities
Derivative financial instruments:
Commodity contracts	$—	$3	$3	$6
Foreign currency swaps	—	4	—	4
Guarantees	—	—	6	6

Total liabilities	$—	$7	$9	$16

The tables below present the changes for those financial instruments classified within Level 3 of the valuation hierarchy:

	2012			2011
(in millions)	Guarantees	Retained interests	Commodity contracts	Guarantees	Retained interests	Commodity contracts
Balance at November 1	$(6)	$—	$(2)	$—	$53	$2
Total gains (realized/unrealized) included in earnings (A)	—	—	—	—	—	2
Transfers out of Level 3	—	—	2	—	—	—
Issuances	(1)	—	—	(6)	—	—
Settlements	—	—	—	—	(53)	(6)

Balance at October 31	$(7)	$—	$—	$(6)	$—	$(2)

Change in unrealized gains on assets and liabilities still held	$—	$—	$—	$—	$—	$(2)

(A)	For commodity contracts, gains are included in Cost of products sold.

The following table presents the financial instruments measured at fair value on a nonrecurring basis:

	Level 2
(in millions)	2012	2011
Finance receivables (A)	$5	$5

(A)	Certain impaired finance receivables are measured at fair value on a nonrecurring basis. An impairment charge is recorded for the amount by which the carrying value of the receivables exceeds the fair value of the underlying collateral, net of remarketing costs. As of October 31, 2012, impaired receivables with a carrying amount of $14 million had specific loss reserves of $9 million and a fair value of $5 million. As of October 31, 2011, impaired receivables with a carrying amount of $15 million had specific loss reserves of $10 million and a fair value of $5 million. Fair values of the underlying collateral are determined by reference to dealer vehicle value publications adjusted for certain market factors.

For the purpose of impairment evaluation during the year ended October 31, 2012, the Company measured the fair values of certain long-lived assets, including intangible assets. No long-lived assets were written down to their fair value during the year ended October 31, 2012. During the year ended October 31, 2011, certain impaired property and equipment with a carrying amount of $64 million were written down to their fair value of $54 million resulting in an impairment charge of $10 million, which was included in Impairment of property and equipment and intangible assets. We utilized the market and cost approach to determine the fair value of these Level 3 assets. During the three months ended July 31, 2011, intangible assets with a carrying amount of $84 million were written down to their fair value of $30 million, resulting in an impairment charge of $54 million, which was included in Impairment of property and equipment and intangible assets. We utilized the income and market approach to determine the fair value of these Level 3 assets.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In addition to the methods and assumptions we use for the financial instruments recorded at fair value as discussed above, we use the following methods and assumptions to estimate the fair value for our other financial instruments that are not marked to market on a recurring basis. The carrying amounts of Cash and cash equivalents, Restricted cash, and Accounts payable approximate fair values because of the short-term maturity and highly liquid nature of these instruments. Finance receivables generally consist of retail and wholesale accounts and retail and wholesale notes. The carrying amounts of Trade and other receivables and retail and wholesale accounts approximate fair values as a result of the short-term nature of the receivables. The carrying amounts of wholesale notes approximate fair values as a result of the short-term nature of the wholesale notes and their variable interest rate terms. The fair values of these financial instruments are classified as Level 1. Due to the nature of the aforementioned financial instruments, they have been excluded from the fair value amounts presented in the table below.

The fair values of our retail notes are estimated by discounting expected cash flows at estimated current market rates. The fair values of our retail notes are classified as Level 3 financial instruments.

The fair values of our debt instruments classified as Level 1 were determined using quoted market prices. Our Loan Agreement underlying the Tax Exempt Bonds are traded but are illiquid and as a result are classified as Level 2. The fair values of our Level 3 debt instruments are generally determined using internally developed valuation techniques such as discounted cash flow modeling. Inputs such as discount rates and credit spreads reflect our estimates of assumptions that market participants would use in pricing the instrument and may be unobservable.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The carrying values and estimated fair values of financial instruments are summarized in the tables below:

	As of October 31, 2012
	Estimated Fair Value				Carrying Value
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Retail notes	$—	$—	$613	$613	$618
Notes receivable	—	—	27	27	27
Liabilities
Debt:
Manufacturing operations
Senior Secured Term Loan Credit Facility, due 2014	—	—	1,047	1,047	991
8.25% Senior Notes, due 2021	899	—	—	899	872
3.0% Senior Subordinated Convertible Notes, due 2014(A)	514	—	—	514	520
Debt of majority-owned dealerships	—	—	60	60	60
Financing arrangements	—	—	102	102	136
Loan Agreement related to 6.5% Tax Exempt Bonds, due 2040	—	234	—	234	225
Promissory Note	—	—	29	29	30
Other	—	—	67	67	67
Financial Services operations
Asset-backed debt issued by consolidated SPEs, at various rates, due serially through 2019	—	—	994	994	994
Bank revolvers, at fixed and variable rates, due dates from 2013 through 2019	—	—	734	734	763
Commercial paper, at variable rates, due serially through 2013	31	—	—	31	31
Borrowings secured by operating and finance leases, at various rates, due serially through 2017	—	—	79	79	78

	As of October 31, 2011
	Estimated Fair Value				Carrying Value
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Retail notes	$—	$—	$954	$954	$958
Notes receivable	—	—	47	47	47
Liabilities
Debt:
Manufacturing operations
8.25% Senior Notes, due 2021	1,131	—	—	1,131	967
3.0% Senior Subordinated Convertible Notes, due 2014(A)	633	—	—	633	497
Debt of majority-owned dealerships	—	—	88	88	94
Financing arrangements	—	—	112	112	114
Loan Agreement related to 6.5% Tax Exempt Bonds, due 2040	—	234	—	234	225
Promissory Note	—	—	39	39	40
Other	—	—	26	26	39
Financial Services operations
Asset-backed debt issued by consolidated SPEs, at various rates, due serially through 2018	—	—	1,695	1,695	1,664
Bank revolvers, at fixed and variable rates, due dates from 2013 through 2017	—	—	1,091	1,091	1,072
Commercial paper, at variable rates, due serially through 2012	70	—	—	70	70
Borrowings secured by operating and finance leases, at various rates, due serially through 2017	—	—	70	70	70

(A)	The carrying value represents the consolidated financial statement amount of the debt which excludes the allocation of the conversion feature to equity, while the fair value is based on quoted market prices for the convertible note which includes the equity feature.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

13. Financial Instruments and Commodity Contracts

Derivative Financial Instruments

We use derivative financial instruments as part of our overall interest rate, foreign currency, and commodity risk management strategies to reduce our interest rate exposure, reduce exchange rate risk for transactional exposures denominated in currencies other than the functional currency, and minimize the effect of commodity price volatility. From time to time, we use foreign currency forward and option contracts to manage the risk of exchange rate movements that would affect the value of our foreign currency cash flows. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the functional currency. From time to time, we also use commodity forward contracts to manage our exposure to variability in certain commodity prices. In connection with the sale of our Convertible Notes, we purchased call options for $125 million. The call options are intended to minimize share dilution associated with the Convertible Notes. As the call options and warrants are indexed to our common stock, we recognized them in permanent equity in Additional paid in capital, and will not recognize subsequent changes in fair value as long as the instruments remain classified as equity.

We generally do not enter into derivative financial instruments for speculative or trading purposes and did not during the years ended October 31, 2012, 2011, and 2010. None of our derivatives qualified for hedge accounting treatment in 2012, 2011, and 2010.

Certain of our derivative contracts contain provisions that require us to provide collateral if certain thresholds are exceeded. Collateral of $1 million was provided at October 31, 2012 and no collateral was provided at October 31, 2011. Collateral is generally not required to be provided by our counter-parties for derivative contracts. We manage exposure to counter-party credit risk by entering into derivative financial instruments with various major financial institutions that can be expected to fully perform under the terms of such instruments. We do not anticipate nonperformance by any of the counter-parties. Our exposure to credit risk in the event of nonperformance by the counter-parties is limited to those gains that have been recorded, but have not yet been received in cash. At October 31, 2012 and October 31, 2011, our exposure to the credit risk of others was zero and $4 million, respectively.

Our financial services operations manage exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt. This is accomplished by funding fixed rate receivables utilizing a combination of fixed rate and variable rate debt and derivative financial instruments to convert variable rate debt to fixed. These derivative financial instruments may include interest rate swaps, interest rate caps, and forward contracts. The fair value of these instruments is estimated by discounting expected future monthly settlements and is subject to market risk, as the instruments may become less valuable due to changes in market conditions, interest rates, or credit spreads of counter-parties. There were no such derivative financial instruments outstanding as of October 31, 2012. Notional amounts of derivative financial instruments do not represent exposure to credit risk.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The fair values of all derivatives are recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. At October 31, 2012 and October 31, 2011, the fair values of our derivatives and their respective balance sheet locations are presented in the following tables:

	As of October 31, 2012
	Asset Derivatives		Liability Derivatives
(in millions)	Location in Consolidated Balance Sheets	Fair Value	Location in Consolidated Balance Sheets	Fair Value
Commodity contracts	Other current assets	$—	Other current liabilities	$3
Commodity contracts	Other noncurrent assets	—	Other noncurrent liabilities	2

Total fair value		$—		$5

	As of October 31, 2011
	Asset Derivatives		Liability Derivatives
(in millions)	Location in Consolidated Balance Sheets	Fair Value	Location in Consolidated Balance Sheets	Fair Value
Foreign currency contracts	Other current assets	$3	Other current liabilities	$—
Cross currency swaps	Other current assets	—	Other current liabilities	4
Commodity contracts	Other current assets	1	Other current liabilities	6

Total fair value		$4		$10

The location and amount of gain (loss) recognized in income on derivatives are as follows for the years ended October 31:

	Location in Consolidated Statements of Operations	Amount of Loss (Gain) Recognized
(in millions)		2012	2011	2010
Interest rate swaps	Interest expense	$—	$—	$5
Interest rate caps purchased	Interest expense	—	—	3
Interest rate caps sold	Interest expense	—	—	(3)
Cross currency swaps	Other expense (income), net	(1)	8	—
Foreign currency contracts	Other expense (income), net	4	(4)	(8)
Commodity forward contracts	Costs of products sold	8	(14)	(1)

Total loss (gain)		$11	$(10)	$(4)

Foreign Currency Contracts

During 2012 and 2011, we entered into foreign exchange forward and option contracts as economic hedges of anticipated cash flows denominated in Canadian dollars, Brazilian reais, South African rand, and Euros. As of October 31, 2012, we had outstanding option collars with notional amounts of €25 million Euros with maturity dates ranging from October 2012 through April 2013. As of October 31, 2011, we had outstanding forward exchange contracts with notional amounts of €54 million Euros and C$6 million Canadian dollars. All of these contracts were entered into to protect against the risk that the eventual cash flows resulting from certain transactions will be affected by changes in exchange rates between the U.S. dollar and the respective foreign currency.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Commodity Forward Contracts

During 2012 and 2011, we entered into commodity forward contracts as economic hedges of our exposure to variability in commodity prices for diesel fuel, lead, steel, and natural rubber. As of October 31, 2012, we had outstanding diesel fuel contracts with aggregate notional values of $3 million and outstanding steel contracts with aggregate notional values of $61 million. The commodity forward contracts have maturity dates ranging from October 2012 to December 2013. As of October 31, 2011, we had outstanding diesel fuel contracts with aggregate notional values of $19 million, outstanding lead contracts with aggregate notional values of $1 million, outstanding steel contracts with aggregate notional values of $41 million, and outstanding natural rubber contracts with aggregate notional values of $14 million. All of these contracts were entered into to protect against the risk that the eventual cash flows related to purchases of the commodities will be affected by changes in prices.

Interest-Rate Contracts

We enter into various interest-rate contracts, including interest-rate swaps and cross currency interest-rate swaps. Interest-rate swaps involve the exchange of fixed for floating rate or floating for fixed rate interest payments based on the contractual notional amounts in a single currency. Cross currency interest-rate swaps involve the exchange of notional amounts and interest payments in different currencies. We are exposed to interest rate and exchange rate risk as a result of our borrowing activities. The objective of these contracts is to mitigate fluctuations in earnings, cash flows, and fair value of borrowings. As of October 31, 2012 and October 31, 2011, the notional amount of our outstanding interest-rate contracts was $39 million and $50 million, respectively.

14. Commitments and Contingencies

Guarantees

We occasionally provide guarantees that could obligate us to make future payments if the primary entity fails to perform under its contractual obligations. We have recognized liabilities for some of these guarantees in our Consolidated Balance Sheets as they meet the recognition and measurement provisions of U.S. GAAP. In addition to the liabilities that have been recognized, we are contingently liable for other potential losses under various guarantees. We do not believe that claims that may be made under such guarantees would have a material effect on our financial condition, results of operations, or cash flows.

In March 2010, we entered into a three-year operating agreement (with one-year automatic extensions and subject to early termination provisions) with GE Capital Corporation and GE Capital Commercial, Inc. (collectively “GE”) (the “GE Operating Agreement”). Under the terms of the GE Operating Agreement, GE became our preferred source of retail customer financing for equipment offered by us and our dealers in the U.S. We provide GE a loss sharing arrangement for certain credit losses. The primary features of the loss sharing arrangement include us reimbursing GE for credit losses in excess of the first 10% of the original value of a financed contract. The Company’s exposure to loss is mitigated since receivables financed under the GE Operating Agreement are secured by the financed equipment. We do not carry the receivables financed under the GE Operating Agreement on our Consolidated Balance Sheets. There were $1.2 billion and $723 million of outstanding finance receivables as of October 31, 2012 and October 31, 2011, respectively, financed through the operating agreement and subject to the loss sharing arrangement. The related originations of these outstanding finance receivables were $1.6 billion and $818 million as of October 31, 2012 and October 31, 2011, respectively.

Based on our historic experience of losses on similar finance receivables and GE’s first loss position, we do not believe our share of losses related to balances currently outstanding will be material. Historically, our losses, representing the entire loss amount, on similar finance receivables, measured as a percentage of the average balance of the related finance receivable, ranged from 0.3% to 2.1%. While under limited circumstances NFC retains the rights to originate retail customer financing, we expect retail finance receivables and retail finance revenues will decline as our retail portfolio pays down.

For certain independent dealers’ wholesale inventory financed by third-party banks or finance companies, we provide limited repurchase agreements to the respective financing institution. The amount of losses related to these arrangements has not been material to our Consolidated Statements of Operations or Consolidated Statements of Cash Flows and the value of the guarantees and accruals recorded are not material to our Consolidated Balance Sheets.

We also have issued limited residual value guarantees in connection with various leases primarily financed by our financial services operations. The amounts of the guarantees are estimated and recorded. Our guarantees are contingent upon the fair value of the leased assets at the end of the lease term. The amount of losses related to these arrangements has not been material to our Consolidated Statements of Operations or Consolidated Statements of Cash Flows and the value of the guarantees and accruals recorded are not material to our Consolidated Balance Sheets.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We obtain certain stand-by letters of credit and surety bonds from third-party financial institutions in the ordinary course of business when required under contracts or to satisfy insurance-related requirements. The amount of available stand-by letters of credit and surety bonds was $69 million at October 31, 2012.

We extend credit commitments to certain truck fleet customers, which allow them to purchase parts and services from participating dealers. The participating dealers receive accelerated payments from us with the result that we carry the receivables and absorb the credit risk related to these customers. At October 31, 2012, we have $34 million of unused credit commitments outstanding under this program.

In addition, as of October 31, 2012, we have entered into various purchase commitments of $65 million and contracts that have cancellation fees of $49 million with various expiration dates through 2018.

In the ordinary course of business, we also provide routine indemnifications and other guarantees, the terms of which range in duration and often are not explicitly defined. We do not believe these will result in claims that would have a material impact on our financial condition, results of operations, or cash flows.

The terms of the Ford/Navistar Settlement Agreement (as defined and described below) of January 9, 2009 require us to indemnify Ford with respect to intellectual property infringement claims, if any, that are brought against Ford or others that use the 6.0 liter or 6.4 liter engines on behalf of Ford. The maximum amount of future payments that we could potentially be required to pay under the indemnification would depend on the magnitude of potential infringement claims and the associated damages and cannot currently be determined. For more information, see 6.0 Liter Diesel Engine Litigation and Kruse vs. Ford, below.

Environmental Liabilities

We have been named a potentially responsible party (“PRP”), in conjunction with other parties, in a number of cases arising under an environmental protection law, the Comprehensive Environmental Response, Compensation, and Liability Act, popularly known as the “Superfund” law. These cases involve sites that allegedly received wastes from current or former Company locations. Based on information available to us which, in most cases, consists of data related to quantities and characteristics of material generated at current or former Company locations, material allegedly shipped by us to these disposal sites, as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of our share, if any, of the probable costs and accruals are recorded in our consolidated financial statements. These accruals are generally recognized no later than completion of the remedial feasibility study and are not discounted to their present value. We review all accruals on a regular basis and believe that, based on these calculations, our share of the potential additional costs for the cleanup of each site will not have a material effect on our financial condition, results of operations, or cash flows.

Three sites formerly owned by us; (i) Solar Turbines in San Diego, California, (ii) the Canton Plant in Canton, Illinois, and (iii) Wisconsin Steel in Chicago, Illinois; were identified as having soil and groundwater contamination. Two sites in Sao Paulo, Brazil, where we are currently operating, were identified as having soil and groundwater contamination. While investigations and cleanup activities continue at these and other sites, we believe that we have adequate accruals to cover costs to complete the cleanup of all sites.

We have accrued $21 million for these and other environmental matters, which are included within Other current liabilities and Other noncurrent liabilities, as of October 31, 2012. The majority of these accrued liabilities are expected to be paid subsequent to 2013.

Along with other vehicle manufacturers, we have been subject to an increased number of asbestos-related claims in recent years. In general, these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the alleged presence of asbestos in our facilities. In these claims, we are not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We have strongly disputed these claims, and it has been our policy to defend against them vigorously. Historically, the actual damages paid out to claimants have not been material in any year to our financial condition, results of operations, or cash flows. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Legal Proceedings

Overview

We are subject to various claims arising in the ordinary course of business, and are party to various legal proceedings that constitute ordinary, routine litigation incidental to our business. The majority of these claims and proceedings relate to commercial, product liability, and warranty matters. In addition, from time to time we are subject to various claims and legal proceedings related to employee compensation, benefits, and benefits administration including, but not limited to, compliance with the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor requirements. In our opinion, apart from the actions set forth below, the disposition of these proceedings and claims, after taking into account recorded accruals and the availability and limits of our insurance coverage, will not have a material adverse effect on our business or our financial condition, results of operations, or cash flows.

Retiree Health Care Litigation

In April 2010, the UAW and others (“Plaintiffs”) filed a “Motion of Plaintiffs Art Shy, UAW, et al for an Injunction to Compel Compliance with the 1993 Settlement Agreement” (the “Shy Motion”) in the U.S. District Court for the Southern District of Ohio (the “Court”) relating to a 1993 settlement agreement concerning postretirement healthcare obligations (the “1993 Settlement Agreement”). The Shy Motion sought to enjoin the Company from implementing an administrative change relating to prescription drug benefits under a healthcare plan for Medicare-eligible retirees (the “Part D Change”). Specifically, Plaintiffs claimed that the Part D Change violated the terms of the 1993 Settlement Agreement previously approved by the Court. That 1993 Settlement Agreement resolved a class action originally filed in 1992 regarding the restructuring of the Company’s then applicable retiree health care and life insurance benefits. In May 2010, the Company filed its Opposition to the Shy Motion.

The Part D Change was effective July 1, 2010, and made the Company’s prescription drug coverage for post-65 retirees (“Plan 2 Retirees”) supplemental to the coverage provided by Medicare. Plan 2 retirees paid the premiums for Medicare Part D drug coverage under the Part D Change.

In February 2011, the Court ruled on the Shy Motion (the “February 2011 Order”). The February 2011 Order sustained the Plaintiffs’ argument that the Company did not have authority to unilaterally substitute Medicare Part D for the prescription drug benefit that Plaintiffs had been receiving under the 1993 Settlement Agreement. However, the February 2011 Order denied as moot Plaintiffs’ request for injunctive relief to prevent the Company from implementing the Part D Change, because the change already had gone into effect. In February 2011, the Company filed a notice of appeal with the United States Court of Appeals for the Sixth Circuit (the “Appellate Court”) concerning the February 2011 Order.

On September 30, 2011, the Court issued an order directing the Company to reinstate the prescription drug benefit that was in effect before the Company unilaterally substituted Medicare Part D for the prior prescription drug benefit (the “September 2011 Order”). The September 2011 Order also requires the Company to reimburse Plan 2 Retirees for any Medicare Part D premiums they have paid since the Part D Change and the extra cost, if any, for the retirees’ prescriptions under the Part D Change. On October 14, 2011, the Company filed a notice of appeal with the Appellate Court concerning the September 2011 Order. The Appellate Court consolidated the Company’s appeal of the February 2011 Order and the September 2011 Order. On December 14, 2012, the Appellate Court denied the Company’s appeal, affirming the February 2011 and September 2011 Orders.

FATMA Notice

International Indústria de Motores da América do Sul Ltda. (“IIAA”), formerly known as Maxion International Motores S/A (“Maxion”), now a wholly owned subsidiary of the Company, received a notice in July 2010 from the State of Santa Catarina Environmental Protection Agency (“FATMA”) in Brazil. The notice alleged that Maxion had sent wastes to a facility owned and operated by a company known as Natureza and that soil and groundwater contamination had occurred at the Natureza facility. The notice asserted liability against Maxion and assessed an initial penalty in the amount of R$2 million (the equivalent of approximately US$1 million at October 31, 2012), which is not due and final until all administrative appeals are exhausted. Maxion was one of numerous companies that received similar notices. IIAA filed an administrative defense in August 2010 and has not yet received a decision following that appearance. IIAA disputes the allegations in the notice and intends to vigorously defend itself.

6.0 Liter Diesel Engine Litigation

On May 20, 2011, 9046-9478 Quebec Inc. (“Quebec Inc.”) filed a motion to authorize the bringing of a class action against the Company, as well as Ford and Ford Motor Company of Canada, Limited (collectively, “Ford Defendants”) in Superior Court

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(the “Superior Court”) in Quebec, Canada (the “Quebec Action”). The Quebec Action seeks authorization to bring a claim on behalf of a class of Canadian owners and lessees of model year 2003-07 Ford vehicles powered by the 6.0L Power Stroke® engine that the Company previously supplied to Ford. Quebec Inc. alleged that the engines in question have design and manufacturing defects, and that the Company and Ford Defendants are solidarily liable for those defects. For relief, the Quebec Action seeks monetary damages sufficient to remedy the alleged defects, compensate the alleged damages incurred by the proposed class, and compensate plaintiffs’ counsel. The Quebec Action also asks the Superior Court to order the Company and the Ford Defendants to recall, repair, or replace the Ford vehicles at issue free of charge. In December 2011, the Company and Quebec Inc. reached an agreement in principle whereby the Company voluntarily would produce certain documents to Quebec Inc. pursuant to a protective order and Quebec Inc. voluntarily would dismiss the Company from the Quebec Action without prejudice. In June 2012, the Company was dismissed without prejudice from the matter.

Kruse vs. Ford

We have been made aware of the Kruse Technology Partnership (“Kruse”) vs. Ford lawsuit (the “Kruse Case”) filed against Ford regarding a potential patent infringement of three patents in the U.S. District Court for the Central District of California. An amended complaint against Ford was filed by Kruse in August 2010. The amended complaint alleges that Ford has infringed the patents by sale or use of engines, such as the Power Stroke diesel engines. Navistar formerly supplied Power Stroke diesel engines to Ford, although today Ford manufactures its own Power Stroke engines. In the Ford/Navistar Settlement Agreement of January 9, 2009, Navistar agreed to indemnify Ford for claims of infringement based upon Ford’s manufacture, sale, or use of the 6.0 and 6.4 liter Power Stroke engines sold by Navistar to Ford. Ford has not requested Navistar to defend Ford at this time. The judge assigned to the Kruse Case has stayed the case pending resolution of a similar suit against Daimler Chrysler, Detroit Diesel, Freightliner, Western Star, Volkswagen, Cummins, and Chrysler Group. In November 2011, Kruse disclaimed all the claims in one of the patents (U.S. Patent 6,405,704), which effectively terminates the patent rights for this patent. The U.S. Patent Office ended the first re-examinations on the two remaining patents (U.S. Patent 6,058,904 and U.S. Patent 5,265,562), and ruled that these will be in force with all claims intact. The U.S. Patent Office agreed to commence a new re-examination of U.S. Patent 6,058,904 in April 2012 and U.S. Patent 5,265,562 in May 2012 as a result of third-party requests based upon substantial new questions of patentability. In July 2012, the U.S. Patent Office issued a Notice of Intent to allow all the claims in the two remaining Kruse patents, hence ending the second round of re-examination. Both patents expired on July 27, 2012, however Kruse could still sue for any infringement prior to that date.

Based on our assessment of the facts underlying the claims in the above action, we are unable to provide meaningful quantification of how the final resolution of these claims may impact our future consolidated financial condition, results of operations, or cash flows.

Lis Franco de Toledo, et. al. vs. Syntex do Brasil and IIAA

In 1973, Syntex do Brasil Industria e Comercio Ltda. (“Syntex”), a predecessor of IIAA, our Brazilian engine manufacturing subsidiary formerly known as MWM International Industria de Motores da America do Sul Ltda (“MWM”), filed a lawsuit in Brazilian court against Dr. Lis Franco de Toledo and others (collectively, “Lis Franco”). Syntex claimed Lis Franco had improperly terminated a contract which provided for the transfer from Lis Franco to Syntex of a patent for the production of a certain vaccine. Lis Franco filed a counterclaim alleging that he was entitled to royalties under the contract. In 1975, the Brazilian court ruled in favor of Lis Franco, a decision which was affirmed on appeal in 1976. In 1984, while the case was still pending, Syntex’ owner, Syntex Comercio e Participacoes Ltds (“Syntex Parent”) sold the stock of Syntex to MWM, and in connection with that sale Syntex Parent agreed to indemnify and hold harmless MWM for any and all liabilities of Syntex, including its prior pharmaceutical operations (which had been previously spun-off to another subsidiary wholly-owned by the Syntex Parent) and any payments that might be payable under the Lis Franco lawsuit. In the mid to late 1990s, Syntex Parent was merged with an entity known as Wyeth Industria Farmaceutica LTDA (“Wyeth”).

In 1999, Lis Franco amended its pleadings to add MWM to the lawsuit as a defendant. In 2000, Wyeth acknowledged to the Brazilian court its sole responsibility for amounts due in the Lis Franco lawsuit and MWM asked the court to be dismissed from that action. The judge denied that request. MWM appealed and lost.

In his pleadings, Lis Franco alleged that the royalties payable to him were approximately R$42 million. MWM believed the appropriate amount payable was approximately R$16 million. In December 2009, the court appointed expert responsible for the preparation of the royalty calculation filed a report with the court indicating royalty damages of approximately R$70 million. MWM challenged the expert’s calculation. In August 2010, the court asked the parties to consider the appointment of a new expert. MWM agreed with this request but Lis Franco objected and, in September 2010, the court accepted and ratified the expert’s calculation as of May 2010 in the amount of R$74 million (the equivalent of approximately US$36 million at October 31, 2012) and entered judgment against MWM.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In September 2010, MWM filed a motion for clarification of the decision which would suspend its enforcement. The Brazilian court denied this motion and MWM appealed the matter to the Rio de Janeiro State Court of Appeals (the “Court of Appeals”). In January 2011, the Court of Appeals granted the appeal and issued an injunction suspending the lower Court’s decision and judgment in favor of Lis Franco. In January 2011, MWM merged into IIAA and is now known as IIAA. An expert appointed by the Court of Appeals submitted his calculation report on October 24, 2011, and determined the amount to be R$10.85 million (the equivalent of approximately US$5 million at October 31, 2012). The parties submitted their comments to such report in December 2011. The Court of Appeals is now reviewing the expert’s calculation criteria report and the parties’ comments to that report.

In parallel, in May 2010, MWM filed a lawsuit in Sao Paulo, Brazil, against Wyeth seeking recognition that Wyeth is liable for any and all liabilities, costs, expenses, and payments related to the Lis Franco lawsuit. In September 2012, the Sao Paulo court ruled in favor of MWM and ordered Wyeth to pay, directly to the Estate of Lis de Franco and others and jointly with MWM, the amounts of the condemnation, to be determined at the end of the liquidation proceeding. The Sao Paulo court also ordered Wyeth to reimburse MWM for all expenses, including court costs and attorney fees associated with the case. The parties were notified of the decision in October 2012, and MWM filed a motion for clarification of certain issues in October 2012.

Deloitte & Touche LLP

In April 2011, the Company filed a complaint against Deloitte and Touche LLP (“Deloitte”) in the Circuit Court of Cook County, Illinois County Department, Law Division (“Illinois Circuit Court”) for fraud, fraudulent concealment, negligent misrepresentation, violation of the Illinois Consumer Fraud and Deceptive Business Practices Act, professional malpractice, negligence, breach of contract, and breach of fiduciary duty. The matters giving rise to the allegations contained in the complaint arise from Deloitte’s service as the Company’s independent auditor prior to April 2006 and the Company is seeking monetary damages against Deloitte. In May 2011, Deloitte filed a Notice of Removal to remove the case to the United States District Court for the Northern District of Illinois. In June 2011, the Company filed in the federal court a motion to remand the case to Illinois Circuit Court. In July 2011, Deloitte filed a motion to dismiss the Company’s complaint and in August 2011, the Company responded to Deloitte’s motion to dismiss. In October 2011, the court remanded the case back to the Illinois Circuit Court and denied the motion to dismiss as moot. The Company amended its complaint in January 2012 in Illinois Circuit Court. In February 2012, Deloitte moved to dismiss the Company’s amended complaint. In July 2012, the Illinois Circuit Court granted in part and denied in part Deloitte’s motion to dismiss. Specifically, the Illinois Circuit Court dismissed without prejudice with leave to re-plead the Company’s counts for fraud, fraudulent concealment and breach of fiduciary duty and otherwise denied Deloitte’s motion with respect to the remaining causes of action. In December 2012, the parties reached a settlement.

Westbrook vs. Navistar. et. al.

In April 2011, a False Claims Act qui tam complaint against Navistar, Inc., Navistar Defense, LLC, a wholly owned subsidiary of the Company (“Navistar Defense”), and unrelated third parties was unsealed by the United States District Court for the Northern District of Texas. The complaint was initially filed under seal in August 2010 by a qui tam relator on behalf of the federal government. The complaint alleged violations of the False Claims Act based on allegations that parts of vehicles delivered by Navistar Defense were not painted according to the contract specification, and improper activities in dealing with one of the vendors who painted certain of the vehicle parts. The complaint seeks monetary damages and civil penalties on behalf of the federal government, as well as costs and expenses. The U.S. government notified the Court that it has declined to intervene at this time. Navistar, Inc. was served with the complaint in July 2011, and a scheduling order and a revised scheduling order have been entered by the Court. In December 2011, the Court granted a motion by Navistar, Inc. and Navistar Defense, along with the other named defendants to judicially estop the relator and his affiliated company from participating in any recovery from the action, and to substitute his bankruptcy trustee as the only person with standing to pursue the relator’s claims. In March 2012, the Court granted motions by Navistar, Inc., Navistar Defense, and the other named defendants to dismiss the complaint. The dismissal was without prejudice and the relator filed an amended complaint in April 2012. In May 2012, Navistar, Inc., Navistar Defense, and the other named defendants filed motions to dismiss the amended complaint. In addition, the parties jointly filed a motion to stay discovery pending resolution of the motions to dismiss. In July 2012, the court granted all of the defendants’ motions to dismiss with prejudice, dismissing all of the claims except the claim against Navistar Defense for retaliation and the claim against Navistar, Inc. for retaliation, which was dismissed without prejudice. Plaintiff was granted leave to file an amended complaint including only the retaliation claims against Navistar Defense and Navistar, Inc. The relator did not file a retaliation claim against Navistar, Inc. and voluntarily dismissed without prejudice the retaliation claim against Navistar Defense. The relator also filed a motion for reconsideration of the dismissal of the False Claims Act claims against Navistar Defense which the court denied. The court issued final judgment dismissing the matter on July 30, 2012. The relator filed a notice of appeal to the Fifth Circuit in August 2012 as to the Final Judgment and the Motion for Reconsideration as to Navistar Defense only. Westbrook filed a separate notice of appeal to the Fifth Circuit in August 2012 as to several district court orders, including the December 2011 order holding the Trustee, not Westbrook, to be the proper party in the case.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Based on our assessment of the facts underlying the claims in the above action, we are unable to provide meaningful quantification of how the final resolution of these claims may impact our future consolidated financial condition, results of operations, or cash flows.

EPA Notice of Violation

In February 2012, Navistar, Inc. received a Notice of Violation (“NOV”) from the EPA. The NOV pertains to approximately 7,600 diesel engines which, according to EPA, were produced by Navistar, Inc. in 2010 and, therefore, should have met EPA’s 2010 emissions standards. Navistar, Inc. previously provided information to EPA showing that the engines were in fact produced in 2009. The NOV contains EPA’s conclusion that Navistar, Inc.’s alleged production of the engines in 2010 violated the Federal Clean Air Act. The NOV states that EPA reserves the right to file an administrative complaint or to refer this matter to the U.S. Department of Justice with a recommendation that a civil complaint be filed in federal district court.

Based on our assessment of the facts underlying the NOV above, we are unable to provide meaningful quantification of how the final resolution of this matter may impact our future consolidated financial condition, results of operations or cash flows.

Other

U.S. Securities and Exchange Commission (“SEC”) Inquiry

On June 21, 2012, Navistar received an informal inquiry from the Chicago Office of the Enforcement Division of the SEC seeking a number of categories of documents for the periods dating back to November 1, 2010, relating to various accounting and disclosure issues. We are cooperating with the SEC’s inquiry. On July 16, 2012, pursuant to a formal order of private investigation, we received a subpoena from the SEC requesting the same categories of documents sought via the informal inquiry. To date, we have produced certain documents and intend to continue our full cooperation with the SEC in this matter. At this time, we are unable to predict the outcome of this matter or provide meaningful quantification of how the final resolution of this matter may impact our future consolidated financial condition, results of operations or cash flows.

Meeting U.S. Federal and State 2010 Emissions Standards Requirements

Truck and engine manufacturers continue to face significant governmental regulation of their products, especially in the areas of environment and safety. We have incurred, and will continue to incur, significant research, development, and tooling costs to design and produce our engine product lines to meet the EPA and California Air Resources Board (“CARB”) on-highway heavy duty diesel (“HDD”) emission standards that have reduced the allowable levels of nitrogen oxide (“NOx”) to the current limit of 0.20g NOx and include the required on-board diagnostics (“OBD”). The regulations requiring OBD began the initial phase-in during 2010 for truck engines and are a part of our product plans.

We attempted to meet these emissions standards using Advanced Exhaust Gas Recirculation (“EGR”) until July 2012, when we announced that we changed our engine emission strategy for our HDD engines from an EGR-only strategy to a strategy of combining our EGR technology with Selective Catalytic Reduction (“SCR”) after-treatment systems. Both of these HDD engine strategies have resulted in and will continue to result in potential uncertainties related to our ability to meet these emission standards, and/or a significant increase in the cost of our products, and have several associated risks that we have set forth below. Any of the following risks relating to our HDD engine strategies could materially and adversely affect our business, financial condition, results of operations, liquidity and capital resources, or cash flows. Although the following describes those scenarios which we can reasonably anticipate, we can offer no assurances that other outcomes will not occur or that the effects of the scenarios described will not be more severe than we currently anticipate.

In 2012, 2011 and 2010, certain of our HDD engine families met EPA and CARB certification requirements by using emission credits we earned by producing low-NOx engines earlier than was required by the EPA. In January 2012, the EPA promulgated the Interim Final Rule establishing NCPs for HDD engines, and we began using NCPs for trucks using certain of our HDD engines in 2012. In June 2012, the D.C. Circuit Court ruled that the EPA did not follow the required rulemaking processes and issued an order vacating the Interim Final Rule. The Company, as an intervenor in that action, asked for a rehearing, and in August 2012, the D.C. Circuit Court denied that request. The Court’s ruling became final on August 24, 2012. Following that decision, some of our competitors filed a lawsuit asking the D.C. Circuit Court to invalidate the emission certificates issued to us under the Interim Final Rule. The D.C. Circuit Court has not yet ruled on this matter, and we cannot assure you that the court will rule in our favor.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Also in January 2012, the EPA published a Notice of Proposed Rulemaking for a final NCP rule (the “Final Rule”), which proposed to make NCPs available in model years 2012 and later for emissions of NOx above the 0.20g limit for both medium and heavy HDD engines. The EPA approved the Final Rule for heavy HDD engines on September 5, 2012, and indicated that it was still reviewing comments and data, and thus would not finalize NCPs at that time as to medium HDD engines, for which the Company has emissions credits expected to last into calendar year 2014. After approval of the Final Rule, the maximum NCP per heavy HDD engine is $3,775 for the remainder of 2012, and is subject to an upward annual adjustment in 2013. The Final Rule has been challenged by some of our competitors in the D.C. Circuit Court. The court has not yet ruled on this matter, and we cannot assure you the court will rule in our favor.

Currently, CARB, and the corresponding agencies of nine other states that have adopted California’s emission standards, do not make available engine certification using NCPs. Therefore, we continue to sell engines and trucks in these ten states (the “10 CARB States”) using the NOx emission credits previously described. Under current conditions and at the current pace of HDD engine production, we expect our emission credits for heavy HDD engines may be consumed sometime in the first calendar quarter of 2013. Unless CARB (and the corresponding nine other states) begin allowing NCPs for engine sales, we will not be able to sell trucks with our heavy HDD engines in the 10 CARB States after our credits are consumed until CARB certifies these engines to the 0.20g NOx standard.

In the year ended October 31, 2012, the Engine segment recorded charges totaling $34 million for NCPs for certain engine sales that did not otherwise comply with emissions standards.

In October 2012, we announced a definitive agreement with Cummins under which Cummins Emission Solutions will supply its SCR after-treatment system for our 13L engines, as well as other light and medium HDD engines. As a part of our expanded relationship with Cummins, we are offering the Cummins 15L as a part of our North American on-highway truck line-up. We began phasing in the Cummins 15L engine in December 2012. We expect to phase in the high volume 13L SCR engines in April 2013. We anticipate phasing in our lower volume 13L SCR engines later in 2013 in stages. We anticipate product gaps in the 10 CARB States for certain of the lower volume 13L EGR engines prior to full introduction of our SCR engines, which we anticipate to be June 2013. The duration of the gaps will be dependent on a number of factors including but not limited to our ability to execute as planned, the availability of emissions credits and product mix.

Although we passed Performance Compliance Audit (“PCA”) testing on our 13L and 15L engines, our 11L engines failed to meet PCA testing requirements. We received a letter from the EPA notifying us of its intent to suspend or void the certificate of conformity for our 11L engines being sold using NCPs (“11L NCP Engines”), based on our failure to timely comply with conditions in the certificate that require PCA testing on these engines. We expect that the EPA will issue a final decision suspending the certification of our 11L NCP Engines and will require us to take corrective action, including recalibrating or reprogramming our 11L NCP Engines, to lower the NOx output. The EPA may also take similar action with regard to our 11L engines sold using emissions credits.

In addition, we expect to achieve OBD certification for model year 2013 light and medium HDD engines in March 2013 for the highest volume of these engines, and as late as June 2013 for lower volume light HDD engines. Beginning in the first calendar quarter of 2013, we anticipate gaps in production of light and medium HDD engines as we work to achieve OBD certification. Our 13L SCR engines must also achieve OBD certification, and these engines face similar risks if they do not achieve OBD certification by their projected April 2013 phase-in.

15. Segment Reporting

The following is a description of our four reporting segments:

•

Our Truck segment manufactures and distributes a full line of Class 4 through 8 trucks, buses, and military vehicles under the International and IC Bus (“IC”) brands. Our Truck segment also produces concrete mixers under the Continental Mixers brand. In an effort to strengthen and maintain our dealer network, this segment occasionally acquires and operates dealer locations for the purpose of transitioning ownership.

•

Our Engine segment designs and manufactures diesel engines for use globally, in Class 3 through 8 vehicles, as well as off-road applications. In North America, these engines primarily go into our Class 6 and 7 medium trucks and buses and Class 8 heavy trucks, and are sold to OEMs. In Brazil, our Engine segment produces diesel engines, primarily under the MWM brand, as well as under contract manufacturing arrangements, for sale to OEMs in South America. In all other areas of the world, including North America, engines are sold under the MaxxForce brand name. To control cost and technology, our Engine segment has expanded its operations to include Pure Power Technologies (“PPT”), a components company focused on air, fuel, and after-treatment systems to meet more stringent Euro and EPA emissions standards. Also included in the Engine segment are the operating results of BDP, which manages the sourcing, merchandising, and distribution of certain service parts we sell to Ford in North America.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

•

Our Parts segment provides customers with proprietary products needed to support the International commercial and military truck, IC Bus, MaxxForce engine lines, as well as our other product lines. Our Parts segment also provides a wide selection of other standard truck, trailer, and engine aftermarket parts. At October 31, 2012, this segment operated eleven regional parts distribution centers that provide 24-hour availability and shipment.

•

Our Financial Services segment provides retail, wholesale, and lease financing of products sold by the Truck and Parts segments and their dealers within the U.S. and Mexico, as well as financing for wholesale accounts and selected retail accounts receivable.

Corporate contains those items that are not included in our four segments.

In June 2012, the Company announced changes to its organizational structure. In August 2012, the Company announced that Daniel C. Ustian, its Chairman, President and Chief Executive Officer, who was the Company’s Chief Operating Decision Maker (“CODM”), informed the Board of Directors of his retirement which was effective immediately and his concurrent resignation from the Board of Directors. While there were no changes to the Company’s segment reporting through October 31, 2012, the Company continues to assess the impact, if any, that the change in the CODM and ongoing changes to its organization structure will have on the Company’s segment reporting.

Segment Profit (Loss)

We define segment profit (loss) as Net income (loss) from continuing operations attributable to Navistar International Corporation excluding Income tax benefit (expense). Selected financial information is as follows:

•	The costs of profit sharing and annual incentive compensation are included in corporate expenses.

•	Interest expense and interest income for the manufacturing operations are reported in corporate expenses.

•

Certain sales to our dealers include interest-free periods that vary in length. The Financial Services segment finances these sales and our Truck segment subsidizes and reimburses the Financial Services segment for those finance charges.

•

Intersegment purchases and sales between the Truck and Engine segments are recorded at our best estimates of arms-length pricing. During 2010, MaxxForce Big-Bore engine program was treated as a joint program with the Truck and Engine segments sharing in certain costs of the program.

•

Beginning in 2011, certain purchases from the Engine segment by the Parts segment, primarily related to PPT, are recorded at market-based pricing. All other intersegment purchases from the Truck and Engine segments by the Parts segment are recorded at standard production cost.

•

We allocate “access fees” to the Parts segment from the Truck and Engine segments for certain engineering and product development costs, depreciation expense, and selling, general and administrative expenses incurred by the Truck and Engine segments based on the relative percentage of certain sales, as adjusted for cyclicality.

•

The Financial Services segment provides the manufacturing operations, primarily our Truck and Parts segments, financing services that account for a significant share of its financing revenue. Certain retail sales financed by the Financial Services segment, primarily NFC, require the manufacturing operations, primarily the Truck segment, to share a portion of any credit losses.

•

In 2010 and 2011, as a result of higher costs of borrowings, the Financial Services segment charged the manufacturing operations certain fees and interest rates for its funding services. Effective with the third quarter of 2011, with improvements in its cost of borrowings, the Financial Services segment reduced some of these fees and interest rates through an amendment to the Company’s master intercompany agreement. Effective with the fourth quarter of 2011, the Company’s master intercompany agreement was again amended to provide for the Financial Services segment to reimburse the manufacturing operations for fees and financing revenue when the Financial Services segment exceeds a minimum interest coverage ratio. As a result of the amendment, in the fourth quarter of 2011 the Financial Services segment reimbursed the manufacturing operations $11 million of financing fees and revenues. Effective with the first quarter of 2012, the Company’s master intercompany agreement was again amended to eliminate these intercompany fees.

•

Beginning in 2011, we allocate gains and losses on commodities derivatives to the segment to which the underlying commodities relate. Previously, the impacts of commodities derivatives were not material and were recorded in Corporate.

•	Other than the items discussed above, the selected financial information presented below is recognized in accordance with our policies described in Note 1, Summary of Significant Accounting Policies.

In the first quarter of 2013, the Company’s previously issued Consolidated Statements of Operations were restated to reflect the operating results of WCC and certain operating results of Monaco as discontinued operations. For more information, see Note 22, Discontinued Operations. The following tables have been restated to reflect this change.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	Truck(A)	Engine	Parts(A)	Financial Services(B)	Corporate and Eliminations	Total
Year Ended October 31, 2012
External sales and revenues, net	$8,781	$1,755	$1,991	$168	$—	$12,695
Intersegment sales and revenues	35	1,639	128	91	(1,893)	—

Total sales and revenues, net	$8,816	$3,394	$2,119	$259	$(1,893)	$12,695

Income (loss) from continuing operations attributable to NIC, net of tax	$(249)	$(562)	$240	$91	$(2,459)	$(2,939)
Income tax expense	—	—	—	—	(1,780)	(1,780)

Segment profit (loss)	$(249)	$(562)	$240	$91	$(679)	$(1,159)

Depreciation and amortization(B)	$140	$118	$10	$33	$22	$323
Interest expense	—	—	—	88	171	259
Equity in income (loss) of non-consolidated affiliates	(28)	(7)	6	—	—	(29)
Capital expenditures(C)(D)	75	148	21	3	62	309
As of October 31, 2012
Segment assets(C)	$2,118	$1,777	$707	$2,563	$1,937	$9,102

Year Ended October 31, 2011
External sales and revenues, net	$9,373	$2,101	$1,967	$200	$—	$13,641
Intersegment sales and revenues	48	1,690	188	91	(2,017)	—

Total sales and revenues, net	$9,421	$3,791	$2,155	$291	$(2,017)	$13,641

Income from continuing operations attributable to NIC, net of tax	$451	$84	$287	$129	$846	$1,797
Income tax benefit	—	—	—	—	1,417	1,417

Segment profit (loss)	$451	$84	$287	$129	$(571)	$380

Depreciation and amortization(B)	$151	$120	$9	$28	$20	$328
Interest expense	—	—	—	109	138	247
Equity in income (loss) of non-consolidated affiliates	(73)	(4)	6	—	—	(71)
Capital expenditures(C)(D)	83	172	19	2	153	429
As of October 31, 2011
Segment assets(C)	$2,771	$1,849	$700	$3,580	$3,391	$12,291

Year Ended October 31, 2010
External sales and revenues, net	$7,927	$2,031	$1,690	$219	$—	$11,867
Intersegment sales and revenues	2	955	195	90	(1,242)	—

Total sales and revenues, net	$7,929	$2,986	$1,885	$309	$(1,242)	$11,867

Income from continuing operations attributable to NIC, net of tax	$472	$51	$266	$95	$(613)	$271
Income tax expense	—	—	—	—	(23)	(23)

Segment profit (loss)	$472	$51	$266	$95	$(590)	$294

Depreciation and amortization(B)	$160	$106	$7	$28	$15	$316
Interest expense	—	—	—	113	140	253
Equity in income (loss) of non-consolidated affiliates	(51)	(2)	3	—	—	(50)
Capital expenditures(C)(D)	82	116	8	2	26	234
As of October 31, 2010
Segment assets(C)	$2,457	$1,715	$811	$3,497	$1,250	$9,730

(A)	See Note 2, Restructurings and Impairments, for further discussion.
(B)	Total sales and revenues in the Financial Services segment include interest revenues of $254 million, $285 million, and $270 million for 2012, 2011, and 2010, respectively.
(C)	Includes amounts related to discontinued operations. For more information, see Note 22, Discontinued Operations.
(D)	Exclusive of purchases of equipment leased to others.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Sales of vehicles and service parts to the U.S. government were 13%, and 15% of consolidated sales and revenues for the years ended October 31, 2011 and 2010, respectively. No single customer accounted for more than 10% of consolidated sales and revenues for the year ended October 31, 2012. Sales of vehicles and service parts to the U.S. government are reported in our Truck and Parts segments.

Information concerning principal geographic areas for the years ended October 31, 2012, 2011, and 2010 is as follows:

(in millions)	2012	2011	2010
Sales and revenues:
United States	$8,822	$9,329	$8,569
Canada	949	1,071	1,006
Mexico	728	1,002	490
Brazil	1,066	1,190	961
Other	1,130	1,049	841

(in millions)	2012	2011
Long-lived assets:(A)
United States	$1,519	$1,340
Canada	28	83
Mexico	94	152
Brazil	445	519
Other	25	29

(A)	Long-lived assets consist of Property and equipment, net, Goodwill, and Intangible assets, net.

16. Stockholders’ Equity (Deficit)

Stockholder Rights Plan

In June 2012, our Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”) and initially declared a dividend of one right on each outstanding share of the Company’s common stock held of record as of the close of business on June 29, 2012. Pursuant to the Rights Plan, each share of common stock of the Company is now associated with one preferred stock purchase right. Each right entitles the holder to buy a unit representing one one-thousandth of a share of a new series of preferred stock of the Company for $140.00. Under certain circumstances, if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock, each right (other than rights held by the acquiror) will, unless the rights are redeemed by the Company, become exercisable upon payment of the exercise price of $140.00 for common stock of the Company having a market value of twice the exercise price of the right. The rights may be redeemed by the Company for $0.001 per right at any time until the tenth business day following the first public announcement of the acquisition of beneficial ownership of 15% of the Company’s common stock. The rights expire on June 18, 2013.

Preferred and Preference Stocks

NIC has authorized 30 million shares of preferred stock, none of which have been issued, with a par value of $1.00 per share. In June 2012, the Company filed (i) a Certificate of Elimination to its Restated Certificate of Incorporation, eliminating the series of 110,000 shares of Preferred Stock designated as Junior Participating Preferred Stock, Series A, par value $1.00 per share, that had been authorized in 2007, but unissued, in connection with a prior stockholder rights plan and (ii) a Certificate of Designation to its Restated Certificate of Incorporation creating a series of 22,000 shares of Preferred Stock designated as Junior Participating Preferred Stock, Series A, par value $1.00 per share, authorized in connection with the adoption of a new stockholder rights plan in June 2012. The Junior Participating Preferred Stock, Series A authorized in June 2012 shall have the voting and such other rights, powers and preferences as provided for in the Certificate of Designation

NIC has authorized 10 million shares of preference stock with a par value of $1.00 per share.

The UAW holds the Series B Nonconvertible Junior Preference Stock (“Series B”) and is currently entitled to elect one member of our Board of Directors. As of October 31, 2012 and 2011, there was one share of Series B Preference stock authorized and outstanding.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of October 31, 2012 and 2011, there were 126.403 and 136.801 shares, respectively, of Series D Convertible Junior Preference Stock (“Series D”) issued and outstanding. These shares were issued with a par value of $1.00 per share, an optional redemption price, and a liquidation preference of $25 per share plus accrued dividends. The Series D stock may be converted into NIC common stock at the holder’s option (subject to adjustment in certain circumstances); upon conversion each share of Series D stock is converted to 0.3125 shares of common stock. The Series D stock ranks senior to common stock as to dividends and liquidation and receives dividends at a rate of 120% of the cash dividends on common stock as declared on an as-converted basis.

Common Stock

On February 15, 2011, upon recommendation of the Board of Directors, the stockholders voted on and approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 110 million shares to 220 million shares, with a par value of $0.10 per share. There were 79.3 million shares and 70.5 million shares of common stock outstanding, net of common stock held in treasury, at October 31, 2012 and 2011, respectively.

October 2012 Issuance of Common Stock

In October 2012, the Company completed a public offering of 10,666,666 shares of NIC common stock at a price of $18.75 per share and received proceeds, net of underwriting discounts, commissions, and offering expenses, of $192 million. In connection with the public offering, in November 2012, the underwriters elected to exercise a portion of the over-allotment option and purchased an additional 763,534 shares of NIC common stock at a price of $18.75 per share. The Company received proceeds from the exercise of the over-allotment, net of underwriting discounts and commissions, of $14 million.

Additional Paid in Capital

In connection with the sale of the Convertible Notes, the Company purchased call options for $125 million and entered into separate warrant transactions whereby the Company sold warrants for $87 million to purchase shares of common stock. As the call options and warrants are indexed to our common stock, we recognized them in permanent equity in Additional paid in capital, and will not recognize subsequent changes in fair value as long as the instruments remain classified as equity. See Note 9, Debt, for further discussion.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following as of October 31:

(in millions)	2012	2011	2010
Defined benefit plans	$(2,302)	$(2,045)	$(1,316)
Foreign currency translation adjustments	(23)	101	120

Accumulated other comprehensive loss	$(2,325)	$(1,944)	$(1,196)

Share Repurchase Programs

In December 2010, our Board of Directors authorized a share repurchase program utilizing cash proceeds received from the exercise of stock options, up to a limit of $25 million, which was completed in September 2011. Under this program, we repurchased 532,016 shares of our common stock.

In September 2011, a special committee of our Board of Directors authorized a share repurchase program for up to $175 million worth of the Company’s common stock in the open market or in any private transaction.

In October 2011, the Company entered into a variable term accelerated share repurchase (“ASR”) agreement with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $100 million. Under the ASR agreement, the Company paid the financial institution $100 million and received an initial delivery of 2,380,952 shares. The value of the delivered shares on the date of purchase was $80 million at $33.60 per share, and was included in Common stock held in treasury in our Consolidated Balance Sheets as of October 31, 2011. The remaining $20 million was included in Additional paid in capital in our Consolidated Balance Sheets as of October 31, 2011.

In November 2011, the ASR program concluded and the Company received an additional 161,657 shares for a total of 2,542,609 shares. The final settlement was based upon the volume weighted average price of the Company’s common stock (subject to a discount agreed upon with the financial institution) over an averaging period. With the conclusion of the agreement, the remaining $20 million included in Additional paid in capital was reclassified to Common stock held in treasury.

In October 2011, the Company entered into an open market share repurchase (“OMR”) agreement with a third-party financial institution to purchase the remaining $75 million worth of the Company’s common stock authorized by a special committee of

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

our Board of Directors in September 2011. The OMR commenced in November 2011, following the completion of the ASR program. In January 2012, the OMR concluded with the Company repurchasing 1,905,600 shares of our common stock. Repurchases of $70 million were settled in cash during the three months ended January 31, 2012, and the remaining $5 million was settled in cash during the three months ended April 30, 2012. The share repurchase program expired upon its completion.

Dividend Restrictions

Under the General Corporation Law of the State of Delaware, dividends may only be paid out of surplus or out of net profits for the year in which the dividend is declared or the preceding year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

As set forth in the Senior Notes indenture, the terms of our Senior Notes include various financial covenants and restrictions including, among others, certain limitations on dividends. The Loan Agreement with regard to the Tax Exempt Bonds contains substantially identical financial covenants and restrictions, including, among others, certain limitations on dividends. We have not paid dividends on our common stock since 1980.

17. Earnings (Loss) Per Share Attributable to Navistar International Corporation

The following table shows the information used in the calculation of our basic and diluted earnings (loss) per share for both continuing operations and net income (loss) attributable to Navistar International Corporation, which includes the results from discontinued operations as of October 31:

	Income (loss) from Continuing Operations			Net income (loss)
(in millions, except per share data)	2012	2011	2010	2012	2011	2010
Numerator:
Amounts attributable to Navistar International Corporation common stockholders	$(2,939)	$1,797	$271	$(3,010)	$1,723	$223
Denominator:
Weighted average shares outstanding:
Basic	69.1	72.8	71.7	69.1	72.8	71.7
Effect of dilutive securities	—	3.3	1.5	—	3.3	1.5

Diluted	69.1	76.1	73.2	69.1	76.1	73.2

Earnings (loss) per share attributable to Navistar International Corporation:
Basic	$(42.53)	$24.68	$3.78	$(43.56)	$23.66	$3.11
Diluted	(42.53)	23.61	3.70	(43.56)	22.64	3.05

The conversion rate on our Convertible Notes is 19.891 shares of common stock per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of $50.27 per share of common stock. In connection with the sale of the Convertible Notes, we sold warrants to various counterparties to purchase shares of our common stock from us at an exercise price of $60.14 per share. The Convertible Notes and warrants are anti-dilutive when calculating diluted earnings per share when our average stock price is less than $50.27 and $60.14, respectively.

We also purchased call options in connection with the sale of the Convertible Notes, covering 11.3 million shares at an exercise price of $50.27 per share, which are intended to minimize share dilution associated with the Convertible Notes; however under accounting guidance, these call options cannot be utilized to offset the dilution of the Convertible Notes for determining diluted earnings per share as they are anti-dilutive.

The computation of diluted earnings per share also excludes outstanding options and other common stock equivalents in periods where inclusion of such potential common stock instruments would be anti-dilutive.

For the year ended October 31, 2012, no dilutive securities were included in the computation of diluted loss per share since they would have been anti-dilutive due to the net loss attributable to Navistar International Corporation. The aggregate shares not included were 28.5 million, of which 11.3 million shares were related to the warrants and 11.3 million shares were related to the Convertible Notes.

For the year ended October 31, 2011, the aggregate shares not included in the computation of earnings per share, as they would have been anti-dilutive, were 0.9 million. Additionally, the computation of earnings per share for the year ended October 31, 2011 did not include any impact of the forward contract related to the ASR program as it would have been anti-dilutive. For the year ended October 31, 2010, the aggregate shares not included in the computation of earnings per share, as they would have been anti-dilutive, were 11.5 million, of which 11.3 million shares were related to warrants and were anti-dilutive as our average stock price was less than the exercise price on the warrants for the year ended October 31, 2010.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

18. Stock-based compensation plans

In February 2004, our shareholders approved the 2004 Performance Incentive Plan (“2004 Plan”), which provides for, among other awards, the granting of stock options, restricted stock, restricted stock units, cash-settled restricted stock units and cash-settled performance shares to employees and non-employee directors and consultants. The awards granted under the 2004 Plan are established by our Board of Directors or a committee thereof at the time of issuance. Options are awarded with an exercise price equal to the fair market value of our common stock on the date of grant and generally vest over a three-year period. The stock options granted prior to December 2009 generally have a ten-year contractual life. Starting with the December 2009 option grants, the Company granted awards with a seven-year contractual life. Restricted stock is common stock that is subject to forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of common stock or cash in the future, with the right to future delivery of the shares or cash subject to forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Awards of performance shares, which are based on cash-settled stock units, will be determined by comparing the Company’s total shareholder return for a pre-determined period to the Company’s percentile ranking when compared to its peer group. Awards of cash-settled restricted stock units and performance shares are classified as liabilities and are remeasured at each reporting date.

The 2004 Plan replaced on a prospective basis, our 1994 Performance Incentive Plan, 1998 Supplemental Stock Plan, and 1998 Non-Employee Director Stock Option Plan (the “Prior Plans”) such that all future grants will be granted under the 2004 Plan and any shares that are cancelled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant will become available for grant under the 2004 Plan.

A total of 3,250,000 shares of common stock were originally reserved for awards under the 2004 Plan. In February 2010, an additional 2,500,000 shares were approved by the shareholders, which increased the total shares of common stock reserved for awards under the 2004 Plan to 5,750,000 shares. Shares subject to awards under the 2004 Plan and shares subject to awards under any Prior Plans that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations, or otherwise terminated without a delivery of shares to the participant become available for future awards under the 2004 Plan. As of October 31, 2012, 1,975,576 shares remain available for issuance under the 2004 Plan.

The following plans were approved by our Board of Directors but were not approved and were not required to be approved by our stockholders: the Executive Stock Ownership Program (the “Ownership Program”) and the Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”).

We also granted 500,000 non-qualified stock options to Lewis B. Campbell upon his appointment as Executive Chairman and CEO of the company on August 26, 2012. These stock options were awarded pursuant to NYSE inducement grant rules.

Ownership Program—In June 1997, our Board of Directors approved the terms of the Ownership Program, and has since amended it from time to time. In general, the Ownership Program requires all officers and senior managers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in the Company by acquiring a designated amount of our common stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus into deferred share units (“DSUs”), which vest immediately. There were 30,478 DSUs outstanding as of October 31, 2012. Premium share units (“PSUs”) may also be awarded to participants who complete their ownership requirement on an accelerated basis. PSUs vest annually, pro rata over three years. There were 104,493 PSUs outstanding as of October 31, 2012. Each vested DSU and PSU will be settled by delivery of one share of common stock within ten days after a participant’s termination of employment or at such later date as required by Internal Revenue Code Section Rule 409A. Beginning in February 2004, PSUs and DSUs awarded under this program are issued under the 2004 Plan.

Deferred Fee Plan—Under the Deferred Fee Plan, non-employee directors may elect to defer payment of all or a portion of their retainer fees and meeting fees in cash (with interest) or in stock units. Deferrals in the deferred stock account are valued as if each deferral was vested in NIC common stock as of the deferral date. As of October 31, 2012, 35,303 deferred shares were outstanding under the Deferred Fee Plan.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following summarizes stock option activity for the years ended October 31:

	2012		2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(in thousands)		(in thousands)		(in thousands)
Options outstanding, at beginning of year	4,500	$39.65	4,911	$33.81	5,917	$33.09
Granted	1,289	31.69	1,069	60.32	599	38.71
Exercised	(71)	27.66	(1,440)	34.87	(1,147)	30.94
Forfeited/expired	(82)	44.66	(40)	47.06	(458)	38.14

Options outstanding, at end of year	5,636	37.89	4,500	39.65	4,911	33.81

Options exercisable, at end of year	3,672	36.96	3,064	36.07	3,767	34.67

The following table summarizes information about stock options outstanding at October 31, 2012:

	Options Outstanding
	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
Range of Exercise Prices:	(in thousands)	(in years)		(in millions)
$21.22 - $31.81	2,059	3.5	$24.53	$—
$32.18 - $40.92	1,773	4.3	38.13	—
$42.48 - $69.91	1,804	2.9	52.91	—

The following table summarizes information about stock options exercisable at October 31, 2012:

	Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
Range of Exercise Prices:	(in thousands)	(in years)		(in millions)
$21.22 - $31.81	1,558	3.1	$25.02	$—
$32.18 - $40.92	863	2.7	39.34	—
$42.48 - $69.91	1,251	2.0	50.20	—

The weighted average grant date fair value of options granted during the years ended October 31, 2012, 2011, and 2010 was $14.73, $24.54, and $17.16, respectively. The total intrinsic value of stock options exercised during the years ended October 31, 2012, 2011, and 2010 was $1 million, $38 million, and $20 million, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2012	2011	2010
Risk-free interest rate	0.8%	2.0%	2.3%
Dividend yield	—	—	—
Expected volatility	55.6%	45.9%	53.2%
Expected life (in years)	4.8	4.8	4.7

The use of the Black-Scholes option-pricing model requires us to make certain estimates and assumptions. The risk-free interest rate utilized is the implied yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term assumption on the grant date, rounded to the nearest half year. A dividend yield assumption of 0% is used for all grants based on the Company’s history of not paying a dividend to any class of stock. Expected volatility is based on our historical stock prices and implied volatilities from traded options in our stock. The weighted average expected life in years for all grants as a group is then calculated for each year. We monitor share option exercise and employee termination patterns to estimate forfeiture rates.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Restricted stock unit and cash-settled restricted stock unit activity for the year ended October 31, 2012 was as follows:

	Share-Settled Restricted Stock Units		Cash-Settled Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
	(in thousands)		(in thousands)
Nonvested at October 31, 2011	162	$35.54	393	$48.80
Granted	50	27.27	285	37.10
Vested	(93)	27.58	(158)	46.18
Forfeited	(1)	33.97	(57)	43.58

Nonvested at October 31, 2012	118	38.28	463	43.20

The aggregate fair value of restricted stock units vested during the years ended October 31, 2012, 2011, and 2010 was $10 million, $20 million, and $9 million, respectively.

During the years ended October 31, 2012 and 2011, we awarded 153,420 and 149,620, respectively, cash-settled performance shares with a weighted average grant date fair value per share of $50.52 and $84.75, respectively. We estimated the fair value of each performance share granted on the date of grant using a Monte Carlo simulation that uses expected volatility and risk-free rate assumptions. Expected volatilities of 52.3% and 47.3%, respectively, were used, based on the volatility implied by traded call options in our stock and the historical volatility of our daily stock price. Risk free rates of 0.8% and 2.0%, respectively, were used, based on the rate on zero-coupon government bonds with a term commensurate with the remaining performance period at grant date.

There were no cash-settled performance shares granted during the year ended October 31, 2010. No cash-settled performance shares vested during the years ended October 31, 2012 and 2011.

Total share-based compensation expense for the years ended October 31, 2012, 2011, and 2010 was $19 million, $36 million and $24 million, respectively. As of October 31, 2012, there was $23 million of total unrecognized compensation expense related to non-vested share-based awards. The compensation expense is expected to be recognized over a weighted average period of 1.7 years.

The Company received cash of $2 million, $40 million, and $30 million during the years ended October 31, 2012, 2011, and 2010, respectively, related to stock awards exercised. The Company used cash of $6 million during 2012 to settle cash-settled restricted stock units. The Company did not realize any tax benefit from stock awards exercised for 2012, 2011, or 2010.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

19. Supplemental cash flow information

The following table provides additional information about the Company’s Consolidated Statements of Cash Flows for the years ended October 31, 2012, 2011, and 2010:

	For the Years Ended October 31,
	2012	2011	2010
(in millions)
Equity in income of affiliated companies, net of dividends
Equity in loss of non-consolidated affiliates	$29	$71	$50
Dividends from non-consolidated affiliates	7	4	5

Equity in loss of non-consolidated affiliates, net of dividends	$36	$75	$55

Other non-cash operating activities
Loss on sales of affiliates	$3	$—	$8
Gain on increased equity interest in subsidiary	—	(6)	—
Loss on sale of property and equipment	4	2	1
Loss (gain) on sale and impairment of repossessed collateral	—	(1)	9
Loss on sale of finance receivables	—	—	39
Write-off of debt issuance cost	13	—	4
Gain on settlement of financing arrangement	—	(10)	—

Other non-cash operating activities	$20	$(15)	$61

Changes in other assets and liabilities
Other current assets	$1	$(28)	$(39)
Other noncurrent assets	16	(32)	7
Other current liabilities	198	130	(73)
Postretirement benefits liabilities	(79)	9	(40)
Other noncurrent liabilities	292	94	(16)
Other, net	(8)	(9)	1

Changes in other assets and liabilities	$420	$164	$(160)

Cash paid during the year
Interest, net of amounts capitalized	$195	$208	$170
Income taxes, net of refunds	51	9	27
Non-cash investing and financing activities
Property and equipment acquired under capital leases	$58	$—	$12
Transfers from inventories to property and equipment for leases to others	37	9	34

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

20. Condensed Consolidating Guarantor and Non-guarantor Financial Information

The following tables set forth condensed consolidating balance sheets as of October 31, 2012, 2011, and 2010, and condensed consolidating statements of operations and condensed consolidating statements of comprehensive income (loss) for the years ended October 31, 2012, 2011, and 2010, and condensed consolidating statements of cash flows for the years ended October 31, 2012, 2011, and 2010. In the first quarter of 2013, the condensed consolidating statements of operations were restated to reflect the operating results of WCC and certain operating results of Monaco as discontinued operations. For more information, see Note 22, Discontinued Operations. The information is presented as a result of Navistar, Inc.’s guarantee, exclusive of its subsidiaries, of NIC’s indebtedness under our Senior Notes and obligations under our Loan Agreement related to the Tax Exempt Bonds. Navistar, Inc. is a direct wholly-owned subsidiary of NIC. None of NIC’s other subsidiaries guarantee any of these notes or bonds. The guarantees are “full and unconditional”, as those terms are used in Regulation S-X Rule 3-10, except that the guarantees will be automatically released in certain customary circumstances, such as when the subsidiary is sold or all of the assets of the subsidiary are sold, the capital stock is sold, when the subsidiary is designated as an “unrestricted subsidiary” for purposes of the indenture, upon liquidation or dissolution of the subsidiary or upon legal or covenant defeasance, or satisfaction and discharge of the notes. Separate financial statements and other disclosures concerning Navistar, Inc. have not been presented because management believes that such information is not material to investors. Within this disclosure only, “NIC” includes the financial results of the parent company only, with all of its wholly-owned subsidiaries accounted for under the equity method. Likewise, “Navistar, Inc.,” for purposes of this disclosure only, includes the consolidated financial results of its wholly-owned subsidiaries accounted for under the equity method and its operating units accounted for on a consolidated basis. “Non-Guarantor Subsidiaries” includes the combined financial results of all other non-guarantor subsidiaries. “Eliminations and Other” includes all eliminations and reclassifications to reconcile to the consolidated financial statements. NIC files a consolidated U.S. federal income tax return that includes Navistar, Inc. and its U.S. subsidiaries. Navistar, Inc. has a tax allocation agreement (“Tax Agreement”) with NIC which requires Navistar, Inc. to compute its separate federal income tax liability and remit any resulting tax liability to NIC. Tax benefits that may arise from net operating losses of Navistar, Inc. are not refunded to Navistar, Inc. but may be used to offset future required tax payments under the Tax Agreement. The effect of the Tax Agreement is to allow NIC, the parent company, rather than Navistar, Inc., to utilize current U.S. taxable losses of Navistar, Inc. and all other direct or indirect subsidiaries of NIC.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Operations for the year Ended October 31, 2012
Sales and revenues, net	$—	$7,924	$11,413	$(6,642)	$12,695

Costs of products sold	—	8,188	9,798	(6,585)	11,401
Restructuring charges	—	86	21	—	107
Impairment of property and equipment and intangible assets	—	2	14	—	16
All other operating expenses (income)	(249)	1,297	968	237	2,253

Total costs and expenses	(249)	9,573	10,801	(6,348)	13,777
Equity in income (loss) of affiliates	(3,258)	536	(34)	2,727	(29)

Income (loss) from continuing operations before income taxes	(3,009)	(1,113)	578	2,433	(1,111)
Income tax benefit (expense)	(1)	(1,987)	209	(1)	(1,780)

Earnings (loss) from continuing operations	(3,010)	(3,100)	787	2,432	(2,891)
Loss from discontinued operations, net of tax	—	—	(71)	—	(71)

Net income (loss)	(3,010)	(3,100)	716	2,432	(2,962)
Less: Net income attributable to non-controlling interests	—	—	48	—	48

Net income (loss) attributable to Navistar International Corporation	$(3,010)	$(3,100)	$668	$2,432	$(3,010)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Comprehensive Income for the year Ended October 31, 2012
Net income (loss) attributable to Navistar International Corporation	$(3,010)	$(3,100)	$668	$2,432	$(3,010)
Other comprehensive income (loss):
Foreign currency translation adjustment	(125)	—	(125)	125	(125)
Defined benefit plans (net of tax of $14, $0, $14, $(14), and $14, respectively)	(256)	(225)	(31)	256	(256)

Total other comprehensive income (loss)	(381)	(225)	(156)	381	(381)

Total comprehensive income (loss) attributable to Navistar International Corporation	$(3,391)	$(3,325)	$512	$2,813	$(3,391)

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Balance Sheet as of October 31, 2012
Assets
Cash and cash equivalents	$702	$55	$330	$—	$1,087
Marketable securities	314	—	152	—	466
Restricted cash	24	8	129	—	161
Finance and other receivables, net	5	128	2,859	—	2,992
Inventories	—	691	885	(39)	1,537
Investments in non-consolidated affiliates	(5,616)	6,454	54	(830)	62
Property and equipment, net	—	790	874	(4)	1,660
Goodwill	—	—	280	—	280
Deferred taxes, net	9	11	243	—	263
Other	83	177	335	(1)	594

Total assets	$(4,479)	$8,314	$6,141	$(874)	$9,102

Liabilities and stockholders’ equity (deficit)
Debt	$1,617	$1,162	$1,997	$(5)	$4,771
Postretirement benefits liabilities	—	3,144	367	—	3,511
Amounts due to (from) affiliates	(5,863)	9,522	(3,743)	84	—
Other liabilities	3,072	337	748	(77)	4,080

Total liabilities	(1,174)	14,165	(631)	2	12,362
Redeemable equity securities	5	—	—	—	5
Stockholders’ equity attributable to non-controlling interests	—	—	45	—	45
Stockholders’ equity (deficit) attributable to Navistar International Corporation	(3,310)	(5,851)	6,727	(876)	(3,310)

Total liabilities and stockholders’ equity (deficit)	$(4,479)	$8,314	$6,141	$(874)	$9,102

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2012
Net cash provided by (used in) operations	$350	$(183)	$901	$(458)	$610

Cash flows from investment activities
Net change in restricted cash and cash equivalents	(4)	1	168	—	165
Net sales of marketable securities	115	—	137	—	252
Capital expenditures and purchase of equipment leased to others	—	(213)	(157)	—	(370)
Other investing activities	—	(157)	108	—	(49)

Net cash provided by (used in) investment activities	111	(369)	256	—	(2)

Cash flows from financing activities
Net borrowings (repayments) of debt	171	594	(1,245)	549	69
Other financing activities	(156)	—	115	(91)	(132)

Net cash provided by (used in) financing activities	15	594	(1,130)	458	(63)

Effect of exchange rate changes on cash and cash equivalents	—	—	3	—	3

Increase in cash and cash equivalents	476	42	30	—	548
Cash and cash equivalents at beginning of the year	226	13	300	—	539

Cash and cash equivalents at end of the year	$702	$55	$330	$—	$1,087

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Operations for the Year Ended October 31, 2011
Sales and revenues, net	$—	$8,319	$12,885	$(7,563)	$13,641

Costs of products sold	—	7,775	10,649	(7,487)	10,937
Restructuring charges	—	33	49	—	82
Impairment of property and equipment and intangible assets	—	—	13	—	13
All other operating expenses	79	1,263	856	(95)	2,103

Total costs and expenses	79	9,071	11,567	(7,582)	13,135
Equity in income (loss) of affiliates	1,759	462	(37)	(2,255)	(71)

Income (loss) from continuing operations before income taxes	1,680	(290)	1,281	(2,236)	435
Income tax benefit (expense)	43	1,937	(552)	(11)	1,417

Earnings from continuing operations	1,723	1,647	729	(2,247)	1,852
Loss from discontinued operations	—	—	(74)	—	(74)

Net income	1,723	1,647	655	(2,247)	1,778
Less: Net income attributable to non-controlling interests	—	—	55	—	55

Net income attributable to Navistar International Corporation	$1,723	$1,647	$600	$(2,247)	$1,723

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Comprehensive Income for the Year Ended October 31, 2011
Net income attributable to Navistar International Corporation	$1,723	$1,647	$600	$(2,247)	$1,723
Other comprehensive loss:
Foreign currency translation adjustment	(19)	—	(11)	11	(19)
Defined benefit plans (net of tax of $430, $421, $9, $(430), and $430, respectively)	(729)	(725)	(4)	729	(729)

Total other comprehensive loss	(748)	(725)	(15)	740	(748)

Total comprehensive income attributable to Navistar International Corporation	$975	$922	$585	$(1,507)	$975

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Balance Sheet as of October 31, 2011
Assets
Cash and cash equivalents	$226	$13	$300	$—	$539
Marketable securities	429	1	288	—	718
Restricted cash	20	9	298	—	327
Finance and other receivables, net	3	154	4,070	27	4,254
Inventories	—	650	1,113	(49)	1,714
Investments in non-consolidated affiliates	(2,094)	5,818	54	(3,718)	60
Property and equipment, net	—	600	972	(2)	1,570
Goodwill	—	—	319	—	319
Deferred taxes, net	31	1,912	114	—	2,057
Other	168	152	416	(3)	733

Total assets	$(1,217)	$9,309	$7,944	$(3,745)	$12,291

Liabilities and stockholders’ equity (deficit)
Debt	$1,689	$156	$3,242	$(231)	$4,856
Postretirement benefits liabilities	—	2,981	335	—	3,316
Amounts due to (from) affiliates	(5,574)	9,055	(3,595)	114	—
Other liabilities	2,690	(194)	1,717	(122)	4,091

Total liabilities	(1,195)	11,998	1,699	(239)	12,263
Redeemable equity securities	5	—	—	—	5
Stockholders’ equity (deficit) attributable to non-controlling interest	—	—	52	(2)	50
Stockholders’ equity (deficit) attributable to Navistar International Corporation	(27)	(2,689)	6,193	(3,504)	(27)

Total liabilities and stockholders’ equity (deficit)	$(1,217)	$9,309	$7,944	$(3,745)	$12,291

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2011
Net cash provided by (used in) operations	$(44)	$(66)	$556	$434	$880

Cash flows from investment activities
Net change in restricted cash and cash equivalents	—	—	(147)	—	(147)
Net purchases in marketable securities	(55)	—	(77)	—	(132)
Capital expenditures and purchase of equipment leased to others	—	(264)	(236)	—	(500)
Other investing activities	—	(12)	(32)	—	(44)

Net cash used in investment activities	(55)	(276)	(492)	—	(823)

Cash flows from financing activities
Net borrowings (repayments) of debt	91	333	48	(434)	38
Other financing activities	(5)	—	(133)	—	(138)

Net cash provided by (used in) financing activities	86	333	(85)	(434)	(100)

Effect of exchange rate changes on cash and cash equivalents	—	—	(3)	—	(3)

Decrease in cash and cash equivalents	(13)	(9)	(24)	—	(46)
Cash and cash equivalents at beginning of the year	239	22	324	—	585

Cash and cash equivalents at end of the year	$226	$13	$300	$—	$539

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Operations for the Year Ended October 31, 2010
Sales and revenues, net	$—	$6,751	$11,000	$(5,884)	$11,867

Costs of products sold	(1)	6,303	8,962	(5,806)	9,458
Restructuring benefits	—	(13)	(2)	—	(15)
All other operating expenses (income)	61	1,349	720	(94)	2,036

Total costs and expenses	60	7,639	9,680	(5,900)	11,479
Equity in income (loss) of affiliates	283	895	(17)	(1,211)	(50)

Income (loss) from continuing operations before income taxes	223	7	1,303	(1,195)	338
Income tax benefit (expense)	—	55	(78)	—	(23)

Income (loss) from continuing operations	223	62	1,225	(1,195)	315
Loss from discontinued operations	—	—	(48)	—	(48)

Net income	223	62	1,177	(1,195)	267
Less: Net income attributable to non-controlling interest	—	—	44	—	44

Net income attributable to Navistar International Corporation	$223	$62	$1,133	$(1,195)	$223

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Comprehensive Income for the Year Ended October 31, 2010
Net income attributable to Navistar International Corporation	$223	$62	$1,133	$(1,195)	$223
Other comprehensive income (loss):
Foreign currency translation adjustment	22	—	22	(22)	22
Defined benefit plans (net of tax of $0, $0, $0 $0, and $0, respectively)	472	511	(39)	(472)	472

Total other comprehensive income (loss)	494	511	(17)	(494)	494

Total comprehensive income attributable to Navistar International Corporation	$717	$573	$1,116	$(1,689)	$717

(in millions)	NIC	Navistar, Inc.	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated
Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2010
Net cash provided by (used in) operations	$(174)	$(421)	$1,041	$661	$1,107

Cash flows from investment activities
Net change in restricted cash and cash equivalents	—	—	515	—	515
Net purchases in marketable securities	(374)	—	(212)	—	(586)
Capital expenditures and purchase of equipment leased to others	—	(107)	(172)	—	(279)
Other investing activities	(20)	(84)	(13)	33	(84)

Net cash provided by (used in) investment activities	(394)	(191)	118	33	(434)

Cash flows from financing activities
Net borrowings (repayments) of debt	(20)	598	(1,195)	(661)	(1,278)
Other financing activities	35	—	(24)	(33)	(22)

Net cash provided by (used in) financing activities	15	598	(1,219)	(694)	(1,300)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—

Decrease in cash and cash equivalents	(553)	(14)	(60)	—	(627)
Cash and cash equivalents at beginning of the year	792	36	384	—	1,212

Cash and cash equivalents at end of the year	$239	$22	$324	$—	$585

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

21. Selected quarterly financial data (Unaudited)

In the first quarter of 2013, the Company’s previously issued Consolidated Statements of Operations were restated to reflect the operating results of WCC and certain operating results of Monaco as discontinued operations. For more information, see Note 22, Discontinued Operations. The following tables have been restated to reflect this change.

Quarterly Condensed Consolidated Statements of Operations and Financial Data

	1st Quarter Ended January 31,		2nd Quarter Ended April 30,
(in millions, except for per share data and stock price)	2012	2011	2012	2011
Sales and revenues, net	$3,009	$2,694	$3,261	$3,293
Manufacturing gross margin(A)(B)	315	498	318	597
Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax(C)	$(144)	$8	$(138)	$84
Loss from discontinued operations, net of tax	(9)	(14)	(34)	(10)

Net income (loss)	$(153)	$(6)	$(172)	$74

Earnings (loss) per share attributable to Navistar International Corporation:
Basic:
Continuing operations	$(2.06)	$0.11	$(2.01)	$1.15
Discontinued operations	(0.13)	(0.19)	(0.49)	(0.14)

	$(2.19)	$(0.08)	$(2.50)	$1.01

Diluted:
Continuing operations	$(2.06)	$0.11	$(2.01)	$1.07
Discontinued operations	(0.13)	(0.19)	(0.49)	(0.14)

	$(2.19)	$(0.08)	$(2.50)	$0.93

Market price range-common stock:
High	$45.44	$66.39	$48.18	71.49
Low	33.74	48.32	32.68	58.49

	3rd Quarter Ended July 31,		4th Quarter Ended October 31,
(in millions, except for per share data and stock price)	2012	2011(D)	2012	2011(D)
Sales and revenues, net	$3,246	$3,444	$3,179	$4,210
Manufacturing gross margin(A)(B)	404	567	89	842
Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax(C)	$80	$1,441	$(2,737)	$264
Loss from discontinued operations, net of tax	4	(41)	(32)	(9)

Net income (loss)	$84	$1,400	$(2,769)	$255

Earnings (loss) per share attributable to Navistar International Corporation:
Basic:
Continuing operations	$1.16	$19.66	$(39.67)	$3.64
Discontinued operations	0.06	(0.56)	(0.46)	(0.12)

	$1.22	$19.10	$(40.13)	$3.52

Diluted:
Continuing operations	$1.16	$18.76	$(39.67)	$3.62
Discontinued operations	0.06	(0.52)	(0.46)	(0.14)

	$1.22	$18.24	$(40.13)	$3.48

Market price range-common stock:
High	$35.25	$70.40	$26.48	$52.36
Low	20.21	50.05	18.17	30.01

(A)	Manufacturing gross margin is calculated by subtracting Costs of products sold from Sales of manufactured products, net.

Navistar International Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(B)	We record adjustments to our product warranty accrual to reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. In the fourth quarter of 2012, we recorded adjustments for changes in estimates of $149 million.

The warranty estimation for engines sold in 2012 includes a factor for improvements to the design and manufacturing process that was based on historical experience. In the fourth quarter of 2012, we identified a deviation from historic experience and we recorded an adjustment for a change in estimate to increase the costs accrued for warranty of $28 million for products sold in the first three quarters of 2012.

(C)	In the fourth quarter of 2012, we determined that a significant additional valuation allowance on our U.S. deferred tax assets was required, due in part to our current domestic performance, which include continued fourth quarter deterioration and cumulative losses as of October 31, 2012 which included significant fourth quarter warranty charges. As a result we recognized income tax expense of $2 billion for the increase in the valuation allowance. In the fourth quarter of 2012, we also recognized $233 million of income tax expense related to the reversal of income tax benefits recognized in the first, second, and third quarters of 2012.
(D)	In the fourth quarter of 2011, certain out-of-period adjustments were recorded related to the partial release of the Company’s income tax valuation allowance. The adjustments of approximately $61 million primarily related to the classification of a deferred tax item and resulted in the Company recognizing an additional income tax benefit. The Company should have recognized the income tax benefit for this amount in the third quarter of 2011 with the release of a portion of the Company’s income tax valuation allowance. Correcting the error was not material to any of the related periods.

22. Discontinued Operations

In the first quarter of 2013, the Company completed the idling of the WCC operations. The operating results of the WCC operations, which were previously included as part of the Truck segment, are reported as discontinued operations in the Consolidated Statements of Operations for all periods presented.

Also in the first quarter of 2013, certain operations of the Monaco business were determined to be held-for-sale. The operating results of these certain operations of Monaco, which were previously included as part of the Truck segment, are reported as discontinued operations in the Consolidated Statements of Operations for all periods presented.

WCC and Monaco were not material to the Company’s Consolidated Balance Sheets or Consolidated Statements of Cash Flows and have not been reclassified in the respective financial statements.

For more information, see Note 2, Restructuring and Impairments.

The summarized activity in the Company’s consolidated statements of operations for discontinued operations is presented in the following table:

	For the Year Ended October 31,
(in millions)	2012	2011	2010
Sales and revenues, net	$253	$317	$278
Loss before income taxes	$(71)	$(115)	$(48)
Income tax benefit	—	41	—

Loss from discontinued operations, net of tax	$(71)	$(74)	$(48)

We generally use a centralized approach to cash management, financing of our manufacturing operations, and general corporate related functions, and, accordingly, do not allocate debt, interest expense, or corporate overhead to our discontinued businesses. Any debt and related interest expense of a specific entity within a business is recorded by the respective entity.